Exhibit 2.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

dated as of May 22, 2023

by and between

AMERICAN INTERNATIONAL GROUP INC.

and

RENAISSANCERE HOLDINGS LTD.

-i-

-ii-

-iii-

Schedules

Schedule I	List of Transferred Subsidiaries
Schedule II	Transaction Accounting Principles
Schedule III	Strategic Partnership Matters
Schedule IV	Talbot Renewal Rights Terms

Exhibit

Exhibit A	Definitions
Exhibit B	Restrictive Legend

Disclosure Schedules

Parent Disclosure Schedule
Acquiror Disclosure Schedule

-iv-

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of May 22, 2023, is entered into by and between AMERICAN INTERNATIONAL GROUP, INC., a Delaware corporation (“Parent”), and RENAISSANCERE HOLDINGS LTD., a Bermuda exempted company limited by shares (the “Acquiror”).

RECITALS

A. AIG Property Casualty Inc., a Delaware corporation (“CS Parent”), a subsidiary of Parent, directly owns all of the issued and outstanding limited liability company interests (the “CS LLC Interests”) of Validus Specialty, LLC, a Delaware limited liability company (“Validus Specialty”).

B. AIG Property Casualty International LLC, a Delaware limited liability company (“CH Parent”), a subsidiary of Parent, directly owns all of the issued and outstanding Capital Stock of Validus Holdings, Ltd., a Bermuda exempted company limited by shares with registration number 37417 (“Validus Holdings,” and together with Validus Specialty, the “Companies,” and each individually, a “Company”), whose authorized share capital consists of US $802,800.00 divided into 80,000,000 shares of common stock with a par value of $0.01 per share and 16,000 shares of preferred stock with a par value of $0.175 per share, all of which are issued and outstanding (the “CH Shares,” and together with the CS LLC Interests, the “Shares”).

C. CS Parent and CH Parent (each a “Direct Parent”) own, directly or indirectly, after giving effect to the Parent Restructuring Transactions, all of the issued and outstanding Capital Stock in each of the entities set forth opposite their names on Schedule I (collectively, the “Transferred Subsidiaries,” and together with the Companies, the “Company Group Entities” and each Company and Transferred Subsidiary individually, a “Company Group Entity”).

D. Parent desires to cause the Direct Parents to sell to the Acquiror, and the Acquiror desires to purchase from each Direct Parent, the Shares owned by it upon the terms and subject to the conditions set forth herein (such transaction, the “Sale”).

NOW, THEREFORE, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Certain Defined Terms. Capitalized terms used in this Agreement shall have the meanings specified in Exhibit A or elsewhere in this Agreement.

ARTICLE II

PURCHASE AND SALE OF THE SHARES

Section 2.01. Purchase and Sale of the Shares.

(a) On the terms and subject to the conditions set forth in this Agreement, at the Closing, Parent shall cause each Direct Parent to sell, convey, assign, transfer and deliver to the Acquiror or a designated Affiliate of the Acquiror, and the Acquiror shall, or shall cause a designated Affiliate of the Acquiror to, purchase, acquire and accept from each Direct Parent, all of such Direct Parent’s right, title and interest in and to the Shares free and clear of all Liens, other than any Liens arising as a result of any of the Transaction Agreements, Liens imposed by the Acquiror or its Affiliates or restrictions on transfer imposed by applicable securities Laws.

Section 2.02. Closing. Subject to the terms and conditions of this Agreement, the closing of the Sale (the “Closing”) shall occur on the first Business Day of the month after the month during which all of the conditions set forth in Article VIII have been and remain satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) and deemed effective as of 12:01 am New York City time by electronic exchange of deliverables, or on such other date, time and place as Parent and the Acquiror may mutually agree in writing (the date on which the Closing takes place being the “Closing Date”); provided, however, that notwithstanding the foregoing, in no event shall the Closing take place prior to November 1, 2023 unless Parent and the Acquiror otherwise agree in writing.

Section 2.03. Purchase Price. On the terms and subject to the conditions set forth in this Agreement (including Section 2.09), at Closing, the Acquiror shall (a) pay to Parent (or its designated Subsidiary) an amount in cash equal to the Closing Cash Consideration and (b) deliver to Parent, free and clear of all Liens, other than any Liens arising as a result of any of the Transaction Agreements, Liens imposed by Parent or its Affiliates or restrictions on transfer imposed by applicable securities Laws, a number of newly issued Acquiror Shares equal to the Acquiror Share Number. The Closing Cash Consideration shall be paid by wire transfer of immediately available funds to the account or accounts designated by Parent no later than five (5) Business Days prior to the Closing Date.

Section 2.04. Closing Deliveries.

(a) At the Closing, Parent shall deliver, or cause to be delivered, to the Acquiror:

(i) (A) for Shares that are in certificated form, if any, share certificates (or, in relation to certificates that are missing or lost, a lost share certificate or indemnity in favor of the Acquiror, in a form reasonably acceptable to the Acquiror), evidencing the Shares owned by the applicable Direct Parent to the extent that such Shares are in certificated form, duly endorsed in blank or accompanied by a stock power duly executed in blank in proper form to transfer, by such Direct Parent, and (B) for Shares that are in uncertificated form (or are in certificated form but not bearing), if any, an instrument of transfer in respect of the Shares held by such Direct Parent, in form reasonably acceptable to the Acquiror, executed by such Direct Parent;

(ii) a counterpart of each of (A) the Transition Services Agreement and (B) the Registration Rights Agreement, if any (such agreements collectively, together with this Agreement, the “Transaction Agreements”), executed by Parent and any of its Subsidiaries that are contemplated to be a party thereto;

(iii) the certificate referred to in Section 8.03(a);

(iv) an IRS Form W-9 duly executed by each Direct Parent (or, if a Direct Parent is disregarded as an entity separate from its owner for U.S. federal income tax purposes, by the Person that is its regarded owner for U.S. federal income tax purposes);

(v) to the extent required by applicable Law to occur at or prior to Closing in order to effect the Sale, a certified copy of the resolutions of the board of directors (or comparable governing body) of each Company authorizing and approving with effect from Closing, the transfer of the Shares to the Acquiror, the cancellation of the share certificates of the Direct Parents (if applicable), and the registration of the Acquiror as the holder of the Shares in the register of members of the Company;

(vi) to the extent required by applicable Law to occur at or prior to Closing in order to effect the Sale, the statutory registers and minute books in which the Acquiror is recorded as sole owner and shareholder of each Company with all voting rights with respect to the Shares;

(vii) all material books and records which each of the Companies and Transferred Subsidiaries are required to maintain in their possession under any applicable Law;

(viii) a certificate of compliance issued by the BMA to each Company Group Entity registered under the Insurance Act, dated no more than twenty (20) days prior to the Closing Date;

(ix) the original insurance license issued to any Company Group Entity registered under the Insurance Act by the BMA, along with any directions issued to such Company Group Entity by the BMA pursuant to section 56 of the Insurance Act;

(x) a copy of the minutes of the shareholders’ meeting(s) of the Companies (along with any other required resolutions) or action by written consent required for authorizing the Pre-Closing Dividend; and

(xi) customary payoff letters in respect of any Indebtedness, if any (other than to the extent permitted hereunder to survive the Closing) and Lien releases, in form and substance reasonably satisfactory to the Acquiror, together with termination statements under the Uniform Commercial Code and such other instruments as may be reasonably requested by the Acquiror to extinguish all Liens (other than Permitted Liens), if any, on assets or properties of the Company Group Entities.

(b) At the Closing, the Acquiror shall deliver, or cause to be delivered:

(i) to Parent (or its designated Subsidiary), the Closing Cash Consideration to the account or accounts designated by Parent;

(ii) to Parent (or its designated Subsidiary), evidence that the number of Acquiror Shares equal to the Acquiror Share Number (it being understood and agreed that such Acquiror Shares shall be in book entry form and uncertificated, subject to a book-entry notation bearing a restrictive legend in the form restrictive legend in the form of Exhibit B (the “Restrictive Legend”)) has been issued to Parent;

(iii) the certificate referred to in Section 8.02(a);

(iv) an appropriate IRS Form W-8 duly executed by the Acquiror (or, if the Acquiror is disregarded as an entity separate from its owner for U.S. federal income tax purposes, by the Person that is its regarded owner for U.S. federal income tax purposes); and

(v) a counterpart of each of the Transaction Agreements, executed by the Acquiror and any of its Subsidiaries that are contemplated to be a party thereto.

Section 2.05. Purchase Price Adjustment.

(a) No later than five (5) Business Days prior to the Closing Date, Parent shall prepare and deliver to the Acquiror an estimated unaudited balance sheet on a consolidated basis of the Company Group Entities as of the Closing Date, prior to giving effect to the Pre-Closing Dividend, but after giving effect to the Parent Restructuring Transactions, together with reasonable supporting documentation, and a statement (the “Closing Statement”) executed on behalf of Parent by a duly authorized executive officer of Parent, collectively setting forth Parent’s good faith estimate of (i) the Closing Tangible Book Value (the “Estimated Tangible Book Value”), (ii) the Pre-Closing Dividend Amount (if any) (the “Estimated Pre-Closing Dividend Amount”), and (iii) the Excess Tangible Book Value (if any) (the “Estimated Excess Tangible Book Value”), (iv) the Deferred Payment Amount (if any) (the “Estimated Deferred Payment Amount”), (v) the Loss Reserves (the “Estimated Loss Reserves”) and (vi) the Estimated Closing Consideration and Closing Cash Consideration resulting therefrom, each as calculated as of the Closing Date, and together with reasonable supporting documentation. The Closing Statement shall be subject to the review of and reasonable comment of the Acquiror, which Parent shall consider in good faith.

(b) Within one hundred twenty (120) days following the Closing Date, the Acquiror shall prepare and deliver to Parent, in the same format as the Closing Statement, each as calculated as of the Closing Date, the following (collectively, the “Preliminary Statement”):

(i) a calculation by the Acquiror of the amount of the Pre-Closing Dividend (if any) (the “Preliminary Pre-Closing Dividend Amount”);

(ii) a calculation by the Acquiror of the Closing Tangible Book Value determined in good faith (the “Preliminary Tangible Book Value”);

(iii) a calculation by the Acquiror of the Excess Tangible Book Value (the “Preliminary Excess Tangible Book Value”), and the resulting Deferred Payment Amount (if any) (the “Preliminary Deferred Payment Amount”); and

(iv) a calculation by the Acquiror of the Loss Reserves (the “Preliminary Loss Reserves”).

(c) Parent shall have forty-five (45) days following receipt of the Preliminary Statement to review the calculations of the Preliminary Pre-Closing Dividend Amount, the Preliminary Deferred Payment Amount, the Preliminary Tangible Book Value, the Preliminary Excess Tangible Book Value and the Preliminary Loss Reserves, and to notify the Acquiror in writing if Parent disputes any aspect of the Preliminary Pre-Closing Dividend Amount, the Preliminary Deferred Payment Amount, the Preliminary Tangible Book Value, the Preliminary Excess Tangible Book Value or the Preliminary Loss Reserves set forth in the Preliminary Statement (the “Dispute Notice”), specifying the reasons therefor in reasonable detail. Parent shall be conclusively deemed to have accepted all items and amounts contained in the Preliminary Statement other than the items identified in the Dispute Notice. In connection with Parent’s review of the Preliminary Statement, the Acquiror shall permit, and shall cause its Representatives to permit, Parent and its Representatives to have reasonable access, during normal business hours and upon reasonable notice, to (i) the books, records and relevant employees of the Company Group Entities and (ii) all relevant work papers, schedules, memoranda and other documents prepared by the Acquiror in connection with its preparation of its calculation of the Preliminary Pre-Closing Dividend Amount, the Preliminary Deferred Payment Amount, the Preliminary Tangible Book Value, the Preliminary Excess Tangible Book Value and the Preliminary Loss Reserves.

(d) In the event that Parent shall deliver a Dispute Notice to the Acquiror, the Acquiror and Parent shall attempt to resolve such dispute as promptly as practicable and, upon such resolution, if any adjustments to the Preliminary Pre-Closing Dividend Amount, the Preliminary Deferred Payment Amount, the Preliminary Tangible Book Value, the Preliminary Excess Tangible Book Value and/or the Preliminary Loss Reserves shall be made in accordance with the resolution of the Acquiror and Parent, then the Acquiror and Parent shall set forth any such resolution in writing. If the Acquiror and Parent are unable to resolve any such dispute within fifteen (15) Business Days (or such longer period as the Acquiror and Parent shall mutually agree in writing) of Parent’s delivery of such Dispute Notice, the Acquiror and Parent shall promptly submit any items remaining in dispute to the Independent Accounting Firm, acting solely as an expert and not as an arbitrator, for resolution, and any determination of the Independent Accounting Firm shall be final and binding on the parties. The Acquiror and Parent agree to enter into a customary engagement letter with the Independent Accounting Firm, and any fees, costs or expenses of the Independent Accounting Firm (and the American Arbitration Association if engaged pursuant to the definition of Independent Accounting Firm) in respect of its services as contemplated by this Section 2.05(d) shall be borne by the parties in reverse proportion to the relative success of the parties on the disputed items submitted to the Independent Accounting Firm, with such determination of relative success made by the Independent Accounting Firm, or if the Independent Accounting Firm is unwilling to make such determination, then such fees, costs and expenses shall be borne fifty percent (50%) by Parent and fifty percent (50%) by the Acquiror. The Independent Accounting Firm shall be instructed to use reasonable best efforts to perform its services and reach a final determination with respect to the matters submitted to it for resolution within thirty (30) days of submission of the dispute thereto and, in any case, as promptly as practicable after such submission. In resolving any disputed item, the Independent Accounting Firm (i) shall be bound by the provisions of this Section 2.05(d) and any other relevant provisions of this Agreement, (ii) may not assign a value to any item greater than the greatest value for such item claimed by either the Acquiror or Parent or less than the smallest value for such item claimed by either the Acquiror or Parent and (iii) must make its calculations in accordance with the

Transaction Accounting Principles and any other applicable standards and definitions in this Agreement. In connection with the Independent Accounting Firm’s consideration of the dispute submitted to it, each party hereto shall permit, and cause its Affiliates and Representatives to permit, the Independent Accounting Firm and its Representatives to have reasonable access, during normal business hours and upon reasonable notice, to all relevant work papers, schedules, memoranda and other documents prepared by such party in connection with its preparation of the Preliminary Statement and/or the Dispute Notice, as the case may be, and to finance personnel of such party and its Affiliates and any other information which the Independent Accounting Firm or any Representative thereof reasonably requests, and the parties hereto shall, and shall cause their respective Affiliates to, otherwise cooperate with the Independent Accounting Firm and its Representatives in connection therewith. The determination of the Independent Accounting Firm shall be final and binding on the parties with respect to the calculation of the items in the Dispute Notice.

(e) If the Acquiror fails to deliver the Preliminary Statement to Parent within one hundred twenty (120) days following the Closing Date, Parent may, in its sole discretion, elect to either (i) produce the Preliminary Statement, in which case Parent shall have thirty (30) days following the end of such one hundred twenty (120)-day period to produce and deliver the Preliminary Statement to the Acquiror and the procedures set forth in Section 2.05(c) and Section 2.05(d) shall apply mutatis mutandis (with references to “Parent” therein deemed to be references to “Acquiror” and vice versa, except with respect to the second sentence of Section 2.05(c)) or (ii) have the Estimated Pre-Closing Dividend Amount, the Estimated Deferred Payment Amount, the Estimated Tangible Book Value, the Estimated Excess Tangible Book Value and the Estimated Loss Reserves be considered final and binding as the “Pre-Closing Dividend Amount,” the “Deferred Payment Amount,” the “Closing Tangible Book Value,” the “Closing Excess Tangible Book Value” and the “Loss Reserves,” respectively. Parent shall have five (5) Business Days after the end of such one hundred twenty (120)-day period to make such election by written notice to the Acquiror; provided that if Parent fails to deliver such notice to the Acquiror within such period, Parent shall be deemed to have made the election specified in clause (ii) of the preceding sentence.

(f) The Preliminary Pre-Closing Dividend Amount, the Preliminary Deferred Payment Amount (if any), the Preliminary Tangible Book Value, the Preliminary Excess Tangible Book Value and the Preliminary Loss Reserves: (i) if no Dispute Notice has been timely delivered, as originally submitted and calculated by the Acquiror or Parent, as applicable, or (ii) if a Dispute Notice has been timely delivered by Parent or Acquiror, as applicable, as adjusted pursuant to the resolution of such dispute in accordance with Section 2.05(d) (whether by mutual written agreement of the Acquiror and Parent, or by the determination of the Independent Accounting Firm), shall be the “Pre-Closing Dividend Amount,” the “Deferred Payment Amount,” the “Closing Tangible Book Value,” the “Closing Excess Tangible Book Value” and the “Loss Reserves,” respectively, and shall be used, if a component thereof, in the definition of “Final Closing Consideration” to calculate the Final Closing Consideration.

(g) If the Final Closing Consideration (as determined in accordance with Section 2.05(f)) is less than the Estimated Closing Consideration, then Parent shall promptly, but in any event within five (5) Business Days following the determination of the Final Closing Consideration as determined in accordance with Section 2.05(f), pay to the Acquiror an amount equal to the amount by which the Estimated Closing Consideration exceeds the Final Closing Consideration by wire transfer of immediately available funds to the account or accounts designated by the Acquiror.

(h) If the Final Closing Consideration (as determined in accordance with Section 2.05(f)) is greater than the Estimated Closing Consideration, then the Acquiror shall promptly, but in any event within five (5) Business Days following the determination of the Final Closing Consideration as determined in accordance with Section 2.05(f), pay to Parent an amount equal to the amount by which the Final Closing Consideration exceeds the Estimated Closing Consideration by wire transfer of immediately available funds to the account or accounts designated by Parent.

(i) The parties acknowledge that the payments contemplated by Section 2.05(g), Section 2.05(h), Section 2.09, Section 5.12(b) through Section 5.12(e) and Section 6.02(k) are intended by the parties to be treated as part of the Purchase Price and the parties will treat any such payment as an adjustment to the Purchase Price for Tax and financial reporting purposes. The Acquiror and Parent agree not to take any position that is inconsistent with the intent expressed in this Section 2.05(i) unless required by applicable Law.

Section 2.06. Accounting Principles. The Closing Statement, the Preliminary Statement, the Final Closing Consideration and all estimates, calculations and re-calculations of the Final Closing Consideration, and all estimates, calculations and re-calculations of the Closing Tangible Book Value, Deferred Payment Amount, Excess Tangible Book Value, Loss Reserves and Pre-Closing Dividend Amount shall be prepared in accordance with the Transaction Accounting Principles set forth on Schedule II (the “Transaction Accounting Principles”).

Section 2.07. Allocation of Purchase Price.

(a) Parent and the Acquiror agree to allocate and, as applicable, to cause their relevant Affiliates to allocate, the Purchase Price (as finally determined pursuant to Section 2.05) and any other items that are treated as additional consideration for U.S. income Tax purposes among the equity interests of the Company Group Entities sold or treated as sold for U.S. income Tax purposes pursuant to this Agreement (and any other assets that, for U.S. income Tax purposes, are treated as assets purchased by Acquiror (or its relevant Affiliates), including pursuant to the Section 338(h)(10) Elections and the Talbot Transferred Assets set forth on Schedule IV, pursuant to this Agreement) in accordance with Section 2.07(a) of Parent Disclosure Schedule. The parties shall cooperate in good faith to agree on the amount allocated to the Talbot Transferred Assets prior to the Closing.

(b) Within thirty (30) days after the determination of the Final Closing Consideration, the Acquiror shall prepare and deliver to Parent a draft of a statement setting forth the allocation of the Purchase Price (and any other amounts treated as consideration for U.S. federal income Tax purposes) paid by the Acquiror among the equity interests of the Company Group Entities sold or treated as sold for U.S. federal income Tax purposes and further among any other assets that, for U.S. federal income Tax purposes, are treated as assets purchased by the Acquiror (or its relevant Affiliates), including pursuant to the Section 338(h)(10) Elections and the Talbot Transferred Assets set forth on Schedule IV, pursuant to this Agreement, in each case, determined in a manner consistent with Section 338 of the Code and the Treasury Regulations promulgated thereunder, any other relevant provisions of applicable Tax Law and Section 2.07(a) of the Parent Disclosure Schedule, as applicable (the “Allocation Statement”). If Parent disagrees with the Allocation Statement, Parent may, within thirty (30) days after receipt of the Allocation Statement, deliver a notice (the “Parent’s Allocation Notice”) to the Acquiror to such effect, specifying those items as to which Parent disagrees and setting forth Parent’s proposed allocation. If Parent’s Allocation Notice is duly received by the Acquiror within such thirty (30)-day period, Parent and the Acquiror shall, during the thirty (30) days immediately following such receipt, use commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine the allocation of the Purchase Price (as finally determined pursuant to Section 2.05) and any other items that are treated as additional consideration for U.S. federal income Tax purposes. Notwithstanding any other provision in this Agreement to the contrary, if Parent and the Acquiror are unable to resolve any such dispute within the thirty (30)-day period following the Acquiror’s receipt of Parent’s Allocation Notice, Parent and the Acquiror shall promptly cause the Independent Accounting Firm to resolve such dispute; provided, further that the Acquiror, Parent and the Independent Accounting firm shall each be bound by Section 2.07(a) of the Parent Disclosure Schedule and any item on the Allocation Statement not in dispute (Section 2.07(a) of Parent Disclosure Schedule and such undisputed items, “Agreed Items”). All fees and expenses relating to the work, if any, to be performed by the Independent Accounting Firm pursuant to this Section 2.07(b) shall be borne equally by Parent, on the one hand, and the Acquiror, on the other hand. The allocation, as prepared by the Acquiror if no Parent’s Allocation Notice has been given, as adjusted pursuant to any agreement between Parent and the Acquiror or any determination by the Independent Accounting Firm, or with respect to Agreed Items (the “Allocation”) shall be conclusive and binding on the parties hereto.

(c) The Allocation shall be adjusted from time to time to reflect any adjustments to the Purchase Price (and any other amounts treated as consideration for U.S. federal income Tax purposes) pursuant to Section 2.05 or any other items treated as adjustments to the Purchase Price. Any such adjustment shall be allocated to the Transferred Subsidiary and/or assets treated as purchased for U.S. federal income Tax purposes (if any) to which such adjustment is attributable.

(d) Neither the Acquiror nor Parent shall (and they shall cause their respective Affiliates not to) take any position inconsistent with the Allocation in the filing of any Tax Returns (including any IRS Form 8594 and IRS Form 8023, if applicable) or in the course of any Tax audit by any Tax Authority, Tax review or Tax proceeding relating to any Tax Returns or otherwise, except as required by a “determination” within the meaning of Section 1313 of the Code (or similar provision of state, local or non-U.S. Law).

Section 2.08. Withholding Taxes. Notwithstanding anything to the contrary contained in this Agreement, each of the Acquiror, its Affiliates, the Company Group Entities, Parent, its Affiliates, and any of their respective agents, shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as may be required under applicable Tax Law to be deducted and withheld. Except with respect to VAT/GST and subject to Section 11.05, any such deducted or withheld amounts shall be deemed paid for all purposes of this Agreement to the Person in respect of which such deduction or withholding was made to the extent such amounts are duly and timely remitted to the appropriate Governmental Authority. The

Acquiror and Parent acknowledge and agree that, if the forms described in Section 2.04(a)(iv) and Section 2.04(b)(iv) are duly and timely provided, no such deduction or withholding on account of any Tax shall be made in respect of the payment of the Purchase Price (and adjustments thereto), except to the extent required by a change in applicable Law after the date hereof. Without limiting the foregoing, if the Acquiror or Parent determine that any withholding or deduction is required under applicable Tax Law with respect to any payment under this Agreement, then the applicable party shall use commercially reasonable efforts to provide notice to the other party as promptly as reasonably practicable prior to making such payment, and the Acquiror and Parent shall reasonably cooperate to reduce or eliminate such withholding or deduction, including by providing any applicable forms or exemption certificates, and the Acquiror and Parent shall provide to each other any Tax receipts or other evidence of payment in respect of any deductions or withholdings made.

Section 2.09. Reserve Developments.

(a) Commencing with the calendar quarter ending June 30, 2024, within forty-five (45) days after the close of each calendar quarter, except for any calendar quarter ending December 31, the Acquiror shall deliver, or cause to be delivered, to Parent a report (the “Quarterly Report”), each in a form mutually acceptable to the Acquiror and Parent, containing a calculation, with reasonable supporting detail, of the (i) Quarter-End Loss Reserves as of the end of such calendar quarter, (ii) Losses actually paid during the calendar quarter, (iii) Recoveries during the calendar quarter, (iv) a calculation of the Paid Net Loss as of the end of the calendar quarter and (v) Covered Losses as of the end of the calendar quarter and all additional information as may be reasonably requested by Parent to allow Parent to evaluate the information set forth in such Quarterly Report.

(b) Commencing with the calendar year ending December 31, 2024, within seventy-five (75) days after the close of each calendar year, the Acquiror shall deliver, or cause to be delivered, to Parent a report (the “Annual Report”), each in a form mutually acceptable to the Acquiror and Parent, containing a calculation, with reasonable supporting detail, of the (i) Year-End Loss Reserves as of the end of such calendar year, (ii) Losses actually paid during the calendar year, (iii) Recoveries during the calendar year, (iv) a calculation of the Paid Net Loss as of the end of the calendar year, (v) Year-End Covered Losses, (vi) the Reserve Cover Amount with respect to such calendar year and (vii) the Reserve Settlement Amount with respect to such calendar year (each of (i) though (vii), a “Specified Item”) and all additional information as may be reasonably requested by Parent to allow Parent to evaluate the information set forth in such Annual Report.

(c) Parent shall have thirty (30) days following receipt of the Annual Report to review the Annual Report (including the calculations of the Specified Items) and to notify the Acquiror in writing if it disputes any aspect of the Annual Report and the calculations of any of the Specified Items set forth therein (the “Reserve Dispute Notice”), specifying the reasons therefor in reasonable detail. In connection with Parent’s review of the Annual Report, the Acquiror shall permit, and shall cause its Representatives to permit, Parent and its Representatives to have reasonable access, during normal business hours and upon reasonable notice, to (i) the books, records and relevant employees of the Acquiror and the Reinsurance Entities and (ii) all relevant work papers, schedules, memoranda and other documents prepared by the Acquiror in connection with its preparation of the Annual Report and the calculations set forth therein.

(d) In the event that Parent delivers a Reserve Dispute Notice to the Acquiror, the Acquiror and Parent shall attempt in good faith to resolve such dispute as promptly as practicable and, upon such resolution, the Acquiror and Parent shall set forth any such resolution in writing. If the Acquiror and Parent are unable to resolve any such dispute within fifteen (15) Business Days (or such longer period as the Acquiror and Parent shall mutually agree in writing) of the Acquiror’s receipt of such Reserve Dispute Notice, the Acquiror and Parent shall promptly submit to the Independent Actuary, acting solely as an expert and not as an arbitrator, for resolution of any Specified Items remaining in dispute, and any determination of the Independent Actuary shall be final and binding on the parties. The Acquiror and Parent agree to enter into a customary engagement letter with the Independent Actuary, and any fees, costs or expenses of the Independent Actuary in respect of its services as contemplated by this Section 2.09(d) shall be borne fifty percent (50%) by Parent and fifty percent (50%) by the Acquiror. The Independent Actuary shall be instructed to use reasonable best efforts to perform its services and reach a final determination with respect to the matters submitted to it for resolution within thirty (30) days of submission of the dispute thereto and, in any case, as promptly as practicable after such submission. In resolving any disputed Specified Item, the Independent Actuary (i) shall be bound by the provisions of this Section 2.09(d), (ii) may not assign a value to any Specified Item greater than the greatest value for such item claimed by either the Acquiror or Parent or less than the smallest value for such Specified Item claimed by either the Acquiror or Parent and (iii) must make its calculations in accordance with any applicable standards and definitions in this Agreement; provided, however, that with respect to the Independent Actuary’s review of any Year-End Loss Reserves, the Independent Actuary shall be instructed to review such Year-End Loss Reserves to assess whether, in the Independent Actuary’s professional judgement, the Year-End Loss Reserves set forth in the Annual Report represent a reasonable best estimate of Year-End Loss Reserves and, in the event that the Year-End Loss Reserves set forth in an Annual Report are deemed to be within a range of reasonableness for a best estimate, then such Year-End Loss Reserves shall be deemed to be final and binding. In connection with the Independent Actuary’s consideration of the dispute submitted to it, each party hereto shall permit, and cause its controlled Affiliates and Representatives to permit, the Independent Actuary and its Representatives to have reasonable access, during normal business hours and upon reasonable notice, to all relevant work papers, schedules, memoranda and other documents prepared by such party in connection with its preparation of the Annual Report and/or the Reserve Dispute Notice, as the case may be, and to finance personnel of such party and its controlled Affiliates and any other information which the Independent Actuary or any Representative thereof reasonably requests, and the parties hereto shall, and shall cause their respective controlled Affiliates to, otherwise cooperate with the Independent Actuary and its Representatives in connection therewith. The determination of the Independent Actuary shall be final and binding on the parties with respect to the calculation of the Specified Items in the Reserve Dispute Notice.

(e) If the Reserve Cover Amount with respect to a calendar year, as finally determined pursuant to Section 2.09(d), is positive, then within thirty (30) days following the final determination of the Reserve Cover Amount, the Acquiror shall pay to Parent an amount equal to the Reserve Settlement Amount (as finally determined pursuant to Section 2.09(d)) by wire transfer in immediately available funds to an account or accounts designated by Parent.

(f) If the Reserve Cover Amount with respect to a calendar year is negative, as finally determined pursuant to Section 2.09(d), then within thirty (30) days following the final determination of the Reserve Cover Amount, Parent shall pay to the Acquiror an amount equal to the Reserve Settlement Amount (as finally determined pursuant to Section 2.09(d)) by wire transfer in immediately available funds to an account or accounts designated by the Acquiror.

(g) The Acquiror shall administer, or cause to be administered, the Subject Business (i) with the skill, care, prudence, diligence and expertise that would reasonably be expected from experienced and qualified personnel performing such duties in like circumstances, (ii) in accordance with (A) applicable industry standards and (B) the terms and conditions of the insurance and reinsurance contracts constituting the Subject Business, (iii) in accordance with applicable Law and (iv) subject to the foregoing provisions in clauses (i) through (iii), in a manner consistent with, and no less favorable than, the manner in which the Acquiror and its Affiliates administer similar business of the Reinsurance Entity other than the Subject Business, to the extent applicable. Parent acknowledges that the Acquiror may modify or change its or its Affiliates’ claims paying or administrative practices from time to time, provided that the Acquiror shall administer, or cause to be administered, the Subject Business in accordance with the performance standards set forth in this Section 2.09(g).

(h) Between the date hereof and the Closing, Parent and the Acquiror shall cooperate in good faith to discuss the framework for appropriate post-Closing allocation of power and responsibility for the management of Shared Reinsurance following the Closing, including with respect to allocations of recoveries, retention, reinstatement premium and exhaustion of limits with respect to the Shared Reinsurance. Except as mutually agreed by Parent and the Acquiror as a result of such discussions, following the Closing:

(i) Parent and its Affiliates (other than the Company Group Entities) shall have responsibility for the management of Shared Reinsurance, including preparation of all contractual reporting requirements and administering recoveries thereunder, subject to compliance with this Section 2.09(h); provided that Parent and its Affiliates shall obtain the prior written consent of the Acquiror (which shall not be unreasonably withheld, conditioned or delayed) before undertaking any cancellation, commutation or material amendment of any Shared Reinsurance;

(ii) following the Closing, in the event of an occurrence which gives rise to claims with respect to both the Subject Business and Other Business:

(x)

recoveries under the Shared Reinsurance shall be allocated between the Subject Business and Other Business in proportion to the contribution of each to the ultimate net loss of the claim subject to such recovery;

(y)

retention in any claim ceded under the Shared Reinsurance shall be allocated between the Subject Business and Other Business in proportion to the contribution of each to the ultimate net loss of the relevant claim; and

(z)

any premium payable for reinstated limits shall be allocated between the Subject Business and Other Business in proportion to the contribution of each to the ultimate net loss of the claims which exhausted the Shared Reinsurance on a quarterly basis; and

(iii) following the Closing, in the event any Shared Reinsurance is exhausted, notwithstanding such exhaustion, the layer will be deemed to remain in place and the net impact of exhaustion shall be allocated between the Subject Business and Other Business in the proportions in which each contributed to the ultimate net loss of the claims which exhausted the applicable Shared Reinsurance as if such Shared Reinsurance remained in force.

(i) All payments pursuant to this Section 2.09 shall be made in U.S. dollars. Whenever the word “dollars” or the “$” sign appear in this Agreement, they shall be construed to mean United States Dollars, and all transactions under this Agreement shall be in United States Dollars. Amounts paid or received by the Acquiror in currency that is not United States Dollars shall be converted to United States Dollars at the rate of exchange at which such transactions are converted on the books of the Acquiror.

(j) This Section 2.09 shall continue in full force and effect from and after the Closing Date until the earlier of (i) such time as no Reinsurance Entity has any further liability with respect to the Subject Business and all amounts due to Parent or the Acquiror pursuant to this Section 2.09 have been paid in full and (ii) such time (if any) as Parent and the Acquiror may mutually agree in writing to terminate and discharge the obligations under this Section 2.09, pursuant to and in accordance with any terms set forth in such writing. In furtherance of the foregoing, promptly following the date that is sixty (60) months following the Closing Date and on an annual basis thereafter, the Acquiror and Parent shall discuss in good faith whether to terminate this Section 2.09 in accordance with clause (ii) above and the terms upon which to effectuate any such termination.

(k) The Acquiror shall upon Parent’s reasonable request provide to Parent, reasonably promptly, any financial data, information or documentation in respect of the Subject Business, Shared Reinsurance or any matter covered by this Section 2.09 reasonably required by Parent from time to time for the purposes of its financial reporting or other administrative or business reasons.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT REGARDING THE COMPANY GROUP ENTITIES

Except as set forth in the disclosure schedule delivered to the Acquiror by Parent in connection with this Agreement (the “Parent Disclosure Schedule”), and subject to Section 11.08, Parent hereby represents and warrants to the Acquiror as of the date hereof and as of the Closing (unless otherwise stated in this Article III) as follows:

Section 3.01. Incorporation and Authority of Parent.

(a) Parent is a corporation duly incorporated or formed, validly existing and in good standing under the Laws of its jurisdiction of organization. Parent has all requisite corporate power to enter into, consummate the transactions contemplated by, and carry out its obligations under, this Agreement and each of the other Transaction Agreements to which it is or is contemplated to be a party. The execution and delivery by Parent of this Agreement and of each other Transaction Agreement to which it is or is contemplated to be a party and the consummation by Parent of the transactions contemplated by this Agreement and such other Transaction Agreements has been or will be prior to the Closing (as applicable) duly authorized by all requisite corporate, limited liability company or other similar organizational action on the part of Parent. This Agreement has been duly executed and delivered by Parent. Each of the other Transaction Agreements to which Parent is, or is contemplated to be, a party has been, or upon execution and delivery thereof will be, duly executed and delivered by Parent. Assuming due authorization, execution and delivery by the other parties hereto or thereto, this Agreement constitutes, and each of the other Transaction Agreements to which Parent is a party constitutes, or upon execution and delivery thereof will constitute, the legal, valid and binding obligation of Parent, enforceable against it in accordance with its terms, subject in each case to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, or similar Laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law).

(b) Each Affiliate of Parent that is contemplated to be a party to any Transaction Agreement (each such Affiliate, a “Parent Transaction Affiliate”) is duly formed or incorporated (as applicable), validly existing and in good standing (in each case to the extent such concepts are applicable) under the Laws of its jurisdiction of organization. Each Parent Transaction Affiliate has all requisite corporate or other applicable organizational power to enter into, consummate the transactions contemplated by, and carry out its obligations under each of the Transaction Agreements to which it is or is contemplated to be a party. The execution and delivery by each Parent Transaction Affiliate of each Transaction Agreement to which it is or is contemplated to be a party and the consummation by each Parent Transaction Affiliate of the transactions contemplated by such Transaction Agreements has been or will be prior to the Closing (as applicable) duly authorized by all requisite corporate or other similar organizational action on the part of such Parent Transaction Affiliate. Each of the Transaction Agreements to which any Parent Transaction Affiliate is, or is contemplated to be, a party has been, or upon execution and delivery thereof will be, duly executed and delivered by such Parent Transaction Affiliate. Assuming due authorization, execution and delivery by the other parties thereto, each of the Transaction Agreements to which any Parent Transaction Affiliate is a party constitutes, or upon execution and delivery thereof will constitute, the legal, valid and binding obligation of such Parent Transaction Affiliate, enforceable against it in accordance with its terms, subject in each case to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, or similar Laws now or hereafter in effect relating to or affecting creditors’ rights and remedies.

Section 3.02. Incorporation, Qualification and Authority of the Company Group Entities. Each of Parent, each Company, and each Reinsurance Entity is, and, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or a material adverse effect on the ability of Parent to consummate the Closing by the Outside Date, each other Company Group Entity is, a corporation or other organization duly incorporated or organized and validly existing under the Laws of its jurisdiction of incorporation or organization, in good standing (in each case to the extent such concepts are applicable) under the Laws of its jurisdiction of organization and has the requisite corporate or other applicable organizational power and authority to conduct its business as presently conducted. Each Company Group Entity is duly qualified as a foreign corporation or other organization to do business, and is in good standing (or the equivalent, if any, in the applicable jurisdiction), in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification and good standing necessary, except as disclosed in Section 3.02 of the Parent Disclosure Schedule or for failures to so qualify or be in good standing (or the equivalent, if any, in the applicable jurisdiction) that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or a material adverse effect on the ability of Parent to consummate the Closing by the Outside Date. Section 3.02 of the Parent Disclosure Schedule sets forth the jurisdiction of organization of each Company Group Entity. None of the Reinsurance Entities is commercially domiciled in any other jurisdiction or is otherwise treated as domiciled in a jurisdiction other than the jurisdiction of its incorporation or organization (as applicable). The copies of the certificates of incorporation, memoranda of association and bylaws (or other organizational documents) of each of the Company Group Entities that have been Made Available to the Acquiror are true, correct and complete.

Section 3.03. Capital Structure of the Company Group Entities; Ownership and Transfer of the Shares. Section 3.03 of the Parent Disclosure Schedule sets forth the number of shares (or other applicable units) of each class or series of Capital Stock in each Company Group Entity that are authorized, issued and outstanding, together with the registered holder thereof. The Shares, and all the outstanding shares (or other applicable units) of each class or series of Capital Stock in each of the Transferred Subsidiaries, have been duly authorized and validly issued, and are fully paid and nonassessable free and clear of all Liens (other than any Liens arising as a result of any of the Transaction Agreements or restrictions on transfer imposed by applicable securities Laws) and have not been issued in violation of any preemptive or similar rights or applicable securities Laws. There are no outstanding options, warrants, rights, calls, preemptive rights, subscription rights, contracts or other commitments that could require any Company Group Entity to issue or sell any equity or equity-linked securities, including any compensatory equity appreciation rights, phantom equity, or other equity or equity-based compensation award or that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Capital Stock in any Company Group Entity. There are no agreements of any kind which may obligate any Company Group Entity to issue, purchase, redeem or otherwise acquire any Capital Stock of any Company Group Entity or to pay any dividend or make any other distribution in respect thereof (other than to another Company Group Entity or Direct Parents). There are no shares (or other applicable units) of any Capital Stock of any Company Group Entity reserved for issuance. There are no obligations to which any Company Group Entity is a party which restricts the transfer of, or voting rights with respect to, any Capital Stock of any Company Group Entity. CS Parent is the legal owner of the CS LLC Interests, CH Parent is the legal owner of the CH Shares, and the Companies own, directly or indirectly, all of the outstanding Capital Stock in each of the Transferred Subsidiaries set forth opposite their name on Schedule I. At the Closing, the Direct Parents will transfer to the Acquiror title to all of the Shares free and clear of all Liens, other than any Liens arising as a result of any of the Transaction Agreements, Liens imposed by the Acquiror or its Affiliates or restrictions on transfer imposed by applicable securities Laws. The sale and delivery of the Shares as contemplated by this Agreement are not subject to any preemptive rights, rights of first refusal or similar rights.

Section 3.04. No Conflict. Provided that all consents, notices, approvals, authorizations and other actions described in Section 3.05 have been obtained, made or taken (as applicable), except as otherwise provided in this Article III, and except as set forth in Section 3.04 of the Parent Disclosure Schedule, the execution and delivery by Parent of this Agreement and of each other Transaction Agreement to which it is or is contemplated to be a party, the execution and delivery by each Parent Transaction Affiliate of each Transaction Agreement to which it is or is contemplated to be a party, the consummation by Parent of the transactions contemplated by this Agreement and each of the other Transaction Agreements to which Parent is or is contemplated to be a party, and the consummation by each Parent Transaction Affiliate of the transactions contemplated by each Transaction Agreement to which such Parent Transaction Affiliate is or is contemplated to be a party, do not and will not (a) violate or conflict with the organizational documents of Parent, any Direct Parent, any Parent Transaction Affiliate or any Company Group Entity, (b) conflict with or violate any Law or Governmental Order applicable to Parent, any Direct Parent, any Parent Transaction Affiliate or any Company Group Entity, or by which any of them or any of their respective properties or assets are bound or subject, or (c) result in any breach of, or constitute a default (or event which, with or without the giving of notice or lapse of time or both, would constitute a default) under, or give to any Person any rights of termination, acceleration or cancellation of, or result in the creation of any Lien (other than Permitted Liens) on any of the assets or properties of any Company Group Entity pursuant to, any Material Contract to which any Company Group Entity is a party or by which it or any of its properties or assets is bound or subject, except, in each case, for any such conflicts, violations, breaches, defaults, terminations, accelerations, cancellations or creations that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or a material adverse effect on the ability of Parent to consummate the Closing by the Outside Date.

Section 3.05. Consents and Approvals. Except as may result from any facts or circumstances relating solely to the identity or regulatory status of the Acquiror or its Affiliates and except in connection, or in compliance, with (a) the notification and waiting period requirements of the HSR Act and such other consents, filings, declarations, registrations or waiting period requirements as are required to be made or obtained under any other Antitrust Laws and (b) the approvals, non-objections, filings and notifications required by applicable Laws that are set forth in Section 3.05 of the Parent Disclosure Schedule, the execution and delivery by Parent of the Transaction Agreements to which it is a party do not, and the consummation by Parent and Direct Parent of the transactions contemplated by the Transaction Agreements to which Parent is or is contemplated to be a party, in each case will not require any consent, approval, non-objection, non-disapproval, license, permit, order, qualification, agreement, waiver or authorization of, or registration with or other action by, or any filing with or notification to, any Governmental Authority (each, a “Governmental Approval”) to be obtained or made by Parent, Direct Parent or any of the Company Group Entities, except for such Governmental Approvals the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or a material adverse effect on the ability of Parent to consummate the Closing by the Outside Date.

Section 3.06. Financial Information.

(a) Section 3.06(a) of Parent Disclosure Schedule sets forth true, correct and complete copies of (i) the audited consolidated financial statements (consisting of the balance sheet and the related statements of income) of Validus Reinsurance, Ltd. and the audited financial statements (consisting of the balance sheet and the related statements of income) Validus Reinsurance (Switzerland) Ltd. (each such entity, together with any other Company Group Entity in the business of actively assuming, by way of reinsurance, insurance or reinsurance risks on its paper, a “Reinsurance Entity”), in each case, for the financial year ending on December 31, 2022 (the “Audited Financial Statements”), and the unaudited financial statements (consisting of the balance sheet and the related statements of income) of each of the Reinsurance Entities, for the fiscal quarter ending on March 31, 2023 (the “Interim RE Financial Statements”), (ii) the unaudited financial statements (consisting of the balance sheet and the related statements of income) of (x) Validus Holdings and its subsidiaries (on a consolidated basis) and (y) Validus Specialty and its subsidiaries (on a consolidated basis), in each case, for the financial year ending on December 31, 2022 (the “Unaudited Financial Statements”), and the financial quarter ending on March 31, 2023 (the “Interim Non-RE Financial Statements”, and together with the Interim RE Financial Statements, the “Interim Financial Statements”) and (iii) the pro forma unaudited financial statements (consisting of the balance sheet and related statements of income) of Validus Specialty and its subsidiaries (on a consolidated basis) in each case after giving effect to Parent Restructuring Transactions for the financial year ending December 31, 2022 and the financial quarter ending on March 31, 2023 (the “Pro Forma Financial Statements” and together with the Audited Financial Statements, the Unaudited Financial Statements, and the Interim Financial Statements, collectively, the “Financial Statements”). The Financial Statements were derived from and prepared in accordance with the books and records of the applicable Company Group Entities.

(b) The Audited Financial Statements (except as expressly set forth in such Financial Statements) have been prepared, in all material respects, in accordance with GAAP on a consistent basis throughout the periods presented (except as may be indicated in the notes thereto) and fairly present in all material respects the financial position of Validus Reinsurance, Ltd. and Validus Reinsurance (Switzerland) Ltd. as and at December 31, 2022 and the results of operations for the twelve month periods then ended, in accordance with GAAP, on a consistent basis throughout the periods presented (except as may be indicated in the notes thereto). The Unaudited Financial Statements (except as expressly set forth in such Financial Statements) have been prepared, in all material respects, in accordance with GAAP, as applied on a consistent basis throughout the periods presented (except for the absence of certain footnote disclosures and for normal and recurring year-end audit adjustments) and fairly present in all material respects the financial position of Validus Holdings (on a consolidated basis) and Validus Specialty (on a consolidated basis), as applicable as and at December 31, 2022 and March 31, 2023 and their respective results of operations for the twelve (12) month period and three (3) month period then ended, respectively, in accordance with GAAP, and the Transaction Accounting Principles, each as applied on a consistent basis throughout the periods presented (except for the absence of certain footnote disclosures and for normal and recurring year-end audit adjustments). The Pro Forma Financial Statements have been prepared, in all material respects, in accordance with the Transaction Accounting Principles and fairly present in all material respects the financial position and results of operations of Validus Specialty as at December 31, 2022 and March 31, 2023 and for the twelve month and three (3) month period then ended, respectively, after giving effect to Parent Restructuring Transactions.

(c) Since January 1, 2021, each Reinsurance Entity has filed or submitted all statutory financial statements, together with any exhibits, schedules and notes thereto (collectively, the “Statutory Statements”), required to be filed with or submitted to the appropriate insurance regulatory authorities of each jurisdiction in which such Reinsurance Entity is licensed or authorized on forms prescribed or permitted by such insurance regulatory authority, except for such failures to file or submit that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Parent has Made Available to the Acquiror true and complete copies of the Statutory Statements for each quarterly and annual period from January 1, 2021, to the date hereof, each in the form (including exhibits, annexes and any amendments thereto) filed with the applicable insurance regulatory authority. The Statutory Statements have been prepared in all material respects in accordance with the Applicable SAP consistently applied throughout the periods covered thereby, were derived from the books and records of the applicable Reinsurance Entity and present fairly in all material respects the statutory financial position of such Reinsurance Entity as of the respective dates thereof and the results of operations(or stockholders’ equity, as applicable) of such Reinsurance Entity for the respective periods then ended (subject, in the case of the unaudited Statutory Statements, to normal year-end adjustments). The Statutory Statements complied in all material respects with all applicable Laws when filed or submitted, and no material violation or deficiency has been asserted by any Governmental Authority with respect to any of the Statutory Statements that has not been cured or otherwise resolved to the satisfaction of such Governmental Authority. The statutory balance sheets and income statements included in the annual Statutory Statements have been audited by the Company Group Entity’s independent auditors, and the audit opinions Made Available to the Acquiror are true and complete. Except as indicated therein, the admitted assets that are reflected on the Statutory Statements comply in all material respects with all applicable Laws with respect to admitted assets and are in an amount at least equal to the minimum amount required by applicable Laws. Except as set forth in Section 3.06(c) of the Parent Disclosure Schedule, no Reinsurance Entity has obtained any permitted accounting practice from any insurance regulatory authority that is currently in effect or was in effect at any time since January 1, 2021, and the Statutory Statements were not prepared on the basis of any permitted accounting practice.

(d) Parent has implemented and maintains, with respect to the Company Group Entities, a system of internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of the Financial Statements and the Statutory Statements for external purposes in accordance with GAAP, the Applicable SAP, applicable Law or accounting standards to the extent applicable to such entity, including the following: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, Applicable SAP, applicable Law or accounting standards to the extent applicable to such entity; and (iii) access to and disposition of assets is permitted only in accordance with management’s general or specific authorization. Since January 1, 2021, there have been no disputes between any Company Group Entity and its external auditor. Since January 1, 2021, there has been no material weakness or significant deficiency in any Company Group Entity’s internal control over financial reporting that remains unremediated.

(e) The books and records of each Company Group Entity have been maintained in all material respects in accordance with applicable Law and sound business practices.

(f) Section 3.06(f) of Parent Disclosure Schedule sets forth a true and complete list of all outstanding Indebtedness of the Company Group Entities (other than Indebtedness between the Company Group Entities) as of the date hereof having an outstanding principal amount in excess of ten million dollars ($10,000,000). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, none of the Company Group Entities is in default, and no waiver of default is presently in effect, in respect of the payment of any principal or interest on any such Indebtedness referred to in the previous sentence.

(g) The insurance loss reserves contained or reflected in the financial statements delivered pursuant to this Section 3.06, except as otherwise noted in such financial statements and notes thereto, (i) have been computed in all material respects in accordance with generally accepted actuarial standards consistently applied; (ii) are fairly stated, in all material respects, in accordance with sound actuarial principles as of the date of such financial statements and (iii) were determined, in all material respects, in accordance with GAAP or the Applicable SAP, consistently applied, and all applicable requirements of Law.

(h) Parent has Made Available to the Acquiror a true and complete copy of the actuarial report prepared by Milliman, Inc. (the “Actuarial Firm”) with respect to the business of the Company Group Entities titled “Validus Reinsurance, Ltd. Analysis of Unpaid Claim Liabilities as of December 31, 2022” and dated as of May 2, 2023, and all attachments, addenda, supplements and modifications thereto as of the date hereof (collectively, the “Actuarial Reports”). The historical financial and actuarial information and data furnished by Parent and its Affiliates in writing to the Actuarial Firm expressly in connection with the preparation of the Actuarial Reports were (i) obtained from the books and records of the Company Group Entities, (ii) generated from the same underlying sources and systems that were utilized by Parent or its applicable Affiliates to prepare the Statutory Statements for the year ended December 31, 2022 to the extent applicable and (iii) true and complete in all material respects for the periods covered in such reports as of the date delivered. The Actuarial Firm has not issued to Parent or any of its Affiliates any written revised Actuarial Reports as of the date hereof, nor has the Actuarial Firm notified Parent or any of its Affiliates that the Actuarial Reports are inaccurate in any material respect.

(i) Section 5.11(b)(i) and 5.11(b)(ii) of the Parent Disclosure Schedule contains a true, correct and complete list as of the date hereof of (i) all outstanding letters of credit, surety bonds, performance bonds, letters of comfort, and similar instruments (whether outstanding as of the date hereof or on or after the date hereof, “Letters of Credit”) which Letters of Credit are outstanding as of the date hereof, specifying in each case the face or balance amount thereof, the issuer thereof, and the beneficiary thereof and (ii) all outstanding guarantees, indemnities, sureties and other credit support or assurances(the “Business Guarantees”), which Business Guarantees are in effect as of the date hereof, along with true, correct and complete copies thereof, in the case of each of clauses (i) and (ii) as are provided by Parent or any of its Affiliates (other than any of the Company Group Entities) in support of the Company Group Entities or the business of the Company Group Entities.

Section 3.07. Absence of Certain Changes. Except as expressly contemplated by this Agreement, since March 31, 2023 to the date hereof, (a) the Company Group Entities have conducted their businesses in the Ordinary Course of Business in all material respects and (b) there has not occurred any event, occurrence or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect or a material adverse effect on the ability of Parent to consummate the Closing by the Outside Date.

Section 3.08. Absence of Litigation. Except as set forth on Section 3.08 of Parent Disclosure Schedule, there are no Actions pending or, to the Knowledge of Parent, threatened against any Company Group Entity (or more than one Company Group Entity) that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, or prevent or materially impair the ability of Parent to consummate the Sale by the Outside Date.

Section 3.09. Compliance with Laws.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or a material adverse effect on the ability of Parent to consummate the Closing by the Outside Date, (i) none of the Company Group Entities is or has been since January 1, 2021, in violation of any Laws (including any Laws regulating the insurance business) or Governmental Orders applicable to it, and Talbot is not, and has not been since January 1, 2021, in violation of any Laws (including any Laws regulating the insurance business) or Governmental Orders, in each case, to the extent applicable to the Talbot Transferred Assets, and (ii) no Company Group Entity has received at any time since January 1, 2021, any written notice from any Governmental Authority regarding any actual or alleged violation of, or failure to comply with, any Laws, and Talbot has not received, at any time since January 1, 2021, any written notice from any Governmental Authority regarding any actual or alleged violation of, or failure to comply with, any Laws with respect to the Talbot Transferred Assets.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or a material adverse effect on the ability of Parent to consummate the Closing by the Outside Date, there are no agreements, memoranda of understanding, commitment letters or similar undertakings binding on any of the Company Group Entities or to which any Company Group Entity is a party, on the one hand, and any Governmental Authority is a party or addressee, on the other hand, or any outstanding Governmental Orders or directives by, or supervisory letters or cease-and-desist orders from, any Governmental Authority, nor has any Company Group Entity adopted any board resolution at the specific request of any Governmental Authority (excluding generally applicable obligations imposed by Governmental Authorities) which remains in effect, in each case specifically with respect to any of the Company Group Entities, in each case which, except to the extent already required under applicable Law with respect to similar reinsurers and insurers generally: (i) limit the ability of any of the Company Group Entities to issue insurance policies or enter into Reinsurance Contracts, (ii) require any divestiture of any investment of any Company Group Entity, (iii) limit the ability of any Company Group Entity to pay dividends (other than as provided by generally applicable Law), (iv) require any investment of any Reinsurance Entity to be treated as non-admitted assets (or local equivalent), or (v) otherwise restrict the conduct of business of the Company Group Entities in manner that is material to the Company Group Entities (taken as a whole).

(c) Except as would not be material to the Company Group Entities (taken as a whole), (i) Parent has implemented and maintains in effect policies and procedures with respect to the Company Group Entities designed to ensure compliance by the Company Group Entities with Anti-Corruption Laws, and (ii) each Company Group Entity and, to the Knowledge of Parent, each of their respective officers and directors is, and since January 1, 2021, has been in compliance with Anti-Corruption Laws.

(d) Except as set forth in Section 3.09(d) of the Parent Disclosure Schedule or as would not be material to the Company Group Entities (taken as a whole), (i) the Company Group Entities are, and since January 1, 2021, have been, in compliance with, and have maintained policies and procedures reasonably designed to ensure compliance with, all applicable economic sanctions and regulations (including, for the avoidance of doubt, those administrated by the Office of Foreign Assets Control) and (ii) none of the Company Group Entities nor any of the directors, officers or, to the Knowledge of Parent, employees of any of the Company Group Entities is owned or controlled by a sanctioned party or engaged in any activity that would result in the imposition of secondary sanctions on the Company Group Entities in any jurisdiction in which any of the Company Group Entities conducts business.

(e) Except as would not be material to the Company Group Entities (taken as a whole), (i) the Company Group Entities are, and their respective officers, directors and, to the Knowledge of Parent, employees and agents are, and since January 1, 2021, have been, in compliance with all applicable Laws relating to money laundering, terrorism financing, currency transfers or other regulations concerning the transfer of monetary instruments (“AML Measures”), and (ii) Parent maintains, or causes to be maintained, with respect to the Company Group Entities (either individually or on a consolidated basis) policies and procedures designed to ensure compliance with AML Measures.

(f) To the Knowledge of Parent, and except as would not be material to the Company Group Entities (taken as a whole), there is no pending or threatened, and there has not been since January 1, 2021, any external audit, internal or external investigation, enforcement action, Governmental Order by any Governmental Authority against any Company Group Entity, in each case regarding legal noncompliance with respect to corrupt practices, AML Measures or unlawful technology transfer.

Section 3.10. Governmental Permits.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or a material adverse effect on the ability of Parent to consummate the Closing by the Outside Date or as set forth in Section 3.10(a) of Parent Disclosure Schedule, the Company Group Entities hold all Permits necessary to conduct their respective businesses. Section 3.10(a) of the Parent Disclosure Schedule sets forth a true, correct and complete list of all of the material Permits held by the Company Group Entities. All material documents with respect to the application or maintenance of material Permits required to be filed by each Company Group Entity with any applicable Governmental Authority have been duly filed except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or a material adverse effect on the ability of Parent to consummate the Closing by the Outside Date.

(b) Where required, the applicable Company Group Entities have been duly registered under the Bermuda Insurance Act of 1978 (the “Insurance Act”) for each line of business that they write. Except as set forth on Section 3.10(b) of Parent Disclosure Schedule or would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or a material adverse effect on the ability of Parent to consummate the Closing by the Outside Date, (i) all Permits are valid and in full force and effect, (ii) none of the Company Group Entities is the subject of any pending or threatened Action seeking the revocation, suspension, termination, or non-renewal of any Permit, and (iii) none of the Company Group Entities is in default under any Permit.

Section 3.11. Intellectual Property.

(a) Section 3.11(a) of the Parent Disclosure Schedule sets forth an accurate and complete list of all Registered Intellectual Property included in the Company Owned Intellectual Property that is, in each case, material to the Company Group Entities (taken as a whole), indicating for each such item the Company Group Entity that is the owner of record, the registration and application number, as applicable, and the applicable filing jurisdiction.

(b) A Company Group Entity is the sole and exclusive owner of the Company Owned Intellectual Property that is material to the Company Group Entities (taken as a whole), free and clear of any Liens (other than Permitted Liens). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company Group Entities own or otherwise have a valid right to use all Intellectual Property used by the Company Group Entities in their respective businesses, and the consummation of the transactions contemplated by this Agreement shall not alter or impair any Company Group Entity’s right in or to any such Intellectual Property except as contemplated by and Section 5.07 and Section 5.08. For the avoidance of doubt, the representations in this Section 3.11(b) shall not be deemed to constitute, or be construed as, a representation or warranty of non-infringement of the Intellectual Property of any third party, which is addressed exclusively in Section 3.11(c) and Section 3.11(d).

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company Group Entities have not and during the three (3) years prior to the date hereof, have not, received any written claim or notice from any Person that any Company Group Entity is engaging in any activity that infringes upon, misappropriates or otherwise violates any Intellectual Property right of such Person that has not been resolved.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the registered or issued items included in the Registered Intellectual Property owned by each Company Group Entity are subsisting, and to the Knowledge of Parent, valid and enforceable and (ii) none of the Registered Intellectual Property is subject to any pending, outstanding or, to the Knowledge of Parent, threatened, Governmental Order that adversely restricts the use, transfer, registration or licensing of any such Registered Intellectual Property or adversely affects the validity, scope, use, registrability, or enforceability of any Registered Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of Parent, (A) no Person is infringing, misappropriating or otherwise violating the Company Owned Intellectual Property and (B) since January 1, 2021, there have been no written allegations that any Company Group Entity is infringing or misappropriating the Intellectual Property of any other Person.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, Parent and the Company Group Entities have taken commercially reasonable measures to protect the confidential nature of the trade secrets and confidential information included in the Company Owned Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of Parent, there has been no unauthorized disclosure to a third party of such trade secrets or confidential information in the two (2) years prior to the date hereof.

(f) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) since January 1, 2021, policies applicable to all current and former Employees and contractors of each Company Group Entity involved in the development of material Intellectual Property for or on behalf of such Company Group Entity have provided that all such Intellectual Property developed by such Persons are solely and exclusively owned by the applicable Company Group Entity and (ii) to the Knowledge of Parent, no current or former Employee, officer or contractor has any right, title or interest in or to any Intellectual Property created, modified or developed by such employee, officer or contractor for or on behalf of any Company Group Entity

(g) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, none of the proprietary Software owned by any Company Group Entity (“Company Software”) is subject to the terms of any Open Source License that requires or purports to require any Company Software to be disclosed, distributed or otherwise made available or provided for free in source code form or to be licensed for free for the purpose of making derivative works. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the IT Systems of each Company Group Entity operate and perform in all material respects as required by the business of the Company Group Entities and, since January 1, 2021, have not experienced a malfunction or failure, (ii) Parent and the Company Group Entities have has taken, or caused to be taken, commercially reasonable actions to protect the integrity and security of the IT Systems used by the Company Group Entities within their operational control and the information that relates to the businesses of the Company Group Entities stored therein, processed thereon or transmitted therefrom from unauthorized use, access, or modification by third parties, and, to the Knowledge of Parent, there has been no such unauthorized use, access or modification of such information, and (iii) Parent has implemented commercially reasonable backup, security and disaster recovery technology and procedures with respect to the Company Group Entities.

(h) To the Knowledge of Parent and except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) the Company Software does not contain any computer code or any other mechanism that (x) contains any “back door,” virus, malware, Trojan horse, or similar devices (each, a “Contaminant”), (y) disrupts, disables, erases or harms the operation of such software, or cause such Company Software to damage or corrupt any data, hardware, storage media, programs, equipment or communications, or (z) permits any Person to access such Company Software, data, hardware, storage media, programs, equipment or communications without authorization; and (ii) the IT Systems are free from Contaminants that allow circumvention of security controls, or that cause damage to or allow unauthorized access to the IT Systems or any Software or data stored therein, processed or executed thereon or transmitted therefrom.

Section 3.12. Privacy and Data Security. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (a) the Company Group Entities are, and since January 1, 2021, have been, compliant with (i) all Privacy Laws, and (ii) their policies, procedures, agreements, and notices relating to their Processing of Personal Data in the possession or control of any Company Group Entity; (b) since January 1, 2021, none of the Company Group Entities has received any written subpoenas, demands, or other written notices from any Governmental Authority investigating or inquiring into any actual or potential violation of any Privacy Law, in each case that remains unresolved; and (c) since January 1, 2021, (i) there have been no security breaches, unlawful destruction, loss or alteration, unauthorized access, use, modification or disclosure of Personal Data in the possession or control of any Company Group Entity, and (ii) the Company Group Entities have not received any, and to the Knowledge of Parent there are no actual or threatened written complaints, claims, enforcement actions, or litigation of any kind against any Company Group Entity in connection with any such security breaches, unlawful destruction, loss or alteration, unauthorized access, use, modification, or disclosure of Personal Data in the possession or control of any Company Group Entity.

Section 3.13. Material Contracts. Section 3.13 of the Parent Disclosure Schedule lists each Material Contract as in effect on the date hereof. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) no Company Group Entity is in default or breach of a Material Contract and (ii) to the Knowledge of Parent, no other party to any Material Contract is in default or breach of such Material Contract. Except as set forth in Section 3.13 of the Parent Disclosure Schedule, true, correct and complete copies of the Material Contracts that are listed in Section 3.13 of the Parent Disclosure Schedule have been Made Available to the Acquiror. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the Material Contracts listed or required to be listed in Section 3.13 of the Parent Disclosure Schedule (A) is in full force and effect, and (B) represents a valid and binding obligation of the Company Group Entity party thereto and, to the Knowledge of Parent, of the other parties thereto and is enforceable against the Company Group Entity party thereto and, to the Knowledge of Parent, each such other party thereto, in accordance with its terms (subject in each case to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, or similar Laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law)).

Section 3.14. Employee Benefits; Employees.

(a) Section 3.14(a) of the Parent Disclosure Schedule sets forth an accurate and complete list of all material Company Benefit Plans applicable to Employees or former employees of a Company Group Entity, identifying each such Company Benefit Plan that is sponsored or maintained or entered into by any of the Company Group Entities or is maintained primarily for the benefit of the Employees or any former employees of a Company Group Entity (and their beneficiaries and dependents) (each, a “Company Group Entity Plan” and each Company Benefit Plan that is not a Company Group Entity Plan, a “Non-Company Group Benefit Plan”). “Company Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, and whether or not subject to the laws of the United States, and all other compensation and benefits plans, policies, programs, agreements or arrangements, including multiemployer plans within the meaning of Section 3(37) of ERISA, and each other incentive, profit sharing, bonus, commission, stock option, stock purchase, restricted stock, other equity-based, employment, consulting, compensation, vacation or other leave, change in control, retention, supplemental retirement, pension, superannuation, severance, employee loan, fringe benefit, health, medical, disability, life insurance, deferred compensation, or other employee compensation or benefit plan, policy, program, agreement or arrangement (including any related funding mechanism), whether or not in writing and whether or not funded, in each case, that is sponsored, established, maintained, contributed to or required to be contributed to by Parent, the Companies or any of their Affiliates for the benefit of Employees and any former employees of a Company Group Entity (and their beneficiaries and dependents) and under which any Company Group Entity has any current or potential liability, but excluding any plan, program or arrangement sponsored by a Governmental Authority.

(b) With respect to each Company Group Entity Plan listed in Section 3.14(a) of the Parent Disclosure Schedule, Parent has Made Available to the Acquiror (or will Make Available within thirty (30) days of the date hereof), to the extent applicable, accurate and complete copies of (i) each Company Group Entity Plan, including any amendments with respect thereto, (ii) the most recent annual report and accompanying schedules, (iii) a written description of such Company Group Entity Plan if such plan is not set forth in a written document, (iv) the most recently prepared financial and actuarial reports, (v) the most recent summary plan description and (vi) the most recent IRS determination or opinion letter

(c) Within thirty (30) days of the date hereof, with respect to each Non-Company Group Benefit Plan, Parent has Made Available to the Acquiror, a summary plan description, to the extent applicable.

(d) There are no participants in any of the Company Group Entity Plans, and none of the Company Group Entity Plans provides benefits to any Person, in each case, other than current and former employees of the Company Group Entities (and, in each case, their beneficiaries and dependents), except as would not reasonably be expected to result in a material liability to the Company Group Entities.

(e) Neither Parent, nor any of the Company Group Entities nor any of their respective Affiliates has engaged in a transaction with respect to any Company Group Entity Plan that is subject to ERISA that would reasonably be expected to subject any Company Group Entity or any Company Group Entity Plan to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which could be material. Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable IRS determination or opinion letter and, to the Knowledge of Parent, no event has occurred and no condition exists that would reasonably be expected to result in the revocation of such determination or opinion letter. No stock or other securities issued by Parent, any Company Group Entity or any of their respective Affiliates forms or has formed any part of the assets of any Company Group Entity Plan that is intended to qualify under Section 401(a) of the Code.

(f) In the six (6) years prior to the date hereof, no Controlled Group Liability has been incurred by any Company Group Entity or any Company ERISA Affiliate that has not been satisfied in full, and no condition exists that reasonably presents a risk to any Company Group Entity of incurring any such liability (including on account of a Company ERISA Affiliate). For purposes of this Agreement, “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA and (iii) under Sections 412 and 4971 of the Code, and “Company ERISA Affiliate” means all employers (whether or not incorporated) that are, or were at the relevant time, treated together with any Company Group Entity as a “single employer” within the meaning of Section 414 of the Code or Section 4001(b)(1) of ERISA.

(g) All material payments relating to compensation or benefits for any Employee required to be made by any Company Group Entity under the terms of any Company Group Entity Plan or by Law (including all contributions (including all employer contributions and employee salary reduction contributions), insurance premiums or intercompany charges) with respect to all prior periods have been deducted and timely made when due and are appropriately reflected on the Financial Statements, in each case in accordance with Parent’s customary practices for intercompany charges.

(h) None of the Company Group Entities has any current or future obligations for retiree welfare benefits other than coverage mandated by applicable Law (including employer subsidies for such coverage that continue during an applicable severance period).

(i) Other than as set forth in Section 3.14(i) of Parent Disclosure Schedule, none of the execution and delivery of this Agreement, shareholder or other approval of this Agreement, nor the consummation of the transactions contemplated by this Agreement would reasonably be expected to, either alone or in combination with another event, (i) entitle any current or former Employee to any material payment or benefit or result in the cancellation of any indebtedness, (ii) accelerate the time of payment or vesting or materially increase the amount of compensation due to any current or former Employee or (iii) result in any material payment becoming due, or materially increase the amount of any compensation or benefits otherwise payable, in each case, under any Company Group Entity Plan.

(j) There are no pending, in-progress or, to the Knowledge of Parent, threatened material Actions against or relating to any Company Group Entity Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of any Company Group Entity Plans with respect to the operation of such plans (other than routine benefits claims). No Company Group Entity Plan is presently under audit, investigation or examination (nor has written notice been received of a potential audit, investigation or examination) by any Governmental Authority.

(k) Each Company Group Entity Plan has been established, administered and funded in compliance in all material respects with its terms and the applicable provisions of ERISA, the Code and other applicable Laws. There is not now, nor, to the Knowledge of Parent, do any circumstances exist that would reasonably be expected to give rise to any requirement for the posting of security with respect to a Company Group Entity Plan or, except as would not reasonably be expected to result in any material liability to any Company Group Entity, a Non-Company Group Benefit Plan, or the imposition of any lien on the assets of any Company Group Entity under ERISA or the Code with respect to any Company Benefit Plan.

(l) Each Company Group Entity Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) is and has at all times been in documentary compliance with, and administered in compliance with, in each case in all material respects, Section 409A of the Code. No Company Group Entity Plan provides for the right to receive any additional payment (including any tax gross-up or other payment) from any Company Group Entity as a result of the imposition of the excise Taxes required by Section 4999 of the Code or any Taxes required by Section 409A of the Code.

(m) To the Knowledge of Parent, no Company Group Entity is a party to, bound by, or has any contractual obligation to make, in respect of any of its Employees, any redundancy, termination or severance payment or scheme in addition to the minimum required by applicable Laws.

(n) Except as would not reasonably be expected to result in a material liability to the Company Group Entities, with respect to each Company Group Benefit Plan that is maintained primarily for current and former Employees of any Company Group Entity located outside of the United States (each, a “Non-U.S. Plan”) (i) if intended to be funded and/or book-reserved is fully funded and/or book reserved, as appropriate, based upon the latest actuarial valuations applicable to such Non-U.S. Plan or required under applicable Law, and does not have material unfunded liabilities or material liabilities that would reasonably be expected to be imposed upon the assets of any Company Group Entity in connection with such Non-U.S. Plan, (ii) is in compliance in all material respects with its terms and all applicable Laws, and (iii) if intended or required to be qualified, approved or registered with a Governmental Authority or qualify for special Tax treatment, is and has been so qualified, approved or registered and, to the Knowledge of Parent, nothing has occurred that would reasonably be expected to result in the loss of such qualification, approval or registration, as applicable.

Section 3.15. Labor and Employment.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) there is no pending, in-progress or, to the Knowledge of Parent, threatened strike, lockout, slowdown, work stoppage or other industrial dispute or action with respect to any Employees or against any Company Group Entity, and, since January 1, 2020, none of the Company Group Entities has experienced any strike, lockout, slowdown or work stoppage or other collective labor action by or with respect to any current or former Employee; (ii) there is no unfair labor practice charge or complaint pending before any applicable Governmental Authority relating to any Company Group Entity or any current or former Employee; (iii) there is no representation, claim or petition regarding labor or employment with respect to the Employees or relating to any Company Group Entity pending before any applicable Governmental Authority; and (iv) there are no Actions, charges, investigations (including regulatory investigations) or prosecutions (including regulatory prosecutions) with respect to or relating to any Company Group Entity existing or pending, or commenced, by or before any applicable Governmental Authority or arbitrator relating to unlawful employment practices, including work, health and safety matters.

(b) (i) None of the Company Group Entities are a party to or bound by any collective bargaining agreement, labor union contract, award, enterprise agreement, other agreement or understanding, work rules or practice or arbitration award with any labor union, works council or any other similar organization and (ii) none of the Employees is subject to or covered by any such collective bargaining agreement, labor union contract, award, enterprise agreement, other agreement or understanding, work rules or practice or arbitration award, or is represented by any labor union, works council or any other similar organization. To the Knowledge of Parent, there are not any activities or proceedings of any labor union, works council or any other similar organization to organize any Employees and no request for recognition of a labor union, works council or any other similar organization has been made or is pending in respect of any of the Employees.

(c) To the Knowledge of Parent, no Company Group Entity has in the two (2) years preceding the date of this Agreement made, or started implementation of, any collective dismissals that have required or will require notification and/or consultation with any state authority, trade union, works or supervisory council, staff association and/or body representing or in relation to any Employees or any former employees of a Company Group Entity.

(d) Each Company Group Entity is, and since January 1, 2021, has been, in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices and terms and conditions of employment, including all applicable Laws relating to wages and hours, overtime, record-keeping, collective bargaining, employment discrimination, human rights, civil rights, immigration, occupational safety and health, workers’ compensation, pay equity, classification of employees and independent contractors, and the collection and payment of withholding and/or social insurance and/or social security Taxes and superannuation.

(e) No Company Group Entity is delinquent (beyond the Company Group Entity’s ordinary course payroll practices) in payment to any of its Employees or any former employees for any wages, fees, salaries, commissions, bonuses, allowances, expense reimbursements, or other compensation for service performed by such Persons or in payments owed upon any termination of such person’s employment.

(f) Each Company Group Entity is, and since January 1, 2021, has been, in compliance in all material respects with the United States Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Law (collectively, the “WARN Act”). No Company Group Entity has effectuated a “plant closing”, “mass layoff” or “mass termination” (as defined in the WARN Act) or taken any other action that would trigger notice or liability under any state, provincial, local or foreign plant closing notice Law.

(g) To the Knowledge of Parent, since January 1, 2021, no allegations of sexual or other forms of legally cognizable harassment have been made against any individual in his or her capacity as a director or employee of any Company Group Entity which remain outstanding and which would reasonably be expected to have a Company Material Adverse Effect.

(h) To the Knowledge of Parent, all Employees have the legal right to work in the country in which they are employed, and the Company and each Company Group Entity have complied in all material respects with all of their obligations in this regard.

Section 3.16. Reinsurance. Section 3.16 of Parent Disclosure Schedule sets forth a true, correct and complete list of all Material Reinsurance Contracts in effect as of the date hereof. Parent has Made Available to the Acquiror, prior to the date hereof, true, correct and complete copies of each such Material Reinsurance Contract. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) each Material Reinsurance Contract is in full force and effect and is a valid and binding obligation of the applicable Reinsurance Entity that is a party thereto and, to the Knowledge of Parent, each other party to such Material Reinsurance Contract, (ii) each Material Reinsurance Contract is enforceable against the Reinsurance Entity that is a party thereto and, to the Knowledge of Parent, each such other party, in accordance with its terms (subject in each case to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, or similar Laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law)), (iii) neither the Reinsurance Entity nor, to the Knowledge of Parent, any other party to a Material Reinsurance Contract is in material default or material breach of such Material Reinsurance Contract; (iv) none of the Company Group Entities is a party to any Action by or against any counterparty to a Material Reinsurance Contract resulting from any amounts recoverable or payable by such Reinsurance Entity pursuant to a Material Reinsurance Contract, and no such Action has been pending since January 1, 2021; (v) since January 1, 2021, neither Parent nor any of the Company Group Entities has received any written notice of any default under any Material Reinsurance Contract; and (vi) except as set forth in Section 3.16 of the Parent Disclosure Schedule, no Material Reinsurance Contract contains any provision providing that any party thereto may terminate the same by reason of the transactions contemplated by this Agreement.

Section 3.17. Investment Assets. Section 3.17 of Parent Disclosure Schedule sets forth a true, correct and complete list of the investment assets beneficially owned by the Reinsurance Entities as of March 31, 2023, that are of the type required to be disclosed in the Statutory Statements, excluding the Capital Stock in any of the Transferred Subsidiaries (the “Investment Assets”). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Reinsurance Entity has good title to all of the Investment Assets it purports to own, free and clear of all Liens other than Permitted Liens.

Section 3.18. Insurance. Section 3.18 of Parent Disclosure Schedule contains a list of all policies of property, fire and casualty, product liability, workers’ compensation and other forms of insurance (including self-insurance programs) that are material to the operation of the businesses of the Company Group Entities (taken as whole) or held by any Company Group Entity as of the date hereof. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all such policies are in full force and effect, all premiums due and payable thereon have been paid in full on a timely basis, and no notice of cancellation has been received by any Company Group Entity.

Section 3.19. Real Property.

(a) There is no real property owned in fee by any Company Group Entity.

(b) Section 3.19(b) of the Parent Disclosure Schedule sets forth a list of all Real Property Leases, the name of each lessor, and the address for each such Leased Real Property. Except for the Leased Real Properties, no Company Group Entity leases, subleases or licenses, or otherwise occupies or uses any real property.

(c) Except as set forth on Section 3.19(c) of the Parent Disclosure Schedule, with respect to each of the Real Property Leases, no Company Group Entity has subleased or licensed such Leased Real Property to any third party to use or occupy.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) the Company Group Entities have good and valid title to, or a valid leasehold or other right to use, all of the fixtures, furniture, vehicles, and other tangible personal property (“Equipment”) owned or leased by them, free and clear of all Liens, other than Permitted Liens, (ii) all Equipment conforms in all material respects to all laws and Permits, and (iii) none of such Equipment is in need of material maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, none of the Company Group Entities has received any notice of any default under any Real Property Lease that remains unresolved.

Section 3.20. Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a) all Tax Returns required to be filed by or on behalf of each Company Group Entity have been timely filed with the appropriate Tax Authority (after giving effect to any valid extensions of time within which to make such filings) and all such Tax Returns are true, correct and complete;

(b) all Taxes due and payable by or with respect to the Company Group Entities or for which any Company Group Entity may be liable, have been fully and timely paid;

(c) each Company Group Entity is in compliance and has at all times complied with all applicable Laws relating to the withholding of Taxes and has duly and timely withheld from employees’ salaries, wages and other compensation, and from payments to independent contractors, creditors, shareholders and other third parties, and has timely paid over to the appropriate Tax Authority, all amounts required to be so withheld and paid over;

(d) all deficiencies and adjustments proposed, asserted or assessed in writing against or with respect to the Company Group Entities have been fully paid or appropriately reserved on the books and records of the applicable Company Group Entity;

(e) no examination, audit, investigation or other proceeding is in progress, pending or threatened in writing against or with respect to the Company Group Entities for the assessment or for the collection of any Taxes, which has not been resolved or for which the Company Group Entities have not made appropriate provisions in their books and records;

(f) none of the Company Group Entities is a party to or bound by any closing agreement, letter or advance ruling, technical advance memoranda or any similar agreement or arrangement with any Tax Authority which will bind a Company Group Entity with respect to any Post-Closing Taxable Period or affect a Company Group Entity’s liability for Taxes after the Closing;

(g) there are no Liens for Taxes upon any assets of the Company Group Entities, other than Permitted Liens;

(h) as of the date hereof, (i) there is no outstanding request for any extension of time within which to pay any Taxes or file any Tax Returns of or with respect to any of the Company Group Entities (other than an automatic extension for which approval of a Tax Authority is not required), and (ii) there has been no waiver or extension (which waiver or extension is still in effect) of any applicable statute of limitations for the assessment or collection of any Taxes of or with respect to any of the Company Group Entities;

(i) none of the Company Group Entities is a party to any Contract (including any Tax allocation, Tax indemnity, Tax sharing, Tax distribution or Tax gross-up agreement or arrangement) providing for the payment of Taxes, payment for Tax losses, entitlements to refunds or similar Tax matters (other than Contracts entered into in the Ordinary Course of Business that do not relate primarily to Taxes) under which a Company Group Entity will have any liability after the Closing;

(j) none of the Company Group Entities has distributed the stock of another Person, or had its stock distributed by another Person, during the two-year period ending on the Closing Date, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code;

(k) no Company Group Entity has (i) been a member of an affiliated group filing a consolidated, combined, or unitary Tax Return (other than each such affiliated group where a Company Group Entity or Parent or one of its Affiliates is or was the common parent) or (ii) any liability for the Taxes of any Person under U.S. Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), or as a transferee or successor;

(l) no Company Group Entity will be required to include or accelerate the recognition of any item of income or exclude or defer any deduction, in each case, in any Post-Closing Taxable Period as a result of any: (i) change in method of accounting (including pursuant to Section 481 of the Code or any corresponding or similar provision of state, local or foreign Law) made prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any comparable or similar provisions of applicable Law) entered into prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; or (iv) prepaid or deposit amount received or deferred revenue accrued on or prior to the Closing;

(m) none of the Company Group Entities has participated in a “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b);

(n) each of the Company Group Entities is and during the past five (5) years has been resident for income Tax purposes only in its country of incorporation, formation or relocation;

(o) none of the Company Group Entities has, or during the past five 5 years has had, a permanent establishment or other fixed place of business (within the meaning of the Code or applicable Tax treaty) in any country other than its country of incorporation or formation;

(p) within the past five (5) years no Company Group Entity has been subject to tax pursuant to Section 831 of the Code;

(q) Section 3.20(q) of the Parent Disclosure Schedule sets forth any entity classification election for U.S. federal income tax purposes for any Company Group Entity that has been made as of the date hereof, the effective date of such election, and the classification elected;

(r) Section 3.20(r) of the Parent Disclosure Schedule sets forth a true, complete and correct schedule of any amounts any of the Company Group Entities shall be required to include in income after the Closing Date under Section 13523(e) of the Tax Cuts and Jobs Act, Public Law No. 115-97;

(s) no written claim has been made within the past five (5) years that has not been resolved, by any Tax Authority in any jurisdiction where a Company Group Entity has not filed a Tax Return that such Company Group Entity is or may be subject to taxation by that jurisdiction;

(t) no Company Group Entity organized under the Laws of a country other than the United States: (i) is treated as a domestic corporation under Section 7874(b) of the Code, (ii) has an election in effect under Section 897(i) of the Code to be treated as a domestic corporation or (iii) has an election in effect under Section 953(d) of the Code to be treated as a domestic corporation;

(u) CS Parent owns, directly or indirectly, all of the outstanding stock and other equity interests of each of the Section 338(h)(10) Subsidiaries;

(v) the Company Group Entities have complied with all applicable requirements and procedures (including any documentation requirements, disclosure, reporting and recordkeeping) of any applicable transfer pricing Laws; and

(w) no Company Group Entity is a member of any VAT group.

Section 3.21. Regulatory Filings. To the extent not restricted by applicable Law or a Governmental Authority, Parent has Made Available to the Acquiror all material reports on financial, market conduct and similar examinations of any Company Group Entity issued by any insurance regulatory authority since January 1, 2021, and prior to the date hereof. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Group Entities (taken as a whole), any material deficiencies or violations noted in the examination reports described in this Section 3.21 have been resolved to the reasonable satisfaction of the insurance regulatory authority that noted such deficiencies or violations.

Section 3.22. Affiliate Transactions. Section 3.22 of Parent Disclosure Schedule contains a complete and correct list, as of the date hereof, of all material Intercompany Agreements. Except as set forth in Section 3.22 of Parent Disclosure Schedule, Parent has Made Available to the Acquiror true, correct and complete copies of each such Intercompany Agreement.

Section 3.23. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the consummation of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its Affiliates for which any Company Group Entity, or the Acquiror and its Affiliates, are or will be responsible.

Section 3.24. Sufficiency of Assets; Title to Assets.

(a) Except as set forth in Section 3.24 of Parent Disclosure Schedule, assuming all Governmental Approvals set forth on Section 3.05 of Parent Disclosure Schedule have been obtained or made, subject to the transactions contemplated by Section 2.09, Section 5.01(a)(xxvi), Section 5.23 and Section 5.28, and taking into account services provided pursuant to the Transition Services Agreement (if applicable), as of immediately following the Closing and after giving effect to the transactions contemplated by this Agreement (including the Parent Restructuring Transactions) and the other Transaction Agreements, the Company Group Entities will own, possess, license, lease or, through an enforceable Contract have access to, all assets, properties and contractual rights sufficient for the Acquiror to operate and conduct the business of the Company Group Entities immediately following the Closing in all material respects in the manner in which the business of the Company Group Entities is being conducted by Parent and its Affiliates as of the date hereof.

(b) Each Company Group Entity has good and valid title to all assets and properties (other than Investment Assets) purported to be owned by it, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Other than to the Acquiror pursuant to this Agreement, Talbot has not sold, pledged, assigned, transferred or otherwise committed to give the Renewal Rights (as defined in Schedule IV) to any Person.

Section 3.25. Undisclosed Liabilities. None of the Company Group Entities has any liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (each a “Liability” and collectively, “Liabilities”), other than (a) Liabilities that are disclosed in Section 3.25 of the Parent Disclosure Schedule, (b) any Liability to the extent that it is reflected (or specifically identified or reserved) on the Financial Statements or on the Statutory Statements as of December 31, 2022, (c) Liabilities that have arisen in the Ordinary Course of Business of the Company Group Entities since December 31, 2022 (none of which is a Liability arising out of breach of Contract, tort or infringement, violation of applicable Law, breach of a Permit or an Action by a Company Group Entity), (d) incurred pursuant to and in accordance with the terms of this Agreement or (e) Liabilities that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.26. Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a)(i) since January 1, 2021, no written notice, order, request for information, complaint or penalty has been received by any Company Group Entity, and (ii) there is no Action pending or, to the Knowledge of Parent, threatened that alleges a violation of any Environmental Law and is against any Company Group Entity, or against any Person whose liability any of the Company Group Entities have retained or assumed either contractually or by operation of law; and (b) each of the Company Group Entities has all environmental permits required to carry on its business as now conducted in compliance with all applicable Environmental Laws, and is in compliance with the terms of such permits, and is otherwise in compliance in all material respects with all other applicable Environmental Laws.

Section 3.27. Certain Payments. Except as would not, individually or in the aggregate, reasonably be excepted to be material to the Company Group Entities (taken as a whole), none the Company Group Entities, nor, to the Knowledge of Parent, any of their respective directors, officers, agents or employees has directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any government official, whether in money, property or services, in each case in violation of applicable Law with respect to corruption or bribery, including (i) to obtain favorable treatment in securing business from a Governmental Authority, (ii) to pay for favorable treatment for business secured from a Governmental Authority or (iii) to obtain special concessions or for special concessions already obtained from a Governmental Authority, for or in respect of any of the Company Group Entities.

Section 3.28. Investigation. Parent acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Acquiror Shares, and neither the Acquiror, nor any of its Affiliates nor any of their respective Representatives make any representation or warranty as to the probable success or profitability of the Acquiror or their respective assets, properties, business, operations, results of operation or condition, financial or otherwise (whether before or after the Closing). Except for the representations and warranties contained in Article IV, Parent has not relied upon any representations or warranties or any other information made or supplied by or on behalf of the Acquiror or their respective Affiliates or Representatives, and Parent acknowledges and agrees that, except in the case of actual and intentional fraud, neither Acquiror nor any of their respective Affiliates or Representatives have any liability or responsibility for any other representation, warranty, opinion, projection, forecast, advice, statement or information made, communicated or furnished (orally or in writing) to Parent or any of their respective Affiliates or Representatives (including any opinion, projection, forecast, advice, statement or information that may have been or may be provided to Parent by any Representative of the Acquiror or their respective Affiliates).

Section 3.29. Securities Laws. Parent acknowledges that the Acquiror Shares have not been registered under the Securities Act or under any state or foreign securities laws. Parent (a) acknowledges that it is acquiring the Acquiror Shares pursuant to an exemption from registration under the Securities Act solely for investment with no present intention to distribute any of the Acquiror Shares to any person in violation of applicable securities laws, (b)

will not sell or otherwise dispose of any of the Acquiror Shares except in compliance with the registration requirements or exemption provisions of the Securities Act or any other applicable securities laws, (c) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Acquiror Shares and of making an informed investment decision, (d) is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act), and (e) has been furnished with or has had full access to all the information that it considers necessary or appropriate to make an informed investment decision with respect to the Acquiror Shares.

Section 3.30. A/O Cat. No Company Group Entity has breached any Contract, breached any duty (fiduciary duty or otherwise), violated any Law or is subject to any Action in regard to A/O Cat or any A/O Cat Fund or any investor therein or counterparty thereto, whether, in connection with any advising, management, capital raising or other services provided to the A/O Cat Funds or any investor therein or service provider thereto or otherwise, except as would not reasonably be expected to have a Company Material Adverse Effect or a material adverse effect on the ability of Parent to consummate the Closing by the Outside Date.

Section 3.31. Insurance Policies; Cut Throughs. Except as set forth on Schedule 3.31 of the Parent Disclosure Schedule, or as would not, individually or in the aggregate, reasonably be expected to be material to any Company Group Entity, no Company Group Entity is a party to any cut through agreement or endorsement pursuant to which any insured party has any rights against a Reinsurance Entity.

Section 3.32. Disclaimer. Except for the representations and warranties of Parent contained in this Article III or any representations of Parent or any of its Affiliates in any other Transaction Agreement, neither Parent, nor any of its Affiliates or Representatives, makes (and Parent hereby disclaims) any other representation or warranty of any kind or nature whatsoever, oral or written, express or implied, with respect to Parent, their respective Affiliates, the Company Group Entities, the Transaction Agreements or the transactions contemplated by the Transaction Agreements, including any relating to the financial condition, results of operations, assets or liabilities of any of the foregoing entities, and the only representations and warranties made by Parent or their Affiliates or respective Representatives or any other Person are the representations and warranties made in this Article III or in any of the other Transaction Agreements. Except for the representations and warranties of Parent contained in this Article III and the representations of Parent or any of its Affiliates in any of the other Transaction Agreements, and except in the case of actual and intentional fraud, Parent disclaims all liability and responsibility for any other representation, warranty, opinion, projection, forecast, advice, statement or information made, communicated, furnished (orally or in writing) to the Acquiror or any of its Affiliates or any of their respective Representatives in connection with the transactions contemplated hereby, including the reasonableness of the assumptions underlying such information or the accuracy or completeness thereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR

Except as set forth in the corresponding sections or subsections of the disclosure schedule delivered to Parent by the Acquiror in connection with this Agreement (the “Acquiror Disclosure Schedule”), and subject to Section 11.08, the Acquiror hereby represents and warrants to the Parent as of the date hereof and as of the Closing (unless otherwise stated in this Article IV) as follows:

Section 4.01. Incorporation and Authority of the Acquiror. The Acquiror is a Bermuda exempted company limited by shares duly organized, validly existing and in good standing (in each case to the extent such concepts are applicable) under the Laws of its jurisdiction of organization. The Acquiror has all requisite corporate or other applicable organizational power to enter into, consummate the transactions contemplated by, and carry out its obligations under each of the Transaction Agreements to which it is a party. The execution and delivery by the Acquiror of each of the Transaction Agreements to which it is or is contemplated to be a party and the consummation by the Acquiror of the transactions contemplated by each of the Transaction Agreements to which it is a party or is contemplated to be a party have been or will be prior to the Closing (as applicable) duly authorized by all requisite corporate or other similar organizational action on the part of the Acquiror. This Agreement has been duly executed and delivered by the Acquiror. Each of the Transaction Agreements to which the Acquiror is a party or is contemplated to be party has been, or upon execution and delivery thereof will be, duly executed and delivered by the Acquiror. Assuming due authorization, execution and delivery by the other parties hereto or thereto, each of the Transaction Agreements to which the Acquiror is a party or is contemplated to be a party constitutes, or upon execution and delivery thereof will constitute, the legal, valid and binding obligation of the Acquiror, enforceable against it in accordance with its terms, subject in each case to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law).

Section 4.02. No Conflict. Provided that all consents, notices, approvals, authorizations and other actions described in Section 4.03 have been obtained or taken, except as otherwise provided in this Article IV, and except as set forth in Section 4.02 of the Acquiror Disclosure Schedule, the execution and delivery by the Acquiror of, and the consummation by the Acquiror of the transactions contemplated by, the Transaction Agreements to which the Acquiror is a party or is contemplated to be a party do not and will not (a) violate or conflict with the organizational documents of the Acquiror, (b) conflict with or violate any Law or Governmental Order applicable to the Acquiror or by which it or any of its respective properties or assets is bound or subject or (c) result in any breach of, or constitute a default (or event which, with or without the giving of notice or lapse of time or both, would constitute a default) under, or give to any Person any rights of termination, acceleration or cancellation of or result in the creation of any Lien (other than Permitted Liens) on any of the assets or properties of the Acquiror or any of its Affiliates pursuant to, any material contract to which the Acquiror or any of its Affiliates is a party or by which any of them or any of their respective properties or assets is bound or subject, except, in each case, for any such conflicts, violations, breaches, defaults, terminations, accelerations, cancellations or creations as, individually or in the aggregate, would not reasonably be expected to have an Acquiror Material Adverse Effect.

Section 4.03. Consents and Approvals. Section 4.03 of the Acquiror Disclosure Schedule sets forth the approvals, non-objections, filings and notifications that to the knowledge of the Acquiror, are required to be made in order to consummate the transactions contemplated by the Transaction Agreements.

Section 4.04. Absence of Litigation. As of the date hereof, there are no Actions pending or, to the Knowledge of the Acquiror, threatened in writing against the Acquiror or any of its Affiliates or any of their respective assets, properties or businesses that (a) question the legality of the transactions contemplated by any of the Transaction Agreements or (b) individually or in the aggregate would reasonably be expected to have an Acquiror Material Adverse Effect.

Section 4.05. Securities Matters. Acquiror acknowledges that the Shares are not registered under the Securities Act or under any state or foreign securities laws. Acquiror (a) acknowledges that it is acquiring the Shares pursuant to an exemption from registration under the Securities Act solely for investment with no present intention to distribute any of the Shares to any person in violation of applicable securities laws, (b) will not sell or otherwise dispose of any of the Shares except in compliance with the registration requirements or exemption provisions of the Securities Act or any other applicable securities laws, (c) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Shares and of making an informed investment decision, and the Acquiror is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Shares, (d) is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act), and (e) has been furnished with or has had full access to all the information that it considers necessary or appropriate to make an informed investment decision with respect to the Shares.

Section 4.06. Financing.

(a) Acquiror will have at the Closing, assuming the funding of the Debt Financing (as defined below) in accordance with the Debt Commitment Letter (as defined below) and after giving effect to any “flex” provision in the Debt Commitment Letter or the related fee letters (including with respect to fees and original issue discount) access to all of the funds that are necessary for it to pay the Financing Amounts (as defined below) and otherwise necessary to consummate the transactions under this Agreement.

(b) The Acquiror is a party to and has accepted a fully executed commitment letter dated as of the date hereof (together with all exhibits and schedules thereto, the “Debt Commitment Letter”) from the lenders party thereto (collectively, the “Lenders”) pursuant to which the Lenders have agreed, subject to the terms and conditions thereof, to provide debt financing in the amounts set forth therein. The debt financing committed pursuant to the Debt Commitment Letter is collectively referred to in this Agreement as the “Debt Financing.”

(c) The Acquiror has delivered to Parent a true, complete and correct copy of the executed Debt Commitment Letter and any fee letters related thereto, subject, in the case of such fee letters, to redaction solely of fee amounts, economic terms and the terms of any “flex” provisions that are customarily redacted in connection with transactions of this type, none of which redactions covers terms that could reduce the amount of the Debt Financing below the Financing Amount or adversely affect the conditionality, enforceability, availability or termination of the Debt Financing.

(d) Except as expressly set forth in the Debt Commitment Letter, there are no conditions precedent to the obligations of the Lenders to provide the Debt Financing or any contingencies that would permit the Lenders to reduce the aggregate principal amount of the Debt Financing below the Financing Amount. As of the date of this Agreement, assuming the satisfaction or waiver of the conditions set forth in Section 8.01 and 8.03, the Acquiror does not have any reason to believe that it will be unable to satisfy on a timely basis all terms and conditions to be satisfied by it in the Debt Commitment Letter on or prior to the Closing Date or that the Debt Financing will not be available to the Acquiror on the Closing Date, nor does the Acquiror have knowledge that any Lender will not perform its obligations thereunder. Except for the fee letter related to the Debt Commitment Letter and customary engagement letters with respect to the Debt financing (none of which reduces the amount of the Debt Financing below the Financing Amount or adversely affects the conditionality, enforceability, termination or availability of the Debt Financing), as of the date hereof, there are no side letters, understandings or other agreements, contracts or arrangements relating to the Debt Commitment Letter or the Debt Financing that could reduce the amount of the Debt Financing below the Financing Amount or adversely affect the conditionality, enforceability, availability or termination of the Debt Financing.

(e) Assuming the satisfaction of the conditions set forth in Section 8.01 and 8.03 the net proceeds of the Debt Financing, when funded in accordance with the Debt Commitment Letter and giving effect to any “flex” provision in the Debt Commitment Letter or the related fee letters (including with respect to fees and original issue discount), shall provide the Acquiror with cash proceeds on the Closing Date, together with any other cash available to the Acquiror, sufficient for the satisfaction of all of the Acquiror’s payment obligations under this Agreement and the other Transaction Agreements and the Debt Commitment Letter, including the payment of the Estimated Closing Consideration and the amount required under Section 2.05(h), and any fees and expenses of or payable by the Acquiror, the Acquiror’s Affiliates, the Company Group Entities and/or any of their respective Subsidiaries contemplated by, or required in connection with the transactions described in, this Agreement or the Debt Commitment Letter (such amounts, collectively, the “Financing Amounts”).

(f) As of the date of this Agreement, the Debt Commitment Letter constitutes the legal, valid and binding obligations of the Acquiror and, to the Knowledge of the Acquiror, each of the other parties thereto, enforceable in accordance with its terms against the Acquiror and, to the Knowledge of the Acquiror, each of the other parties thereto, subject in each case, to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, or similar Laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law) and is in full force and effect. As of the date of this Agreement, no event has occurred which (with or without notice, lapse of time or both) would reasonably be expected to constitute, a default, breach or failure to satisfy a condition by the Acquiror under the terms and conditions of the Debt Commitment Letter. The Acquiror has paid (or caused to be paid) in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Debt Commitment Letter on or before the date of this Agreement and will pay in full any such amounts due on or before the Closing Date as and when due. As of the date hereof, the Debt Commitment Letter has not been modified, amended or altered and none of the commitments under the Debt Commitment Letter have been terminated, reduced, withdrawn or rescinded in any respect, and, to the knowledge of the Acquiror, except as otherwise permitted by Section 5.10 no termination, withdrawal, reduction, modification, amendment, alteration or rescission thereof is contemplated.

(g) In no event shall the receipt or availability of any funds or financing (including the Financing) by the Acquiror or any of its Affiliates or any other financing or other transactions be a condition to any of the Acquiror’s obligations under this Agreement.

Section 4.07. Private Placement. No registration under the Securities Act is required for the issuance and delivery of the Acquiror Shares to Parent (or its designee) pursuant to Section 2.03.

Section 4.08. SEC Filings. The Acquiror has filed all forms, reports and documents (together with all amendments thereof and supplements thereto) required to be filed by it with the SEC since January 1, 2021 (together with all exhibits and schedules thereto and all information incorporated therein by reference, the “Acquiror SEC Reports”). The Acquiror SEC Reports (as of the date filed with the SEC and, in the case of registration statements, prospectuses and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any Acquiror SEC Reports amended or superseded by a filing prior to the date hereof, then on the date of such amending or superseding filing) (a) have complied in all material respects with either the applicable requirements of the Securities Act or the Securities Exchange Act of 1934 (the “Exchange Act”), as the case may be, and the applicable rules and regulations promulgated by the SEC thereunder and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.09. Acquiror Shares. The Acquiror Shares to be delivered to Parent at the Closing shall be validly issued, fully paid and non-assessable and not issued in violation of any pre-emptive rights created by statute, the Acquiror’s Memorandum of Association or Bye-Laws or any Contract to which the Acquiror is a party or is otherwise bound, and will be issued in compliance with all applicable federal and state securities Laws.

Section 4.10. Investigation. The Acquiror acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Company Group Entities and their business, and none of Parent nor any of its Affiliates nor any of their respective Representatives make any representation or warranty as to (a) the operation of any Company Group Entity by the Acquiror or its Affiliates after the Closing in any manner or (b) the probable success or profitability of the Company Group Entities or their businesses (whether before or after the Closing). Except for the representations and warranties contained in Article III, the Acquiror has not relied upon any other representations or warranties or any other information made or supplied by or on behalf of Parent and its Affiliates or their respective Representatives, and the Acquiror acknowledges and agrees that, except in the case of actual and intentional fraud, Parent and its Affiliates or their respective Representatives shall not have any liability or responsibility for any other representation, warranty, opinion, projection, forecast, advice, statement or information made, communicated or furnished (orally or in writing) to the Acquiror or its Affiliates or their respective Representatives (including any opinion, projection, forecast, advice, statement or information that may have been or may be provided to the Acquiror by any Representative of Parent or its Affiliates).

Section 4.11. Brokers. Except for certain fees, commissions and indemnity obligations payable to Morgan Stanley & Co. LLC, which will be paid by the Acquiror, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the consummation of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Acquiror or any of its Affiliates.

Section 4.12. Disclaimer. Except for the representations and warranties of the Acquiror contained in this Article IV or any representations of the Acquiror or any of its Affiliates in any other Transaction Agreement, neither the Acquiror nor any of its Affiliates or Representatives make (and the Acquiror hereby disclaims) any other representation or warranty of any kind or nature whatsoever, oral or written, express or implied, with respect to itself, its Affiliates, their respective businesses, the Transaction Agreements or the transactions contemplated by the Transaction Agreements, including any relating to the financial condition, results of operations, assets or liabilities of any of the foregoing entities, and the only representations and warranties made by the Acquiror or its Affiliates or their respective Representatives or any other Person are the representations and warranties made in this Article IV, or in any of the other Transaction Agreements. Except for the representations and warranties of the Acquiror contained in this Article IV, and the representations of the Acquiror or any of its Affiliates in any of the other Transaction Agreements, and except in the case of actual and intentional fraud, the Acquiror disclaims all liability and responsibility for any other representation, warranty, opinion, projection, forecast, advice, statement or information made, communicated, furnished (orally or in writing) to Parent or any of its Affiliates or any of their respective Representatives in connection with the transactions contemplated hereby, including the reasonableness of the assumptions underlying such information or the accuracy or completeness thereof.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.01. Parent’s Conduct of Business Prior to the Closing. (a) Subject to any applicable Laws or as required or prohibited by any regulatory requirement, directive or order of any Governmental Authority, during the period from the date hereof through the Closing, except (i) as required or expressly contemplated by this Agreement or as otherwise necessary to consummate the transactions contemplated by the Transaction Agreements in accordance with their terms (including the Pre-Closing Dividend, the TBV True-Up Contribution and the Parent Restructuring Transactions), (ii) for matters identified in Section 5.01 of the Parent Disclosure Schedule, or (iii) as the Acquiror otherwise consents in writing in advance (which consent shall not be unreasonably withheld, delayed or conditioned), (x) Parent shall cause each Company Group Entity to use commercially reasonable efforts to conduct its business in the Ordinary Course of Business, (y) Parent shall cause each Company Group Entity to use commercially reasonable efforts to preserve intact the material business organizations of the Company Group Entities and to maintain the current material business relationships and material goodwill of the Company Group Entities with their policyholders and other customers, reinsurers, brokers, business associates and others having material business dealings with their respective businesses, and (z) Parent shall not (solely with respect to the Company Group Entities), and shall not permit any of the Company Group Entities to, do any of the following:

(i) repay, redeem or repurchase any share capital of any Company Group Entity;

(ii) create, allot or issue, or grant (A) any equity interests in, or any other security of, any Company Group Entity, (B) any option or warrant for, or any security convertible into, or exercisable or exchangeable for, any equity interest in, or other security of, any Company Group Entity, (C) “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments or arrangements to which any Company Group Entity is a party or by which any of them is bound (1) obligating any Company Group Entity to issue, deliver or sell, or cause to be issued, delivered or sold, additional units of its equity interests or any security convertible into, or exercisable or exchangeable for, any equity interest in any Company Group Entity, (2) obligating any Company Group Entity to issue, grant, extend or enter into any such option, call warrant, security, right, unit, commitment or arrangement, or (3) that give any Person the right to receive any economic or governance benefit or right similar to or derived from the economic or governance benefits and rights accruing to holders of equity interests in any Company Group Entity, or (D) any bond, debenture, note or other indebtedness having the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters on which the holders of equity interests in any Company Group Entity may vote;

(iii) sell or otherwise dispose of any equity interests of any Company Group Entity or adjust, split, combine, subdivide or reclassify any of the equity interests of any Company Group Entity, or issue any other security in respect of, in lieu of or in substitution for the equity interests of any Company Group Entity, other than transactions solely among Company Group Entities;

(iv) amend the articles of association or bylaws (or comparable constitutional documents) of any Company Group Entity in a manner that is material and adverse to the Acquiror or that would reasonably be likely to impair, prevent or materially delay the consummation of the transactions contemplated by the Transaction Agreements;

(v) modify in any material respect (A) any guidelines, principles, practices, or policies of any Reinsurance Entities with respect to pricing, underwriting, risk retention, loss control, risk management, hedging, claims administration, (B) their policies and practices in regard to any material assumption underlying any reserves, actuarial practice or policy or (C) their policies and practices in regard to any policy related to ceded reinsurance diversification, counterparty criteria, business line or quota share percentage (in each case, as in effect on the date hereof, and other than any change or modification (i) required by applicable Laws, GAAP, Applicable SAP (or the interpretation of any of the foregoing) or Governmental Authorities or (ii) in respect of claims administration guidelines, principles, practices or policies, in the Ordinary Course of Business);

(vi) make any capital expenditure for which the aggregate consideration paid or payable in any individual transaction is in excess of $1.5 million or in the aggregate in excess of $5 million;

(vii) (A) purchase, sell, lease, exchange or otherwise dispose of or acquire any material property or material assets (other than pledges or other collateral assignments of assets, including by means of a credit for reinsurance trust, to or for the benefit of cedants under reinsurance written by the Reinsurance Entities), in each case except in the Ordinary Course of Business, or (B) enter into any lease or license of, or otherwise transfer or grant the right to use any material real property;

(viii) conduct any material revaluation of any asset of any of the Company Group Entities, including any write-off of reinsurance recoverables, other than in the Ordinary Course of Business, or except to the extent required by required by applicable Laws, GAAP, Applicable SAP or Governmental Authorities;

(ix) (A) incur any Indebtedness or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person in respect of Indebtedness or (B) make any loans or advances, in each case of clause (A) or (B), other than (1) Indebtedness incurred in the Ordinary Course of Business, (2) Indebtedness between or among the Company Group Entities, (3) Indebtedness owed to Parent or any of its Affiliates, and (4) guarantees of indebtedness for borrowed money of Company Group Entities;

(x) except in the Ordinary Course of Business, (A) enter into any Contract that would have constituted a Material Contract had it been entered into prior to the date hereof, or (B) amend, grant any release or relinquishment of any material rights under or, other than pursuant to its current terms, terminate, renew or extend, any Material Contract;

(xi) enter into any contract that would have constituted a Material Reinsurance Contract had it been entered into prior to the date hereof with a term that is longer than eighteen (18) months from the date of inception of such Reinsurance Contract (including any required renewals under any such Reinsurance Contract) and that has a multiyear occurrence limit in excess of $50 million individually or $100 million in the aggregate;

(xii) (A) sell, assign, transfer, exclusively license, waive, abandon or otherwise dispose of, or grant or acquire, or agree to grant or acquire, any rights in, any material tangible assets or any material Intellectual Property, in each case except in the Ordinary Course of Business, or (B) acquire a controlling interest in, whether by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any Person or division thereof;

(xiii) except (A) as required by applicable Law or the terms of any Company Benefit Plan as in effect on the date hereof, (B) in connection with any action that applies uniformly to Employees and other similarly situated employees of Parent and its Affiliates, or (C) for any action the cost of which Parent shall be solely obligated to pay, (1) increase, or announce any increase in, the base salary of any Employee, other than regular annual increases in base salary or increases in base salary in connection with promotions, in each case in the Ordinary Course of Business and not in excess of three percent (3%) in the aggregate, (2) pay bonuses to any Employee, other than for completed periods based on actual performance, (3) increase bonus entitlements with respect to any Employee, other than increases as a result of increases in base salary in accordance with clause (1) above, (4) grant or amend long-term incentive compensation awards or grant or announce any increase in severance, termination, retention or change-in-control pay, in each case, payable or to become payable to any Employee, (5) increase or accelerate the vesting or payment of the compensation or benefits payable or available to any Employee, (6) adopt, establish, amend or terminate any collective bargaining agreement or any Company Group Entity Plan, or any agreement, plan, policy or arrangement that would constitute a Company Group Entity Plan if it were in existence on the date hereof or establish or recognize any labor union, labor organization, works council, employee or staff association or any other similar organization, (7) make any loan to, or enter into any other transaction (other than any transaction relating to compensation or benefits otherwise permitted by this Agreement) with, any employee, director, officer or independent contractor providing services to any Company Group Entity, or forgive or discharge in whole or in part any outstanding loans or advances to such individual, except in the Ordinary Course of Business, (8) hire, make an offer to hire, promote or change the title (retroactively or otherwise) of any Employee (or Person who would be an Employee of any Company Group Entity if such offer to hire was accepted), other than in the Ordinary Course of Business, or (9) transfer the employment of (x) any Employee to any Affiliate of Parent (other than a Company Group Entity), or (y) any employee of Parent or any of its Affiliates (other than an Employee) to any Company Group Entity;

(xiv) make any material changes in the Company Group Entity’s methods of financial accounting, except as required by changes in GAAP, Applicable SAP, applicable Law or financial accounting standards or interpretations thereof;

(xv) (A) prepare or file any Tax Return inconsistent with past practice, except as otherwise required by applicable Law, (B) make any material Tax election (including any election pursuant to Treasury Regulations Section 3.01.7701-3 or Section 953(d) of the Code) or adopt any Tax accounting method that is inconsistent with material elections made or accounting methods used in prior periods, (C) file any amended Tax Return that is material, (D) enter into any closing agreement with any Tax Authority in respect of any material Taxes of any Company Group Entity, (E) file any material Tax Return in a jurisdiction for the first time, or file material Tax Return of a type not previously filed in any jurisdiction, (F) agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of material Taxes of any Company Group Entity (other than an automatic extension for which approval of a Tax Authority is not required), in the case of any such extension or waiver relating to Taxes for any Pre-Closing Taxable Period, without promptly notifying the Acquiror in writing if such waiver or extension extends beyond the Closing Date, or (G) settle, compromise or surrender any right to claim a material Tax refund, offset or other reduction, in each case of clauses (A) through (G) to the extent such action would have an adverse effect on Acquiror and its Subsidiaries (including the Company Group Entities after the Closing) that is material (taking into account the Section 338(h)(10) Elections);

(xvi) settle or compromise any Action (other than any Action with respect to Taxes or Tax matters, which are governed exclusively by clause (xv)) except (A) any settlement or compromise that involves solely cash payments not in excess of fifteen million dollars ($15,000,000) in the aggregate (and customary confidentiality and other ancillary obligations that would not be material and adverse to the Acquiror) that is paid in full prior to the Closing or (B) any settlement or compromise of Actions involving claims under Reinsurance Contracts in the Ordinary Course of Business;

(xvii) make any filings with any Governmental Authority relating to (A) the revocation, suspension, limitation, withdrawal, modification, impairment or termination of any material Permit held by any of the Company Group Entities, (B) the withdrawal by any Company Group Entity from any lines or kinds of business or (C) the entering into by any Company Group Entity of any new lines or kinds of business; provided, that this clause shall not prevent the Company Group Entities from responding to inquiries from Governmental Authorities;

(xviii) enter into or consent to any agreement with a Governmental Authority that would require any Company Group Entity to take or refrain from taking any material action with respect to the business of the Company Group Entities after the Closing;

(xix) fail to timely pay any insurance premium or reinsurance premium for any material insurance or reinsurance policy when due that would result in any Company Group Entity no longer being covered under a comparable insurance or reinsurance policy;

(xx) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other corporate reorganization of any Company Group Entity;

(xxi) conduct any Hedging Activity;

(xxii) transfer or hypothecate any material assets, property or rights of any the Company Group Entities relating to or used in the business of the Company Group Entities, or any interest therein (including any Investment Assets) to Parent or any of its Affiliates (other than the Company Group Entities);

(xxiii) release any insurance reserves or re-value any Investment Assets except in the Ordinary Course of Business or as required by GAAP, Applicable SAP or applicable Law;

(xxiv) release any collateral supporting any Reinsurance Contract of the third party capital business where any Company Group Entity would have a liability or obligation in the absence of sufficient collateral other than in the Ordinary Course of Business or as otherwise requested by a Governmental Authority;

(xxv) enter into any Contract that would constitute an Intercompany Agreement, other than Intercompany Agreements that are Reinsurance Contracts placed or sourced in the Ordinary Course of Business, which shall survive the Closing unless, after notice from Parent thereof, the Acquiror elects otherwise, in each case prior to the Closing;

(xxvi) enter into any reinsurance policies of the types set forth on Section 5.01(b)(xxvi) of the Parent Disclosure Schedule; or

(xxvii) enter into any legally binding commitment with respect to any of the foregoing.

(b) Nothing in this Agreement is intended to give the Acquiror, directly or indirectly, the right to control or direct any Company Group Entity’s operations prior to the Closing, and nothing in this Agreement is intended to give the Acquiror, directly or indirectly, the right to control or direct Parent’s operations. Prior to the Closing, Parent and the Company Group Entities shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the Company Group Entities’ business and operations.

Section 5.02. [Omitted].

Section 5.03. Access to Information. From the date hereof until the Closing Date, subject to applicable Law, upon reasonable prior notice, Parent shall, and shall cause each Company Group Entity to, use commercially reasonable efforts to cause each such Person’s respective Representatives to, for purposes of Acquiror’s facilitating the consummation of the transactions contemplated by this Agreement and the negotiation and consummation of the transactions contemplated by each of the other Transaction Agreements, and integration planning, as well as Acquiror’s confirmatory due diligence in connection with the foregoing, (a) afford the Representatives of the Acquiror reasonable access, during normal business hours, to the offices, properties, financial information and accounts and books and records of the Company Group Entities (including, for the avoidance of doubt, copies of any and all Permits necessary to conduct the business of the Company Group Entities which have not been Made Available to the Acquiror prior to the date hereof and the books and records relating to the Talbot Reinsured Contracts and Talbot Transferred Assets), (b) furnish to the Representatives of the Acquiror such additional financial data and other information regarding the Company Group Entities as the Acquiror may from time to time reasonably request in connection with the consummation of the transactions contemplated hereby and (c) make reasonably available to the Representatives of the Acquiror the employees (including information technology, treasury, tax and risk and regulatory capital personnel) and Representatives (including investment managers) of Parent and its Subsidiaries in respect of the Company Group Entities and the businesses conducted by them whose assistance and expertise are reasonably requested to assist the Acquiror in connection with the Acquiror’s preparation to integrate the Company Group Entities and their businesses and personnel into the Acquiror’s organization following the Closing; provided, however, that (i) any such contact with employees of Parent and its Subsidiaries and Representatives is conducted in a commercially reasonable manner, (ii) all such requests for access, information and communication with employees and Representatives shall not unreasonably interfere with any of the businesses or operations of Parent, the Company Group Entities or any of their respective Affiliates and (iii) that Parent may limit disclosure to Persons designated in writing by the Acquiror as a “clean team” if required by or advisable under any Antitrust Laws (as determined in the reasonable opinion of Parent’s counsel) (which Persons must be reasonably acceptable to Parent, not to be unreasonably withheld, conditioned or delayed) upon taking into account the competitive positions of the parties and the sensitive nature of the transactions contemplated by this Agreement; provided, further, that Parent shall not be required to provide or cause to be provided: (x) any such access or examination by the Acquiror or its Representatives to the extent that Parent determines in good faith that doing so would be reasonably likely to result in the loss of the attorney-client, attorney work-product or any similar privilege or contravene any confidentiality obligations or applicable Law (it being understood that each party shall cooperate in any reasonable efforts and requests for waivers, joint defense agreements or similar that would enable otherwise required disclosure to the other party to occur without so jeopardizing privilege or contravening such confidentiality obligations, Law or Governmental Order), or (y) any books and records or other information of Parent or any of its Affiliates that do not relate, directly or indirectly, to the Company Group Entities.

Section 5.04. Books and Records.

(a) At or prior to the Closing, Parent shall ensure that all books and records of the Company Group Entities are in the possession and control of the Company Group Entities.

(b) After the Closing, each of the parties hereto shall preserve, until at least the sixth (6th) anniversary of the Closing Date, all records in their possession immediately following the Closing relating to the Company Group Entities or the conduct of the business of the Company Group Entities prior to the Closing. After the Closing Date until at least the sixth (6th) anniversary of the Closing Date, upon any reasonable request from a party hereto or its employees, agents or Representatives, the party holding such records shall (i) provide to the requesting party or its employees, agents or Representatives reasonable access to such records during normal business hours and (ii) permit the requesting party or its employees, agents or Representatives to make copies of such records to the extent relating to a Company Group Entity, in each case at no cost to the requesting party or its employees, agents or Representatives (other than for reasonable out-of-pocket expenses); provided, however, that nothing herein shall require either party to disclose any information to the other if such disclosure would be reasonably likely to result in the loss of the attorney-client, attorney work-product or any similar privilege or contravene any applicable Law or Governmental Order (it being understood that each party shall cooperate in any reasonable efforts and requests for waivers, joint defense agreements or similar arrangements that would enable otherwise required disclosure to the other party to occur without so jeopardizing privilege or contravening such confidentiality obligations, Law or Governmental Order). Such records may be sought under this Section 5.04 for any reasonable purpose, including to the extent reasonably required in connection with the audit, accounting, financial reporting, tax, litigation, regulatory, federal, foreign or state securities disclosure or other similar needs of the party seeking such records. Notwithstanding the foregoing, any and all such records may be destroyed by a party if such destroying party sends to the other party hereto written notice of its intent to destroy such records, specifying in reasonable detail the contents of the records to be destroyed; such records may then be destroyed after the sixtieth (60th) day following such notice unless the other party hereto notifies the destroying party that such other party desires to obtain possession of such records, in which event the destroying party at the requesting party’s expense shall transfer the records to such requesting party and such requesting party shall pay all reasonable expenses of the destroying party in connection therewith. In addition, following the Closing each party agrees to provide, and shall use commercially reasonable efforts to cause its Subsidiaries and their respective employees, agents or Representatives to provide, such cooperation and assistance to the other party, its Subsidiaries and their respective employees, agents or Representatives (including, for the avoidance of doubt, such party’s auditors), as may be reasonably requested by such other party upon reasonable advance written notice, in connection with the audit, accounting, financial reporting, tax, litigation, federal, foreign or state securities disclosure or other similar needs of such requesting party; provided, that such cooperation and assistance shall be provided at the requesting party’s expense and such access shall be subject to the limitations set forth in the proviso to the first sentence of this Section 5.04(b).

Section 5.05. Confidentiality.

(a) The terms of the confidentiality agreement, dated February 27, 2023 (the “Confidentiality Agreement”), among Parent and Acquiror, shall continue in full force and effect until the Closing, at which time all obligations under the Confidentiality Agreement shall terminate (other than obligations which by their terms survive termination, which such obligations shall continue according to the terms of the Confidentiality Agreement); provided that in no event shall any action required to be taken by this Agreement constitute a breach of the Confidentiality Agreement. If, for any reason, the transactions contemplated by this Agreement are not consummated, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms, as amended by Section 9.03.

(b) From and after the Closing, Parent shall, and shall cause its controlled Affiliates and Representatives to, maintain in confidence any written, oral or other confidential and/or proprietary information relating to the Acquiror or any of its Affiliates (including any such information to the extent relating to the Company Group Entities) or the business conducted thereby; provided, however, that this Section 5.05(b) shall not be construed as prohibiting: (i) disclosures to legal counsel, independent accountants and other Representatives who agree to maintain the confidential nature of such information or have applicable professional or ethical obligations to do so; (ii) disclosures pursuant to the terms of a Governmental Order or as required to be disclosed by any Governmental Authority; and (iii) disclosures required by any applicable Law, including to the extent any Person is advised by its legal counsel that it is required to make such disclosure in order to avoid violating applicable securities Laws or rules of a national securities exchange to which Parent or any of its Affiliates is subject; provided, further, that in the case of disclosures contemplated by clauses (ii) or (iii), the disclosing party shall, to the extent permitted by Law, and other than in the event of an investigation by a Governmental Authority not targeted at the Transaction Agreements or the transactions contemplated thereby, give written notice thereof to the Acquiror so that the Acquiror may seek an appropriate protective order (at the Acquiror’s expense); provided, further, that the foregoing requirements of this Section 5.05(b) shall not apply to the extent that (1) any such information is or becomes generally available to the public other than as a result of disclosure by Parent or any of its Affiliates or any of their respective Representatives in violation of this Section 5.05, (2) any such information is reasonably necessary to be disclosed in connection with any Action or in any dispute with respect to the Transaction Agreements (including in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to the disclosing party in the course of any litigation, arbitration, mediation, investigation or administrative proceeding), or (3) any such information was or becomes available to such party on a non-confidential basis and from a source that is not bound by a confidentiality agreement with respect to such information (other than, for the avoidance of doubt, any information relating to any Company Group Entity known by Parent or any of its Affiliates or Representatives prior to the Closing). Parent shall instruct its Affiliates and Representatives having access to such information as to such obligation of confidentiality; provided, however, that Parent may disclose information about the Tax treatment and Tax structure of the transactions contemplated by this Agreement (including any facts or materials relating thereto or reasonably necessary to understand such treatment or structure).

(c) From and after the Closing, the Acquiror shall, and shall cause its controlled Affiliates and Representatives to, maintain in confidence any written, oral or other confidential and/or proprietary information to the extent relating to or obtained from Parent and its Affiliates (not including information to the extent relating to any of the Company Group Entities); provided, however, that this Section 5.05(c) shall not be construed as prohibiting: (i) disclosures to legal counsel, independent accountants and other Representatives who agree to maintain the confidential nature of such information or have applicable professional or ethical obligations to do so; (ii) disclosures pursuant to the terms of a Governmental Order or as required to be disclosed by any Governmental Authority; and (iii) disclosures required by any applicable Law, including to the extent any Person is advised by its legal counsel that it is required to make such disclosure in order to avoid violating applicable securities Laws or rules of a national securities exchange to which the Acquiror or any of its Affiliates is subject; provided, further, that in the case of disclosures contemplated by Section 5.05(c)(ii) or (iii), the disclosing party shall, to the extent permitted by Law, and other than in the event of an investigation by a Governmental Authority not targeted at the Transaction Agreements or the transactions contemplated thereby, give written notice thereof to Parent so that it may seek an appropriate protective order (at the expense of Parent); provided, further, that the foregoing requirements of this Section 5.05(c) shall not apply to the extent that (1) any such information is or becomes generally available to the public other than as a result of disclosure by the Acquiror, any Company Group Entity (after the Closing Date) or any of their respective Affiliates or any of their respective Representatives in violation of this Section 5.05(c), (2) any such information is reasonably necessary to be disclosed in connection with any Action or in any dispute with respect to the Transaction Agreements (including in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to the disclosing party in the course of any litigation, arbitration, mediation, investigation or administrative proceeding), or (3) any such information was or becomes available to such party on a non-confidential basis and from a source (other than Parent or any of its Affiliates or Representatives) that is not bound by a confidentiality agreement with respect to such information. The Acquiror shall instruct its Affiliates and Representatives having access to such information as to such obligation of confidentiality; provided, however, the Acquiror may disclose information about the Tax treatment and Tax structure of the transactions contemplated by this Agreement (including any facts or materials relating thereto or reasonably necessary to understand such treatment or structure).

(d) Notwithstanding anything to the contrary contained herein, the parties hereto acknowledge and agree that Parent and its Affiliates may, without prior notice to the Acquiror or any other Person, share any information relating to or obtained from the Acquiror or its Affiliates with (i) any insurance regulatory authority or (ii) the IRS or any other Tax Authority, in each case as Parent deems necessary or advisable in its good faith judgment.

Section 5.06. Regulatory and Other Authorizations; Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, the parties hereto shall, and shall cause their respective Affiliates to, cooperate with each other and use their reasonable best efforts to take or cause to be taken all actions, and to do, or cause to be done, and assist and cooperate with the other party in doing, all things necessary, proper or advisable to obtain as promptly as practicable all Governmental Approvals that are required under applicable Laws and to consummate and make effective the transactions contemplated by this Agreement prior to the Outside Date, including (i) preparing and filing all documentation necessary to effect all necessary actions or nonactions, waivers, consents, clearances, approvals and expirations or terminations of waiting periods from any Governmental Authority, (ii) obtaining all necessary actions or nonactions, waivers, consents, clearances, or approvals from third parties, (iii) defending any Actions, lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or challenging, hindering, impeding, interfering with or delaying the consummation of the transactions contemplated by this Agreement, including seeking to have any stay, temporary restraining order or injunction entered by any court or other Governmental Authority in connection with the foregoing vacated or reversed and (iv) executing and delivering any additional agreements, documents, or instruments necessary, proper, or advisable to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Neither Parent nor the Acquiror, nor any of their respective Affiliates, shall take or cause to be taken any action that would reasonably be likely to have the effect of materially delaying, impairing or impeding the receipt of any such required Governmental Approvals, or preventing the receipt of any such required Governmental Approvals by the Outside Date.

(b) (i) Promptly, and in any case within thirty (30) days after the date hereof, (w) the parties hereto shall file, or cause to be filed, all Notification and Report Forms pursuant to the HSR Act with respect to the transactions contemplated by this Agreement, (x) the Acquiror shall file, or cause to be filed, all change of control and material change applications in each jurisdiction where required by applicable insurance Laws to be filed by Acquiror with respect to the transactions contemplated by this Agreement, including the change of control and material change filings and applications identified in Section 4.03 of the Acquiror Disclosure Schedule (unless otherwise specified therein), (y) Parent shall file, or cause to be filed, all change of control and material change applications in each jurisdiction where required by applicable insurance Laws to be filed by Parent or any of its Affiliates (including any Company Group Entity) with respect to the transactions contemplated by this Agreement, including the change of control and material change filings and applications identified in Section 3.05 of the Parent Disclosure Schedule (unless otherwise specified therein), and (z) Parent, or any of its applicable Affiliates, shall file, or cause to be filed, any application or filing required by a Governmental Authority for the payment of the dividend (or other payments or transfers) contemplated by Section 5.12 and (ii) promptly after the date hereof, the parties hereto shall, or cause to be filed, all other filings and notifications, or where required or mutually determined to be advisable, pre-filings and pre-notifications, with all Governmental Authorities that are required under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including any other filing, notification, pre-filing or pre-notification (as applicable) that may be required under any applicable Antitrust Law in connection with the transactions contemplated by this Agreement. Parent and the Acquiror, and their respective Affiliates, each shall supply, or cause to be supplied, as promptly as practicable any additional information and documentary material that may be requested by a Governmental

Authority in connection with the filings set forth in (i) and (ii) and, subject to Section 5.06(e), shall each use its reasonable best efforts to promptly (but in any event prior to the Outside Date) obtain all necessary actions or nonactions, waivers, consents, clearances, approvals and expirations or terminations of waiting periods from any Governmental Authority; provided that none of the Acquiror, Parent, any of the Company Group Entities or any of their respective Affiliates shall be required to undertake any Burdensome Condition. The Acquiror shall have responsibility for the filing fees associated with the filings it is required to make, including those set forth in Section 4.03 of the Acquiror Disclosure Schedule (and including, for the avoidance of doubt, filings made under the HSR Act), and Parent shall have responsibility for the filing fees associated with filings Parent or any of its Affiliates are required to make, including those designated as filings of Parent in Section 3.05 of the Parent Disclosure Schedule.

(c) Subject to applicable Laws relating to the sharing of information, Parent and its Affiliates, on the one hand, and the Acquiror and its Affiliates, on the other hand, shall use its reasonable best efforts to consult and cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the transactions contemplated by this Agreement and in connection with any investigation or other inquiry by or before a Governmental Authority or other Person relating to the transactions contemplated by this Agreement. Each party shall promptly notify the other of any non-de minimis communication it receives from any Governmental Authority and of any communication in any proceeding by any other Person and permit the other party to review and comment in advance (and consider in good faith the views of the other party) on any proposed filing, submission or other communication by such party to any Governmental Authority or other Person and each shall provide the other party with copies of all correspondence, filings or communications between such party, on the one hand, and any Governmental Authority or members of the staff of any Governmental Authority or other Person, on the other hand, in each case to the extent relating to the matters that are the subject of this Agreement. Neither Parent nor the Acquiror (or their respective Affiliates) shall agree to participate in any meeting with any Governmental Authority or other Person relating to the matters that are the subject of this Agreement (other than immaterial and routine ministerial matters) unless it consults with the other in advance and, to the extent not prohibited by such Governmental Authority or other Person, gives the other the reasonable opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreement, Parent, the Acquiror, and their respective Affiliates shall coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with obtaining all necessary actions or nonactions, waivers, consents, clearances, approvals and expirations or terminations of waiting periods from any Governmental Authority; provided, however, that either party, or any of their respective Affiliates, may, as it reasonably deems advisable and necessary (i) redact information to protect against the disclosure of any trade secrets of third parties, or any violation any of its obligations under any Contract with respect to confidentiality, or to address reasonable privilege concerns or (ii) designate competitively sensitive material provided as “outside counsel only” (such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient); and provided, further, that the Acquiror’s obligations to notify Parent or any of its Affiliates with respect to communications received from a Tax Authority, as well as the rights and obligations of the parties hereto with respect to any Tax audit or administrative or court proceeding related to Taxes, shall be governed solely by Section 7.07. No party hereto shall be required to comply with any provision of this Section 5.06(c) to the extent that such compliance would be prohibited by applicable Law. Each of the Acquiror and Parent shall supply all information reasonably requested by the other party to prepare any necessary filings and to make a determination of what filings under the Antitrust Laws are necessary.

(d) Parent and the Acquiror shall each use commercially reasonable efforts to obtain, or cause to be obtained, the consents required in connection with the transactions contemplated by this Agreement and the other Transaction Agreements (other than the Letters of Credit, which shall be subject to Section 5.11(a)) under the agreements set forth on Section 5.06(d) of the Parent Disclosure Schedule (each a “Third Party Consent”); provided that neither Parent nor the Acquiror shall be required to: (i) take any action with respect to any third party unless such action is conditioned upon the Closing, (ii) commence or participate in litigation or offer or grant any accommodation (financial or otherwise) or offer anything of value to any third party to obtain any such Third Party Consent, or (iii) incur any costs or expenses payable to third parties in connection with any Third Party Consents unless such amounts are funded or promptly reimbursed by the other party.

(e) In furtherance and not in limitation of the foregoing, the Acquiror and its Affiliates shall take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including taking all such further action as may be necessary to resolve such objections any Governmental Authority may assert with respect to the transactions contemplated by this Agreement, and to avoid or eliminate each and every impediment that may be asserted by any Governmental Authority with respect to the transactions contemplated by the this Agreement so as to enable the Closing to occur promptly and in any event no later than the Outside Date, in each case so as to satisfy the conditions to Closing or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any Action that would otherwise have the effect of preventing the Closing or delaying the Closing beyond the Outside Date; provided that, notwithstanding anything herein to the contrary, nothing in this Agreement shall require the Acquiror, Parent, the Company Group Entities or any of their respective Affiliates to undertake any Regulatory Condition that would (i) impose any material limitations on the ownership or operation by the Acquiror or any of its Affiliates (including any of the Company Group Entities) of any material portion of their respective businesses, operations or assets, (ii) compel the Acquiror or any of its Affiliates to sell, divest or hold separate, before or after the Closing Date, any material portion of the businesses, operations or assets of the Acquiror or any of its Affiliates (with materiality measured on the scale of the Company Group Entities, taken as a whole), (iii) require the Acquiror or any of its Affiliates (including any of the Company Group Entities after the Closing) to take any action (or agree to refrain from taking any action), including an amendment of any Transaction Agreement or the sale, lease, license, disposal or holding separate of any assets, rights, product lines, licenses, categories of assets or business or other operations or interests therein, which such requirements would reasonably be expected to be material and adverse to the Acquiror and its Affiliates (including any of the Company Group Entities) (with materiality measured on the scale of the Company Group Entities, taken as a whole), (iv) require that the Acquiror or any of its Affiliates contribute material capital or enter into any material direct or indirect guarantee, capital maintenance agreement, keep-well or other requirement to fund money into any of the Company Group Entities or maintain any material risk-based capital or solvency capital or materially limit or restrict dividends or distributions from any

Company Group Entity, (v) otherwise have an adverse effect on the business, assets, liabilities, operations or results of operations or condition (financial or otherwise) of the Acquiror and its Affiliates (including the Company Group Entities), taken as a whole, in any material respect (with materiality measured on the scale of the Company Group Entities, taken as a whole) or (vi) impose any limitations or require any action, undertaking or commitment with respect to Parent and its Affiliates, other than the Company Group Entities, or their respective businesses, operations or assets, in each case excluding the actions or commitments set forth on Section 5.06(e) of the Acquiror Disclosure Schedule (any of the foregoing matters described in clauses (i) through (vi) above, a “Burdensome Condition”). Notwithstanding the foregoing, nothing in this Agreement shall require the Acquiror, Parent, the Company Group Entities, or their respective Affiliates, to undertake any Regulatory Condition unless the effectiveness of such Regulatory Condition is conditioned on Closing.

(f) If despite the exercise of reasonable best efforts by Parent and the Company Group Entities, Parent and the Company Group Entities are unable to obtain any Governmental Approvals that are required in order to divided or distribute (or otherwise transfer) the AIG Intercompany Notes to Parent prior to the Closing without imposition of a Burdensome Condition, the AIG Intercompany Notes shall be retained by the Company Group Entities, and, following the Closing, the Acquiror shall continue taking reasonable best efforts (without the imposition of any Burdensome Condition) to transfer to Parent or otherwise cancel or forgive all of the AIG Intercompany Notes as promptly as practicable thereafter.

Section 5.07. Intercompany Obligations and Arrangements.

(a) Parent shall: (i) provide to Acquiror, as promptly as practicable after the date hereof, a true, correct and complete list, as of the date of delivery of such list, of all Intercompany Agreements (the “Intercompany Agreement Schedule”), along with true, correct and complete copies of each such Intercompany Agreement that have not been Made Available to Acquiror, and (ii) use commercially reasonable efforts to, as promptly as practicable after the date hereof, provide to Acquiror a true and correct list of all Intercompany Payables and Intercompany Receivables as of the date of delivery of such list.

(b) Parent shall, and shall cause its Affiliates to, take all such actions as may be necessary to terminate or commute (without further liability or obligation of the Company Group Entities), concurrently with or immediately prior to the Closing, all Intercompany Agreements, whether written or oral, and to settle (including by way of transfer to Parent or Affiliate thereof, other than any Company Group Entity), discharge, offset, pay or repay in full all Intercompany Payables and Intercompany Receivables, regardless of their maturity, for the amount due (including any accrued and unpaid interest to but excluding the date of payment), together with all fees and other amounts due or outstanding thereunder, provided, however, that (i) prior thereto, Parent shall discuss in good faith with Acquiror whether any Intercompany Agreement not set forth Section 5.07(b) of the Parent Disclosure Schedule should survive the Closing and (ii) this Section 5.07 shall not apply to (1) any Intercompany Agreement set forth in Section 5.07(b) of the Parent Disclosure Schedule, any Intercompany Agreement that the parties mutually agree should survive the Closing pursuant to the discussions contemplated by the preceding clause (i) or any Intercompany Agreement that survives the Closing pursuant to Section 5.01(b)(xxv) (the “Surviving Intercompany Agreements”), with respect to which Parent shall, or shall cause its applicable Affiliate to, waive, effective as of the Closing any right of Parent or such Affiliate, as applicable, to terminate, cancel, modify accelerate or commute such Surviving Intercompany Agreement, or any right to a claim breach or default such Surviving Intercompany Agreement, in each case as a result of the Closing, (2) any Contract between a third party, on the one hand, and Parent or any of its respective Affiliates, on the other hand, to which any Company Group Entity is not a party, but under which any Company Group Entity may otherwise derive benefits, such as enterprise-wide licenses or “master” agreements or (3) any Contract among (A) a third party, (B) Parent or any of its Affiliates (other than a Company Group Entity) and (C) any Company Group Entity.

Section 5.08. Parent’s Names and Marks.

(a) Neither the Acquiror nor any of its Affiliates shall have any rights in or to any of Parent’s Names and Marks and neither the Acquiror nor any of its Affiliates shall (i) seek to register in any jurisdiction any Trademark that is a derivation, translation, adaptation, combination or variation of Parent’s Names and Marks or that is confusingly similar thereto or (ii) contest the use, validity, ownership, or enforceability of any rights of Parent or any of its Affiliates in or to any of Parent’s Names and Marks.

(b) Following the Closing Date, the Acquiror shall, and shall cause its Affiliates to, promptly cease and discontinue any and all infringing uses of Parent’s Names and Marks, whether or not in combination with other words, symbols or other distinctive or non-distinctive elements, and all Trademarks confusingly similar to any of the foregoing or embodying any of the foregoing whether or not in combination with other words, symbols or other distinctive or non-distinctive elements.

(c) Notwithstanding anything herein to the contrary, solely to the extent and for the duration reasonably necessary after the Closing Date, and in no event for more than one hundred and eighty (180) days after the Closing Date, the Company Group Entities shall have the right to use all materials bearing Parent’s Names and Marks, including signage, advertising, promotional materials, packaging, inventory, electronic materials, collateral goods, stationery, business cards, websites, invoices, receipts, forms, product, training and service literature and materials, and other materials (“Materials”) solely as such Materials were used in connection with or contemplated to be used in connection with the business of the Company Group Entities as of the Closing, and solely to the extent such use cannot commercially reasonably be avoided, provided, that the Acquiror shall, and shall cause the Company Group Entities to, commence the removal and destruction of Parent’s Names and Marks from all such Materials promptly following the Closing Date; and provided further that the Acquiror shall, and shall cause the Company Group Entities to, reasonably promptly after the Closing Date cease all use of Parent’s Names and Marks on all stationery, business cards, purchase orders, invoices, receipts and similar correspondence. The Acquiror agrees that, after the Closing Date, the Acquiror shall not, and shall cause its Affiliates not to, expressly, or by implication, do business as or represent themselves as Parent or its Affiliates (other than any Company Group Entity) and, to the extent there exists, to the Knowledge of the Acquiror, any confusion in the mind of any Person as to whether the Company Group Entities are still affiliated with Parent, the Acquiror shall use commercially reasonable efforts to clarify to such Person that the Company Group Entities are no longer affiliated with Parent or its Affiliates.

(d) As promptly as reasonably practicable after the Closing Date, the Acquiror shall adopt, or shall cause the adoption of, such amended organizational documents with respect to the Company Group Entities as are necessary such that the Company Group Entities can effect a change in their respective names to a name not containing any of Parent’s Names and Marks or any confusingly similar derivation, translation, adaptation, combination or variation thereof, and cause the Company Group Entities to file any such amended organizational documents and make any other required notices or filings with the applicable Governmental Authority, subject to obtaining any required Governmental Approvals.

(e) To the extent that a Company Group Entity owns any rights in or to any Parent’s Names and Marks, including any registrations or applications for registrations thereof in any jurisdiction, such Company Group Entity hereby assigns and transfers to Parent (or its designated Affiliate) all right, title and interest in and to Parent’s Names and Marks, and the Acquiror shall cause such Company Group Entity to promptly execute any documents and perform any acts that are requested by Parent in order to effectuate or register such assignment (at Parent’s expense). Should the Acquiror or any of its Affiliates, following the Closing Date, become aware of any domain name registration by a Company Group Entity that includes or incorporates any of Parent’s Names and Marks, the Acquiror shall promptly notify Parent of the existence of such domain name registration and, upon Parent’s request, shall, or shall cause its relevant Affiliate to, promptly assign and transfer all right, title and interest in or to such domain name registration to Parent (or its designated Affiliate), and promptly execute any documents and perform any acts that are requested by Parent in order to effectuate or register such assignment (at Parent’s expense).

(f) Acquiror shall ensure that all use of Parent’s Names and Marks pursuant to this Section 5.08 shall (i) be only with respect to services of a level of quality equal to or greater than the quality of services with respect to which Parent and its Affiliates used Parent’s Names and Marks immediately prior to the Closing Date, (ii) comply with all reasonable trademark usage restrictions or other guidelines furnished by Parent or its Affiliates, as applicable, with respect to the use of Parent’s Names and Marks, and (iii) comply with all applicable Laws. Any and all goodwill generated by the use of Parent’s Names and Marks as permitted under this Section 5.08 shall inure solely to the benefit of Parent and its Affiliates (or its or their licensors), and if the Company Group Entities or Acquiror obtains any goodwill, right, title or interest in or to any of Parent’s Names and Marks, Acquiror shall assign and hereby irrevocably assigns to Parent or its Affiliates all such goodwill, rights, title and interests. In any event, Acquiror shall not, and shall cause its Affiliates not to, use Parent’s Names and Marks in any manner that would damage or tarnish the reputation of Parent or its Affiliates or the goodwill associated with Parent’s Names and Marks, or take any action that would adversely affect Parent’s or its Affiliates’ (or its or their licensor(s)’) rights in any of Parent’s Names and Marks or the validity, enforceability or distinctiveness of any of Parent’s Names and Marks or any registrations or applications therefor.

(g) Nothing in this Section 5.08 shall be deemed to limit or prevent the Acquiror and its Affiliates (including, following the Closing, the Company Group Entities) from using Parent’s Names and Marks for factually accurate historical reference purposes, as permitted by applicable Laws related to Trademarks, such as nominative fair use.

Section 5.09. Mutual Release.

(a) Effective as of the Closing, Parent, for itself and on behalf of its Subsidiaries and its and their successors, heirs and executors (each, a “Parent Releasor”), hereby irrevocably, knowingly and voluntarily releases, discharges and forever waives and relinquishes all claims, demands, obligations, liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions and causes of action of whatever kind or nature, whether known or unknown, which any Parent Releasor has, may have or might have or may assert now or in the future, against any of the Company Group Entities or any of their respective successors, assigns, heirs, executors, officers, directors, partners (other than the Acquiror and its Affiliates (excluding the Company Group Entities)) or employees (in each case in their capacity as such) (each, a “Company Releasee”), arising out of, based upon or resulting from any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed or was taken prior to the Closing; provided, however, that, with respect to the Company Releasees that are not Company Group Entities, nothing in this Section 5.09(a) shall release, waive, discharge or otherwise affect the rights or obligations of any such party to the extent such rights or obligations do not arise out of any claims, demands, obligations, liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions or causes of action that the Company Group Entities may have or had against any Company Releasee which occurred, existed or was taken prior to the Closing Date; provided, however, that nothing contained in this Section 5.09(a) shall release, discharge, waive or otherwise affect the rights or obligations of any party to the extent related to or arising out of any Surviving Intercompany Agreement. The foregoing release shall not apply to any claim arising under the terms of any Transaction Agreement or any claim alleging actual and intentional fraud or intentional misconduct. Parent shall, and shall cause each Parent Releasor to, refrain from, directly or indirectly, asserting any claim or demand or commencing, instituting or causing to be commenced, any legal proceeding of any kind against any Company Releasee based upon any matter released pursuant to this Section 5.09(a). The parties hereto hereby acknowledge and agree that the execution of this Agreement shall not constitute an acknowledgment of or an admission by any Parent Releasor or Company Releasee of the existence of any such claims or of liability for any matter or precedent upon which any liability may be asserted.

(b) Effective as of the Closing, the Acquiror, for itself and on behalf of its Subsidiaries and its and their successors, heirs and executors (each, an “Acquiror Releasor”), hereby irrevocably, knowingly and voluntarily releases, discharges and forever waives and relinquishes all claims, demands, obligations, liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions and causes of action of whatever kind or nature, whether known or unknown, which any Acquiror Releasor has, may have or might have or may assert now or in the future, against Parent, its Affiliates or any of their respective successors, assigns, heirs, executors, officers, directors, partners or employees (in each case in their capacity as such) (each, a “Parent Releasee”), arising out of, based upon or resulting from any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed or was taken prior to the Closing; provided, however, that, with respect to the Acquiror Releasors that are not Company Group Entities, nothing in this Section 5.09(b) shall release, waive, discharge or otherwise affect the rights or obligations of any such party to the extent such rights or obligations do not arise out of any claims, demands, obligations, liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions or causes of action that the Company Group Entities may have or had against any Parent Releasee which occurred, existed or was taken prior to the Closing Date; and provided, further, that nothing contained in this

Section 5.09(b) shall release, waive, discharge or otherwise affect the rights or obligations of any party to the extent related to or arising out of any Surviving Intercompany Agreement. The foregoing release shall not apply to any claim arising under the terms of any Transaction Agreement or any claim alleging actual and intentional fraud or intentional misconduct. The Acquiror shall, and shall cause each Acquiror Releasor to, refrain from, directly or indirectly, asserting any claim or demand or commencing, instituting or causing to be commenced, any legal proceeding of any kind against any Parent Releasee based upon any matter released pursuant to this Section 5.09(b). The parties hereto hereby acknowledge and agree that the execution of this Agreement shall not constitute an acknowledgment of or an admission by any Acquiror Releasor or Parent Releasee of the existence of any such claims or of liability for any matter or precedent upon which any liability may be asserted.

Section 5.10. Financing.

(a) The Acquiror shall use reasonable best efforts, and shall cause each of its Subsidiaries to use reasonable best efforts, to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to consummate and obtain funds sufficient to fund the Financing Amounts, on or prior to the date on which the transaction contemplated hereby is required to be consummated pursuant to the terms hereof. In furtherance and not in limitation of the foregoing, the Acquiror shall use reasonable best efforts to take, and use reasonable best efforts to cause to be taken, all actions and use reasonable best efforts to do, all things necessary, proper or advisable to obtain the proceeds of the Debt Financing on the terms and subject only to the conditions described in the Debt Commitment Letter as promptly as possible but in any event prior to the date on which the transaction contemplated hereby is required to be consummated pursuant to the terms hereof, including by (i) maintaining in effect the Debt Commitment Letter, other than as permitted in this Section 5.10, (ii) negotiating and entering into definitive agreements with respect to the Debt Financing (the “Definitive Agreements”) consistent with the terms and conditions contained therein (including the “flex” provisions related thereto) or such other terms acceptable to the Acquiror, but without any Prohibited Modification, (iii) satisfying on a timely basis all conditions in the Debt Commitment Letter and the Definitive Agreements that are within its control and complying with its obligations thereunder and (iv) enforcing its rights under the Debt Commitment Letter and the Definitive Agreements in a timely and diligent manner.

(b) Neither the Acquiror nor any of its Subsidiaries shall, without the prior written consent of Parent: (i) permit, consent to or agree to any amendment, replacement, supplement, termination or modification to, or any waiver of, any provision or remedy under the Debt Commitment Letter or the Definitive Agreements if such amendment, replacement, supplement, modification, waiver or remedy (A) adds new (or adversely modifies any existing) conditions to the consummation of all or any portion of the Debt Financing, (B) reduces the aggregate principal amount of the Debt Financing, unless such amount has been replaced by other financing commitments in a manner permitted by the terms of this Section 5.10(b) or the Acquiror’s available cash on hand, (C) materially and adversely affects the ability of the Acquiror to enforce its rights against the Financing Sources to the Debt Commitment Letter or the Definitive Agreements as so amended, replaced, supplemented or otherwise modified or (D) could otherwise reasonably be expected to prevent, impede or delay the consummation of the transactions contemplated hereby (the effects described in clauses (A) through (D), collectively, the “Prohibited Modifications”); or (ii) terminate or cause the termination of the Debt Commitment Letter or any Definitive Agreement. The Acquiror shall promptly deliver to Parent copies of any amendment, replacement, supplement, termination, modification or waiver to the Debt Commitment Letter and/or Definitive Agreements.

(c) In the event that any portion of the Debt Financing becomes unavailable, regardless of the reason therefor, the Acquiror shall (i) promptly notify Parent in writing of such unavailability and the reason therefor and (ii) use reasonable best efforts, and cause each of its Subsidiaries to use their reasonable best efforts, to arrange and obtain, as promptly as practicable following the occurrence of such event, alternative financing for any such unavailable portion from the same or alternative sources (the “Alternative Financing”) to replace such unavailable amount of the Debt Financing (unless the Acquiror has other committed and available funding sources that would be permitted as replacements for the Debt Commitment Letter pursuant to Section 5.10(b) or available cash on hand that it will use to replace such unavailable amount) and, without limiting the foregoing, shall use reasonable best efforts to cause such Alternative Financing to not include any Prohibited Modifications or conditions to the consummation thereof that are more onerous than those set forth in Debt Commitment Letter as of the date hereof. The Acquiror shall provide Parent with prompt oral and written notice of any actual or threatened (in writing) breach, default, cancellation, termination or repudiation by any party to the Debt Commitment Letter or any Definitive Agreement and a copy of any written notice or other written communication from any Lender or other financing source with respect to any actual or threatened breach, default, cancellation, termination or repudiation by any party to the Debt Commitment Letter or any Definitive Agreement of any provision thereof. Upon request from Parent, the Acquiror shall keep Parent reasonably informed on a current basis of the status of its efforts to consummate the Debt Financing, including any Alternative Financing.

(d) The foregoing notwithstanding, compliance by the Acquiror with this Section 5.10 shall not relieve the Acquiror of its obligations to consummate the transactions contemplated by this Agreement whether or not the Debt Financing or any Alternative Financing or other financing is available. To the extent the Acquiror obtains Alternative Financing or amends, replaces, supplements, modifies or waives any of the Debt Financing, in each case pursuant to this Section 5.10 and without any Prohibited Modification, references to the “Debt Financing,” “Lenders,” “Debt Commitment Letter” and “Definitive Agreements” (and other like terms in this Agreement) shall be deemed to refer to such Alternative Financing, the commitments thereunder and the agreements with respect thereto, or the Debt Financing as so amended, replaced, supplemented, modified or waived.

(e) Prior to the Closing, Parent shall use its reasonable best efforts to, and shall cause the Company Group Entities and their respective Representatives to use their respective reasonable best efforts to, provide to the Acquiror (at the Acquiror’s sole expense) all customary cooperation as may be reasonably requested by the Acquiror or the Financing Sources in writing necessary to assist in or facilitate the arranging and obtaining of the Financing, including using reasonable best efforts to:

(i) facilitate reasonable and customary participation by senior management and advisors of the Company Group Entities in a reasonable number of meetings (including customary one-on-one sessions), presentations (including rating agency presentations), road shows, and due diligence sessions with prospective Financing Sources, underwriters and rating agencies, in connection with the Financing, including direct contact between senior management (with appropriate seniority and expertise) of Company Group Entities, on the one hand, and the potential lenders, investors and underwriters for the Financing, on the other hand, in each case upon reasonable prior notice and at times and locations to be mutually agreed;

(ii) assist with the preparation of and provide customary information regarding the Company Group Entities reasonably requested by the Acquiror in writing or the Financing Sources for rating agency presentations, materials for bank information memoranda, marketing materials, underwriter presentations, road shows, investor presentations, prospectuses, registration statements and similar documents in connection with the Debt Financing, in each case, reasonably necessary and customarily delivered in connection with financings of the type being arranged; provided, that Parent and the Company Group Entities shall not be responsible for the delivery or preparation of (A) pro forma and/or projected financial information (including any assumptions or footnotes relating thereto), (B) any description of all or any component of such financing, including any such description to be included in any liquidity or capital resources disclosure or any “description of notes”, (C) projections, risk factors or other forward-looking statements relating to all or any component of such financing, (D) subsidiary financial statements or any other information of the type required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X or (E) compensation disclosure and analysis required by Item 402(b) of Regulation S-K, each of which shall be prepared solely by the Acquiror, (F) any financial information that Parent or its Affiliates do not maintain in the ordinary course of business or information not reasonably available to Parent or its Affiliates under their respective current reporting systems or (G) any financial statements whatsoever other than the Required Financial Information, and Parent and the Company Group Entities shall have no liability with respect to any of the foregoing information (the information described in this proviso is collectively referred to as the “Excluded Information”);

(iii) furnishing the Acquiror with (x) the audited consolidated balance sheet, statement of (loss) income and comprehensive (loss) income and statement of shareholder’s equity and statement of cash flows for Validus Reinsurance, Ltd. for the fiscal year ended December 31, 2022 (which Acquiror acknowledges have already been furnished thereto) and (y) customary Representation and Authorization Letters relating thereto (the materials set forth in this clause (iii)(x), the “Required Financial Information”);

(iv) otherwise providing Financing Assistance; and

(v) assisting with the negotiation, execution and delivery of definitive financing documents, including credit agreements, guarantee and other collateral documents, customary closing certificates, perfection certificates and any schedules thereto as may be required by the Financing Sources and other customary documents as may be reasonably requested by the Acquiror; provided, that such documents (other than the Representation and Authorization Letters) shall be effective only upon the Closing, that Parent and its Affiliates (other than the Company Group Entities) shall have no liability with respect to such documents whatsoever, and that the Company Group Entities shall have no liability with respect to such documents prior to the Closing.

(f) Nothing in this Section 5.10 will require Parent, the Company Group Entities or any of their respective Representatives or Affiliates to (i) waive or amend any terms of this Agreement or any other Contract to which it is a party or agree to pay any fees, reimburse any expenses or otherwise incur any liability or obligation (X) in the case of Parent, its Representatives and its Affiliates (other than the Company Group Entities) at any time whatsoever or (Y) in the case of the Company Group Entities, prior to the Closing Date; (ii) enter into any definitive agreement (X) in the case of Parent, its Representatives and its Affiliates (other than the Company Group Entities) at any time whatsoever or (Y) in the case of the Company Group Entities, that is effective prior to the Closing and other than, in the case of the foregoing clause (Y), the Representation and Authorization Letters or any customary accountants’ “comfort letters” (including customary “negative assurances”) and customary consents by auditors to the inclusion of audit reports with respect to the Required Financial Information if such Required Financial Information is included in any such SEC filing or offering documents (the “Agreed Pre-Closing Matters”); (iii) give any indemnities in connection with the Financing (X) in the case of Parent, its Representatives and its Affiliates (other than the Company Group Entities) at any time whatsoever or (Y) in the case of the Company Group Entities, that are effective prior to the Closing Date; (iv) adopt any resolution, grant any approval or authorization or otherwise take any corporate or similar action in respect of the Financing (X) in the case of Parent, its Representatives and its Affiliates (other than the Company Group Entities) at any time whatsoever or (Y) in the case of the Company Group Entities (and solely to the extent resolutions or actions are adopted or taken by Persons that will continue to be a director of the applicable entity following the Closing and only in their capacities as such), that are effective prior to the Closing Date, other than the Agreed Pre-Closing Matters; (v) take any action that would reasonably be expected to conflict with or violate its organizational documents or any applicable Laws or would reasonably be expected to result in a violation or breach of, or default under, any agreement to which Parent or any Company Group Entity is a party; (vi) provide any information the disclosure of which is prohibited or restricted under applicable law or is legally privileged; (vii) require Parent or its Affiliates to prepare or deliver any Excluded Information; (viii) require the delivery of an opinion of counsel; (ix) require any officer or Representative of Parent or the Company Group Entities to take any action that could reasonably be expected to result in personal liability to such officer or Representative or (x) take any action that would unreasonably interfere with the ongoing operations of Parent or any of their Affiliates. Nothing contained in Section 5.10 or otherwise in this Agreement shall require (A) Parent or any of its Affiliates (other than the Company Group Entities) to be an issuer or other obligor with respect to the debt incurred under any Financing or (B) the Company Group Entities, prior to Closing, to be an issuer or other obligor with respect to the debt incurred under any Financing.

(g) The Acquiror shall promptly, upon request by Parent, reimburse Parent, its Affiliates and the Company Group Entities for all reasonable and documented out-of-pocket costs and expenses incurred by Parent, the Company Group Entities or any of their respective Representatives (including reasonable and documented fees of attorneys and accountants) in connection with its cooperation contemplated by Section 5.10 and shall reimburse, indemnify and hold harmless Parent, its Affiliates and their respective Representatives from and against all losses suffered or incurred by them in connection with the arrangement of the Financing, any information used in connection therewith, and action taken by them pursuant to Section 5.10; provided, however, that the foregoing shall not apply to the extent such losses arose out of or resulted from (i) information provided in writing by or on behalf of Parent, its Affiliates or the Company Group Entities or any of its or their respective Representatives or (ii) the willful misconduct, gross negligence or material breach of their obligations under this Agreement by Parent, its Affiliates or the Company Group Entities or any of its or their respective Representatives.

(h) The parties hereto acknowledge and agree that the provisions contained in this Section 5.10 represent the sole obligations of Parent and its Affiliates with respect to cooperation in respect of arrangement of any financing to be obtained by the Acquiror or any of its Affiliates with respect to the transactions contemplated by this Agreement or the Debt Commitment Letter, and no other provision of this Agreement shall be deemed to modify or expand such obligations. In no event shall the receipt or availability of any funds or financing (including the Financing) by the Acquiror any of its Affiliates or any other financing or other transactions be a condition to any of the Acquiror’s obligations under this Agreement. Notwithstanding anything to the contrary in this Agreement, Parent’s breach of any of the covenants required to be performed by it under this Section 5.10 or Section 5.11 shall not be considered in determining the satisfaction of the condition set forth in Section 8.03(a), unless such breach is a willful and material breach and is a principal cause of the Acquiror being unable to obtain the proceeds of the Debt Financing at the Closing.

(i) All non-public or other confidential information provided by Parent, the Company Group Entities or any of their respective Representatives pursuant to this Agreement will be kept confidential in accordance with the Confidentiality Agreement, except that the Acquiror will be permitted to disclose such information to any (x) Financing Sources or prospective Financing Sources and other financial institutions, lenders and investors that may become parties to the Financing, to any underwriters, initial purchasers or placement agents in connection with the Financing (and, in each case, to their respective counsel and auditors) so long as such Persons (A) agree to be bound by the Confidentiality Agreement as if parties thereto or (B) are subject to other confidentiality undertaking reasonably satisfactory to Parent, and (y) to rating agencies in connection with the Financing on a confidential basis.

(j) Parent hereby consents to the use of the Company Group Entity logos in connection with the Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company Group Entities or the reputation or goodwill of the Company Group Entities.

(k) Upon reasonable written request by Parent, Acquiror shall provide Parent reasonable detail of the current status of its efforts to arrange the Financing.

Section 5.11. Letter of Credit; Business Guarantees.

(a) On the Closing Date, Parent will at its sole cost and expense cause the Company Group Entities to return to Parent the Letters of Credit listed on Section 5.11(a)(i) of the Parent Disclosure Schedule and any other Letter of Credit issued by, on behalf of or for the account of Parent or any of its Affiliates to and for the benefit of any Company Group Entities (the “Returned Letters of Credit”) (it being understood that to the extent that the Acquiror is, or the Company Group Entities are, required to replace (or to cause the replacement of) such Returned Letters of Credit for regulatory or other reasons as a result of such return, Acquiror shall bear any costs of such replacement). From and after the date the hereof, the Acquiror shall use reasonable best efforts, at its sole expense, to (i) with respect to each Letter of Credit (other than the Returned Letters of Credit) listed on Section 5.11(a)(ii) of the Parent Disclosure Schedule or incurred, entered into, issued by, or caused to be issued, from or after the date hereof in the Ordinary Course of Business of the Company Group Entities of writing reinsurance (excluding the provision of capital support benefiting any Company Group Entities) (the “Terminated or Replaced Letters of Credit”), either (A) cause such Terminated or Replaced Letter of Credit to be terminated and returned at Closing to the applicable lender, financial institution or surety or other Person that issued such Letter of Credit or (B) cause the Acquiror or any of its Affiliates (other than the Company Group Entities) to be substituted for Parent and each of its Affiliates (other than the Company Group Entities), as applicable, in respect of such Terminated or Replaced Letters of Credit and obligations in respect thereof and (ii) obtain with respect to each Terminated or Replaced Letter of Credit or Business Guarantee existing on the date hereof or entered into from and after the date hereof, releases, in form and substance reasonably satisfactory to Parent, from all liabilities and obligations of Parent and each of its Affiliates (other than the Company Group Entities) under each Terminated or Replaced Letter of Credit and each Business Guarantee (including any obligation to reimburse or indemnify or pay any fee or expense but excluding any reimbursement, fee or indemnification obligation arising, or in respect of any circumstance occurring on or prior to the Closing Date), in each case without further recourse to Parent or any such Affiliate. If the matters contemplated by clauses (A) and (B) of the immediately preceding sentence have not been accomplished with respect to any Letter of Credit or Business Guarantee on or prior to the Closing Date, then the Acquiror shall continue to use its reasonable best efforts to effect such substitution or termination and obtain such releases as promptly as practicable after the Closing. Parent shall be responsible for the payment of fees for the termination and release of the Terminated and Replaced Letter of Credits other than in connection with the Terminated and Replaced Letter of Credits set forth on Section 5.11(a)(ii) of the Parent Disclosure Schedule or Terminated and Replaced Letters of Credit entered into in the Ordinary Course of Business of the Company Group Entities of writing reinsurance (excluding the provision of capital support benefiting any Company Group Entities). For the avoidance of doubt, the Acquiror shall be responsible for providing cash collateral or other credit support to the extent required in connection with the Acquiror’s obligations pursuant to this Section 5.11. The Acquiror shall indemnify and hold harmless Parent and each of its Affiliates from and against any reimbursement obligations and any other Losses suffered or incurred by any such Person in connection with any of the Letters of Credit or Business Guarantees from and after the Closing. The Acquiror shall not, and shall not permit any of its Affiliates to, extend or renew any Contract underlying or containing a Letter of Credit or Business Guarantee unless, prior to or concurrently with such extension or renewal, the Acquiror or the Company Group Entities are substituted in all respects for Parent and its Affiliates, and Parent and its Affiliates are released, in respect of all obligations of Parent and its Affiliates under such Letter of Credit or Business Guarantee.

(b) From the date hereof until the Closing Date, Parent shall cooperate with and provide reasonable assistance to the Acquiror in connection with the Acquiror’s efforts pursuant to the immediately preceding Section 5.11(a) with respect to Terminated or Replaced Letters of Credit, without any obligation to extend any Terminated and Replaced Letters of Credit or Business Guarantees or obtain new or replacement surety, performance bonds or Letters of Credit, in each case for any period following the Closing.

Section 5.12. Pre-Closing Dividend.

(a) Subject to receipt by Company Group Entities of any Governmental Approvals that are required in order to make such payments or transfers in accordance with applicable Law (“Required Dividend Regulatory Approvals”), Parent shall use, and shall cause the Company Group Entities to use, their respective reasonable best efforts to cause the Company Group Entities to pay to CH Parent, CS Parent or any Affiliate thereof (other than any Company Group Entity) (any such entity a “Dividend Payee”), in each case at or prior to the Closing as described below, one or more distributions or dividends (or other payments or transfers) in an aggregate amount reasonably estimated by Parent to be equal to the Estimated Excess Tangible Book Value (or such lesser amount as mutually agreed in writing by the Acquiror and Parent) excluding, for the avoidance of doubt, any distribution, dividend, payment, cancellation or transfer of the AIG Intercompany Notes (such distributions or dividends (or other payments or transfers) actually paid at or prior to the Closing, collectively, the “Pre-Closing Dividend”). The Pre-Closing Dividend Amount shall be deemed to include any transfers by any Company Group Entity of Intercompany Receivables that remain outstanding as of the date of (and are reflected as assets of the Company Group Entities on) the Closing Statement and are consummated concurrently with Closing pursuant to and in accordance with Section 5.07, excluding in all cases, for the avoidance of doubt the AIG Intercompany Notes.

(b) If despite the exercise of reasonable best efforts by Parent and the Company Group Entities, Parent and the Company Group Entities are unable to obtain all Required Dividend Regulatory Approvals for the Company Group Entities to declare and pay (or otherwise transfer) at or prior to the Closing to one or more Dividend Payees, in the aggregate, the full Estimated Excess Tangible Book Value by way of a dividend (or otherwise) pursuant to Section 5.12(a) (excluding, for the avoidance of doubt, the distribution, dividend, payment, cancellation or transfer of all or any portion of the AIG Intercompany Notes), the Deferred Payment Amount shall be retained by the Company Group Entities, and, following the Closing, the Acquiror shall pay (or cause to be paid), as promptly as possible following the Closing, to one or more Dividend Payees (or to Parent or its other Affiliates, as designated by Parent), in one or more installments, an aggregate amount equal to the Deferred Payment Amount. In furtherance of the foregoing, the Acquiror shall, and shall cause its Affiliates (including, following the Closing, the Company Group Entities) to, (x) use their reasonable best efforts to obtain all Required Dividend Regulatory Approvals and take all other actions necessary to cause the payment of the full Deferred Payment Amount to the Dividend Payees (or their designees) as promptly as possible following the Closing (including (A) preparing and filing all documentation necessary to effect all Required Dividend Regulatory Approvals, (B) obtaining all necessary actions or nonactions, waivers, consents, clearances, or approvals from third parties and (C) executing and delivering any additional agreements, documents, or instruments necessary, proper, or advisable to consummate the dividend of the Deferred Payment Amount), and (y) not take any action that would, or would reasonably be expected to, delay, impede or prevent the full payment of the Deferred Payment Amount to the Dividend Payees (or their designees) as promptly as possible following the Closing; provided that, the foregoing shall not require the Acquiror the Company Group Entities or any of their respective Affiliates to undertake any Burdensome Condition.

(c) If there shall be any Deferred Payment Amount outstanding on or after the first anniversary of the Closing, then the Acquiror shall pay to Parent interest on any unpaid Deferred Payment Amount, accruing daily, at an interest rate equal to the average of the daily Secured Overnight Financing Rates plus three hundred (300) basis points for each day from and after the first anniversary of the Closing through the date on which such Deferred Payment Amount is paid, which interest shall be paid monthly on the first (1st) business day of each month.

(d) In the event that there is any amounts outstanding in respect of the AIG Intercompany Notes as of the fifth Business Day prior to the maturity of such AIG Intercompany Notes, then Acquiror shall, and shall cause its Affiliates to, cancel and terminate such AIG Intercompany Notes.

(e) The full amount of any outstanding Deferred Payment Amount shall be due and paid by the Acquiror to Parent no later than the third anniversary of the Closing.

(f) Notwithstanding anything herein to the contrary, prior to the Closing, the Parent shall be permitted to, and to cause the Company Group Entities to, distribute, transfer, terminate, cancel or otherwise remove or eliminate the AIG Intercompany Notes from the Company Group Entities. After Closing, Parent shall and shall cause its Affiliates not to terminate, modify, amend or repudiate the AIG Intercompany Notes at any time prior to receipt of the Governmental Approvals contemplated by Section 5.06(f) or cancellation or termination pursuant to Section 5.12(d).

Section 5.13. Further Action. Parent and the Acquiror shall, and they each shall cause their respective Affiliates to, execute and deliver, or cause to be executed and delivered, such documents and other instruments as may be reasonably required to carry out the provisions of the Transaction Agreements and give effect to the transactions contemplated by the Transaction Agreements subject to and in accordance with the provisions of the Transaction Agreements.

Section 5.14. Certain Other Covenants.

(a) As consideration for and to induce the Acquiror to pay the consideration set forth in this Agreement, until the second (2nd) anniversary of the Closing, Parent shall not, and shall cause each its Subsidiaries, not to:

(i) (A) publicly disclose a principal strategy to compete with the business of the Company Group Entities as of the date hereof or (B) acquire (whether by merger, share purchase or otherwise) a majority of the equity interest of any Person if a majority of such Person’s consolidated revenues for its most recently completed fiscal year were derived from a property casualty reinsurance business competitive with the business of the Company Group Entities as of the date hereof;

(ii) use the Exclusive Business Confidential Information with the purpose of competing with the business of the Company Group Entities as conducted as of the Closing or interfering with the business of the Company Group Entities; or

(iii) knowingly solicit or knowingly assist in the solicitation of any supplier, licensee or service provider with whom the business of the Company Group Entities has a commercial relationship, whether by contract or otherwise, for the primary purpose of causing such supplier, licensee or service provider to reduce, discontinue or alter, in a manner adverse to the Company Group Entities or the business of the Company Group Entities, such commercial relationship.

(b) Until the eighteen (18)-month anniversary of the Closing, Parent shall not, and shall cause its Subsidiaries not to, directly or indirectly, solicit or assist in the solicitation of any individual who on the Closing Date is an Employee without the prior written approval of the Acquiror, unless such individual (i) was terminated by the Acquiror or any of its Affiliates, (ii) has not been in the employ of the Acquiror or any of its Affiliates during the six (6)-months period prior to such solicitation or (iii) is contacted or solicited through general non-targeted solicitation or advertisement in a newspaper, online or through an employment agency.

(c) Each of the parties has carefully read this Section 5.14 and considered the restraints imposed upon Parent and its Subsidiaries, and is in full accord as to the necessity of such restrictive covenants for the reasonable and proper protection of the Acquiror, its Affiliates and the Company Group Entities, and agrees that each restraint imposed by the provisions of this Section 5.14 is fair and reasonable with respect to subject matter, geographic scope and time period. It is expressly understood and agreed that although Parent and the Acquiror consider such covenants to be fair and reasonable, if a judicial determination is made by a court of competent jurisdiction that the time or any other restriction contained in this Section 5.14 is an invalid or unenforceable restriction against Parent or any of its Subsidiaries, the provisions of this Section 5.14 shall not be rendered void but shall be deemed amended to apply to such maximum time and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is invalid or unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein, which shall be given full force and effect without regard to such finding.

(d) Parent represents, stipulates and acknowledges on behalf of itself and its Affiliates and Subsidiaries that: (i) the restrictive covenants contained in this Section 5.14 are a material inducement to the Acquiror to enter into this Agreement and consummate the transactions contemplated hereby, for which Parent and, indirectly, its Subsidiaries, will receive a substantial financial benefit, and (ii) it would impair the goodwill acquired by the Acquiror and reduce the value of the Company Group Entities obtained by the Acquiror through the transactions contemplated hereby if Parent or any of its Subsidiaries were to breach its obligations contained in this Section 5.14.

Section 5.15. Notification; Cooperation.

(a) From the date hereof through the Closing Date, Parent, on the one hand, and the Acquiror, on the other hand, shall promptly notify the other and keep it advised as to: (i) any pending or threatened Action which challenges or seeks to restrain or enjoin the consummation of any of the transactions contemplated hereby; (ii) the commencement of any non-ordinary course audit or examination with respect to any Company Group Entity or the business of the Company

Group Entities by any Governmental Authority; (iii) any event that would or would reasonably be expected to result in, individually or in the aggregate, any of the conditions set forth in Article VIII not being capable of being fulfilled by the Outside Date or (iv) any written notice received by such party from a Governmental Authority or third party seeking to restrain or prohibit the transactions contemplated by this Agreement and the Transaction Agreements. No notification made pursuant to this Section 5.15 shall have the effect of satisfying any condition set forth in Article VIII, nor shall any such notification have any effect for the purposes of determining the rights of any party to claim or obtain indemnification under this Agreement or otherwise enforce its rights and remedies under this Agreement.

(b) From the date hereof through the Closing Date, Parent shall, if permitted by applicable Law, promptly deliver to the Acquiror copies of all statutory financial statements filed with or submitted to any Governmental Authority by or on behalf of any Company Group Entity, following the date on which such statutory financial statements are so filed or submitted.

(c) Following the Closing, to the extent such rights are held by Parent or its Affiliates (other than the Company Group Entities), if directed by the Acquiror, Parent shall (or shall cause its relevant Affiliate to) enforce its rights under any restrictive covenant agreements with any former employee of the Company Group Entities (or former employer of Parent or its Affiliates to the extent applicable to the business of the Company Group Entities) for the Acquiror’s benefit, at the Acquiror’s sole expense.

Section 5.16. Parent Confidentiality Agreements. Following the date hereof, Parent shall promptly request that all Persons (if any) who executed a confidentiality agreement with Parent or any of its Affiliates in connection with the consideration of a possible acquisition of any of the Company Group Entities or any other proposed or potential strategic transaction of any kind related to any of the Company Group Entities (each a “Parent Confidentiality Agreement”) return, or destroy, all confidential information heretofore furnished to such Persons by or on behalf of Parent or any of its Affiliates or Representatives subject to the terms of such Parent Confidentiality Agreement.

Section 5.17. Existing Indemnification Rights.

(a) All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Closing (and rights to advancement of expenses) now existing in favor of any Person who is or prior to the Closing becomes, or has been at any time, a director, officer, employee or agent (including as a fiduciary with respect to an employee benefit plan) of the Company Group Entities or any of their respective predecessors (each, a “D&O Indemnified Party”) as provided in the organizational documents of any Company Group Entity or any indemnification agreement between such D&O Indemnified Party and any of the Company Group Entity in effect as of the date hereof (the “D&O Indemnification Agreements”) shall continue in full force and effect in accordance with their terms with respect to any claims against any such D&O Indemnified Party arising out of such acts or omissions for the period beginning as of the Closing and ending six years following the Closing and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such D&O Indemnified Party for the period beginning as of the Closing and ending six years after the Closing. Acquiror shall ensure that each of the Company Group Entities complies with and honors the foregoing obligations.

(b) Without limiting Section 5.17(a) or any rights of any D&O Indemnified Party pursuant to any indemnification agreement, from and after the Closing, in the event of any threatened or actual proceeding, whether civil, criminal or administrative, based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that the D&O Indemnified Party is or was a director, officer, employee or agent (including as a fiduciary with respect to an employee benefit plan) of any of the Company Group Entities or any of their respective predecessors or any such Person’s service in any such capacity or (ii) this Agreement, the other Transaction Agreements or any of the transactions contemplated hereby and thereby, and in each case pertaining to matters pending, existing or occurring at or prior to the Closing, whether in any case asserted or made before or after the Closing, the Acquiror shall, and shall cause the applicable Company Group Entities to, and the Company Group Entities shall, indemnify and hold harmless, as and to the fullest extent permitted by applicable Law, each such D&O Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any proceeding to each D&O Indemnified Party to the fullest extent permitted by applicable Law), judgments, fines and amounts paid in settlement of or in connection with any such threatened or actual proceeding. The Acquiror shall at its own expense cooperate with a D&O Indemnified Party in the defense of any matter for which such D&O Indemnified Party could seek indemnification hereunder. The Acquiror’s and the Company Group Entities’ obligations under this Section 5.17(b) shall continue in full force and effect for the period beginning as of the Closing and ending six years from the Closing; provided, however, that all rights to indemnification in respect of any proceeding asserted or made within such period shall continue until the final disposition of such proceeding.

(c) In the event that (i) the Acquiror or the applicable Company Group Entity or any of their respective successors or assigns (A) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers or conveys all or a substantial portion of its properties and other assets to any Person or (ii) the Acquiror or any of its successors or assigns dissolves a Company Group Entity, then, and in each such case, the Acquiror shall cause proper provision to be made so that the applicable successors and assigns or transferees assume the obligations set forth in this Section 5.17.

(d) Parent shall, at its sole cost and expense and at its sole option, either (i) at or prior to the Closing, obtain, or cause the Company Group Entities to obtain, a prepaid insurance “tail policy” for the D&O Indemnified Parties providing coverage for a six (6)-year period commencing on the Closing Date with respect to claims arising from acts, events or omissions that occurred at or prior to the Closing (the “D&O Tail Policy”), or (ii) maintain in effect directors’ and officers’ liability insurance coverage for at least a six (6)-year period commencing on the Closing Date for the benefit of D&O Indemnified Parties with respect to claims arising from acts, events or omissions that occurred at or prior to the Closing on terms (with respect to coverage and amount) that are substantially the same as the coverage provided to such persons under insurance policies in effect as of the date of this Agreement (an “Eligible Parent D&O Policy”).

(e) The obligations of the Acquiror and the Company Group Entity under this Section 5.17 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party to whom this Section 5.17 applies without the consent of such affected D&O Indemnified Party. The provisions of this Section 5.17 are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnified Party, his or her heirs and his or her representatives, and are in addition to, and not in substitution for, any other rights to which each D&O Indemnified Party is entitled, whether pursuant to Law, contract or otherwise.

Section 5.18. Wrong Pockets. In the event that, at any time or from time to time after the Closing and prior to the first anniversary thereof, (a) Parent or any of its Subsidiaries receives or otherwise possesses any asset (including any payments or any mail (including electronic mail)) or is liable for any Liability that was reflected in the Closing Tangible Book Value (for this purpose, for the avoidance of doubt, after giving effect to the Pre-Closing Dividend) and therefore should belong to Acquiror or any of the Company Group Entities pursuant to the terms of this Agreement, Parent shall, as promptly as practicable, transfer, or cause to be transferred, such asset or Liability to the appropriate Company Group Entity, as designated by the Acquiror (and Parent shall be responsible for all out-of-pocket costs incurred by Parent or any of its Affiliates to effect such transfer and, prior to any such transfer, Parent shall, or shall cause its Affiliates to, hold such asset in trust for the benefit of the Acquiror), or (b) the Acquiror or any of its Subsidiaries, including any of the Company Group Entities, receives or otherwise possesses any asset (including any payments or any mail (including electronic mail)) or Liability that was not reflected in the Closing Tangible Book Value (for this purpose, for the avoidance of doubt, after giving effect to the Pre-Closing Dividend) and relates materially to any business of Parent or any of its Subsidiaries (excluding, for the avoidance of doubt, the businesses conducted by the Company Group Entities) pursuant to the terms of this Agreement, the Acquiror shall as promptly as practicable transfer, or cause to be transferred, such asset or Liability to Parent or any of its Subsidiaries, as designated by Parent, in each case of clause (a) and (b), for no additional consideration (and Parent shall reimburse the Acquiror for all out-of-pocket costs reasonably incurred by the Acquiror or any of its Affiliates to effect such transfer and, prior to any such transfer, the Acquiror shall, or shall cause its respective Affiliates to, hold such asset in trust for the benefit of Parent).

Section 5.19. Exclusive Dealing. During the period from the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Parent shall not take, or permit any of its Affiliates to take, any action to solicit, encourage, initiate or engage in negotiations with, or provide any non-public information for the purpose of, or enter into any agreement with any Person (other than the Acquiror) providing for, any purchase of any of the Company Group Entities or any material portion thereof, through the purchase of equity securities, merger, sale of assets, bulk reinsurance (except in the Ordinary Course of Business) or other similar transaction (each such transaction, a “Competing Transaction”). Parent shall, and shall cause each of its Affiliates to, immediately cease and cause to be terminated any existing activities, discussions, communications, access (including to the Virtual Data Room) or negotiations with any person or entity (other than the Acquiror) conducted heretofore with respect to any possible Competing Transaction.

Section 5.20. Financial Statement Cooperation. Between the date of this Agreement and the Closing, Parent shall cause the Companies to use reasonable best efforts to provide the Acquiror with interim unaudited financial statements of (a) Validus Holdings and its Subsidiaries (on a consolidated basis) and (b) Validus Specialty and its Subsidiaries (on a consolidated basis), in each case, (i) for each of the fiscal quarters ending after the date of this Agreement but ten (10) Business Days prior to the Closing Date, (ii) in the same format and using the same accounting principles, policies and procedures as were used in the preparation of the interim financial statements included in the Financial Statements (except for such changes as are required by changes in GAAP, Applicable SAP, applicable Law or financial accounting standards or interpretations thereof), and (iii) promptly upon such statements being completed and authorized in accordance with Parent’s policies and procedures for the preparation of financial statements of its Subsidiaries (but in each case within forty-five (45) days of the applicable fiscal quarter end).

Section 5.21. Transition Services. Between the date hereof and the Closing, each of Parent and the Acquiror shall negotiate in good faith regarding the terms of a transition services agreement pursuant to which Parent will provide, or cause its Subsidiaries to provide, to the Company Group Entities and/or the Company Group Entities will provide to Parent or its Subsidiaries, such transition services following the Closing, if any, as are mutually agreed by Parent and Acquiror, each acting reasonably, to be necessary (such transition services agreement as mutually agreed, including all schedules thereto, the “Transition Services Agreement”), it being understood that the Transition Services Agreement shall cover services, and shall specify the duration and costs of each service provided for in such agreement, as mutually agreed by Parent and Acquiror, each acting reasonably.

Section 5.22. Asset Portfolio Repositioning. Prior to the Closing Date, Parent and the Acquiror, acting reasonably, shall negotiate the terms for the disposition by the Reinsurance Entities prior to Closing (up to an aggregate amount set forth on Section 5.22 of the Parent Disclosure Schedule) of Investment Assets identified by the Acquiror, acting reasonably, and replace them with investment grade Investment Assets that comply with the investment guidelines of the Reinsurance Entities.

Section 5.23. Talbot Renewal Rights. Between the date hereof and the Closing, each of Parent and the Acquiror shall take such actions as may be necessary to provide, from and after the Closing, for the renewal rights arrangements set forth on Schedule IV attached hereto, pursuant to which the Affiliates of Parent would transfer to Acquiror the renewal rights, specified records and specified customer relationships with respect to Parent’s Talbot Treaty business, in each case as mutually agreed by Parent and the Acquiror, each acting reasonably.

Section 5.24. Registration Rights Agreement. Parent and the Acquiror shall, each acting reasonably, negotiate in good faith the form of a registration rights agreement containing piggyback registration rights and other terms and conditions customary for such agreements (but not for the avoidance of doubt any demand registration rights), including a customary lock-up provision (subject to customary exceptions) restricting Parent from offering for sale (i) one hundred percent (100%) of the Acquiror Share Number (the “Lock-up Shares”) until the six (6)-month anniversary of the Closing and (ii) fifty percent (50%) of any Lock-up Shares until the twelve (12)-month anniversary of the Closing (the “Registration Rights Agreement”), and Parent and the Acquiror shall execute and deliver such Registration Rights Agreement at Closing.

Section 5.25. Insurance. For a period of two (2) years after the Closing, solely with respect to any claim with respect to which the applicable occurrence happened prior to Closing and is covered by any occurrence-based insurance policies of Parent or its respective Affiliates (excluding the Company Group Entities) (such policies, the “Available Insurance Policies” and such claims, the “Coverage Claims”), the applicable Company Group Entities (and not the Acquiror or any other Affiliate thereof) may submit claims and seek coverage for such Coverage Claims under the Available Insurance Policies, subject to the terms and conditions of such Available Insurance Policies; provided, however, that (i) the Acquiror (on behalf of the Company Group Entities) shall exclusively bear the amount of any deductibles and retentions associated with claims under such Available Insurance Policies and shall otherwise be liable for all uninsured or uncovered amounts of such claims, (ii) the Acquiror and the Company Group Entities shall be solely responsible at their expense for notifying Parent’s Corporate Insurance department of any claim for insurance under Available Insurance Policies (which shall in turn notify the applicable insurance companies of such claims, subject to the limitations set forth in this Section 5.25) and complying with all policy terms and conditions for pursuit and collection of such claims and shall not, without the written consent of Parent (in its sole discretion), amend, modify or waive any rights of Parent or other insureds under any such insurance policies and programs (except with respect to any erosion of available limits based on pursuit of the Coverage Claims), (iii) with respect to Coverage Claims or requests for benefits asserted by any of the Company Group Entities under the Available Insurance Policies, Parent shall have the right but not the duty to monitor and/or associate with such claims and the Acquiror shall provide to Parent’s Corporate Insurance department copies of material communications relating thereto, (iv) the Acquiror and its Affiliates shall not commence coverage litigation under the Available Insurance Policies without Parent’s prior written consent and (v) the Acquiror shall be liable for any fees, costs or expenses incurred by Parent and its Affiliates through the insurers or reinsurers of the Available Insurance Policies relating to the Coverage Claims, including for providing assistance to the Acquiror in making the Coverage Claims and for any increased costs incurred by Parent and its Affiliates to the extent resulting from such claims (including any retroactive or prospective premium adjustments associated with such coverage). Notwithstanding anything contained herein, neither the Acquiror nor any of its Affiliates shall make any such Coverage Claims if, and to the extent that, such claims are also covered by insurance policies sponsored by the Acquiror or its Affiliates. Notwithstanding anything contained herein, nothing in this Agreement shall limit, waive or abrogate in any manner any rights of Parent or its Affiliates to insurance coverage for any matter, whether relating to the Company Group Entities or otherwise, to the extent Parent or any of its Affiliates are liable for any losses thereunder (except with respect to any erosion of available limits based on pursuit of Coverage Claims); provided, that Parent shall, and shall cause its applicable Affiliates to, provide commercially reasonable cooperation with respect to making Coverage Claims and receiving payment under the Available Insurance Policies; provided, further, that any proceeds (net of cost incurred by Parent and its Affiliates in connection therewith) for Coverage Claims due to the Acquiror or any of its Affiliates (including the Company Group Entities after the Closing) received by Parent or any of its Affiliates shall be promptly forwarded to the Acquiror, or at the Acquiror’s written direction, one or more of the Company Group Entities. Any net proceeds received by the Acquiror Indemnified Parties pursuant to this Section 5.25 shall reduce or satisfy, as the case may be, any claim for indemnification which the Acquiror Indemnified Parties may have against Parent or any of its Affiliates under this Agreement or the other Transaction Agreements.

Section 5.26. TBV True-Up Contribution. If immediately prior to the delivery of the Closing Statement, the Estimated Tangible Book Value is reasonably anticipated by Parent to be less than the Target TBV, then Parent shall cause to be contributed, to the Company Group Entities prior to or substantially concurrently with the delivery of the Closing Statement, an aggregate amount in cash or other assets (the “TBV True-Up Contribution”) that in the good faith judgement of Parent is substantially equal to the amount by which the Estimated Tangible Book Value is expected to be less than the Target TBV as of immediately prior to the delivery of the Closing Statement (with reasonable evidence of such contribution provided to the Acquiror along with the Closing Statement) such that, as of the time of preparation of the Closing Statement (and as reflected in the Closing Statement) the Estimated Tangible Book Value is substantially equal to the Target TBV.

Section 5.27. Parent Restructuring Transactions. Prior to the Closing, Parent shall, and shall cause its Subsidiaries to, at Parent’s sole cost and expense, implement and consummate the restructuring transactions involving the Company Group Entities (the “Parent Restructuring Transactions”) set forth in Section 5.27 of the Parent Disclosure Schedule (the “Parent Restructuring Plan”). The parties will discuss in good faith any proposed amendments or modifications to the Parent Restructuring Plan to further effectuate the separation of the businesses of the Company Group Entities from any other business of Parent or its Affiliates.

Section 5.28. Resignations. Parent shall use its commercially reasonable efforts to provide the Acquiror with written resignations, in form and substance reasonably acceptable to Acquiror, effective as of the Closing, of each director of each of the Companies and their respective Subsidiaries identified by the Acquiror to Parent at least three (3) Business Days prior to the Closing, pursuant to which such resigning Person declares his or her resignation from directorships with the Company Group Entities as of the Closing.

Section 5.29. Strategic Partnership Investment. If the Closing occurs, Parent or an Affiliate of Parent (the “Subscriber”) shall be entitled to purchase equity interests in certain Strategic Partnerships managed by an affiliate of the Acquiror, in accordance with the terms set forth on Schedule III. In connection with any such purchase, the Subscriber shall enter into a transaction agreement in a form substantially similar to those customarily used by such Strategic Partnership with their respective third party investors.

Section 5.30. Treatment of Existing Company Notes. Parent shall, and shall cause the Company Group Entities to, use their reasonable best efforts to cause the redemption and/or satisfaction and discharge (at Parent’s option) of the Existing Company Notes simultaneously with or prior to the Closing (the “Redemption”), and the Acquiror shall cooperate with Parent’s efforts in respect thereof; provided that, if any amounts deposited by Parent (or on its behalf) with the Trustee at or prior to Closing in connection with the Redemption exceed the amounts required to redeem the Existing Company Notes, the Acquiror shall direct the Trustee to wire such excess amounts to Parent (or its designee) after completion in full of the Redemption, and if notwithstanding the foregoing, the Acquiror receives any such amounts, it will promptly pay those amounts over to Parent after completion in full of the Redemption. In addition, if the Existing Company Notes are satisfied and discharged as of the Closing but not redeemed, Parent and the Acquiror shall cooperate in connection with the redemption and cancellation of the Existing Company Notes (including by, in the case of the Acquiror, delivering all such notices (in consultation with and subject to the comment, review and participation of Parent) and causing to be delivered to the Acquiror and Parent customary evidence of the redemption and cancellation of the Existing Company Notes and the Existing Company Notes Indenture).

Section 5.31. Stock Exchange Listing. The Acquiror shall use its reasonable best efforts to cause the Acquiror Shares to be issued to Parent to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, prior to the Closing Date.

Section 5.32. OmegaCat Delisting.

(a) During the period from the date hereof until the Closing Date, Parent shall, or shall cause the Company Group Entities to, use commercially reasonable efforts to take any steps as are necessary and appropriate to effect the consolidation of the investment advisory operations of AlphaCat Capital Inc. (the “U.S. Adviser”) and the operation of A/O Cat at or prior to the Closing and make any additional changes necessary so that, at Closing, (i) all investment advisory activity occurs at A/O Cat and (ii) A/O Cat qualifies as an exempt reporting adviser and is not required to register with the SEC as an investment adviser.

(b) During the period from the date hereof until the Closing Date, the Company Group Entities shall use commercially reasonable efforts to file at or prior to the Closing Date: (i) with respect to the “U.S. Adviser”, a Form ADV-W withdrawing the U.S. Adviser’s registration with the SEC as a registered investment adviser and (ii) with respect to A/O Cat, (x) a Form ADV-W withdrawing A/O Cat’s registration with the SEC as a registered investment adviser and (y) a Form ADV converting A/O Cat to an SEC exempt reporting adviser in reliance on Rule 203(m)-1 under the Investment Advisers Act of 1940, as amended.

ARTICLE VI

EMPLOYEE MATTERS

Section 6.01. Employee Matters.

(a) Employees. Within fifteen (15) Business Days following the execution of this Agreement (except for the information in clause (viii), which may be provided separately within twenty (20) Business Days following the execution of this Agreement), Parent shall make available to the Acquiror a true, accurate, and correct list (the “Employee Census”) of all individuals who, as of the date hereof, are Employees and sets forth for each such individual the following (unless prohibited by applicable Law): (i) name; (ii) title or position (including whether full or part time); (iii) hire date (and adjusted hire date, if applicable); (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation arrangement (including target bonus, if applicable); (vi) employer or engaging entity; (vii) location of employment or engagement; and (viii) visa status.

(b) General. As of the Closing Date, Parent shall cause the Company Group Entities to terminate their participation in each Non-Company Group Benefit Plan, and in no event shall any Employee be entitled to accrue any benefits under such Non-Company Group Benefit Plan with respect to services rendered or compensation paid on or after the Closing Date, except as otherwise required under applicable Law. The parties hereto agree that the Company Group

Entities shall retain all rights and obligations under each Company Group Benefit Plan on and after the Closing Date. Parent shall, or shall cause their Affiliates to, take all actions necessary so that (i) as of the Closing Date, only Employees or former employees of the Company Group Entities (including their dependents, spouses, or beneficiaries) are participants in (or otherwise have any rights with respect to) the Company Group Benefit Plans, and (ii) except as expressly provided in this Agreement, neither the Acquiror nor any of its Affiliates shall have or assume any assets related to, obligations under or liabilities with respect to (and the Acquiror and its Affiliates (including, after the Closing, the Company Group Entities) shall be indemnified, defended and held harmless with respect to) any Non-Company Group Benefit Plan.

(c) Transfer of Employees. Prior to the Closing Date, other than as set forth in this Section 6.01(c) of the Parent Disclosure Schedule, (i) the employment of each Employee of Parent or any of its Affiliates who at such time is not already employed by a Company Group Entity shall be transferred to a Company Group Entity and (ii) the employment of each employee of the Company Group Entities who is dedicated or primarily provide services to the businesses of Parent other than the businesses of the Company Group Entities (each, a “Retained Employee”) shall be transferred to Parent or one of its Affiliates (other than a Company Group Entity). Parent shall retain or assume, as applicable, and pay any and all Liabilities for any severance or other obligations that arise from the transfer (or termination) of any Retained Employee to be transferred as described in this Section 6.01(c) and shall indemnify, defend and hold harmless the Acquiror and its Affiliates (including, after the Closing, the Company Group Entities) harmless from any and all such Liabilities, in each case, to the extent such Liability is not reflected in the Closing Tangible Book Value.

Section 6.02. Compensation and Benefits.

(a) For the period beginning on the Closing Date and ending on the first anniversary of the Closing Date, the Acquiror shall take all action necessary to provide that during each Employee’s employment with the Acquiror or any of its Affiliates during such period, (i) such Employee shall receive (A) a base salary or wage rate that is no less favorable than the base salary or wage rate (not including any supplemental allowances or stipends) in effect immediately prior to the Closing Date, and (B) target short-term incentive opportunities and target long-term incentive compensation opportunities that, in the aggregate, are no less favorable than the aggregate of the target short-term incentive opportunities and target long-term incentive compensation opportunities in effect for such Employee immediately prior to the Closing Date, (ii) such Employee shall be eligible for employee benefits (other than severance which shall be provided in accordance with Section 6.02(h)) that are no less favorable in the aggregate to the employee benefits provided to similarly situated employees of the Acquiror and its Affiliates, and (iii) with respect to such Employees providing services outside of the United States, each such Employee shall receive customary expatriate benefits on a basis not less favorable than such benefits provided to similarly situated employees of the Acquiror and its Affiliates.

(b) Service Credit. For purposes of determining eligibility, vesting, benefit accruals and benefit levels under all benefit plans, programs and arrangements maintained by the Acquiror or its Affiliates, the Acquiror shall give each Employee full credit in such plans, programs and arrangements for such Employee’s service with Parent, the Company Group Entities and their respective Affiliates, including their predecessor entities, to the same extent recognized by Parent, the Company Group Entities and their respective Affiliates immediately prior to the Closing Date, except with respect to defined benefit plan accruals or to the extent such credit would result in a duplication of benefits for the same period of service.

(c) Healthcare Benefit Participation. The Acquiror shall (i) cause each Employee to be immediately eligible to participate, without any waiting time, in any and all benefit plans established or maintained by the Acquiror to the extent coverage under any such plan is replacing comparable coverage under a Company Benefit Plan in which such Employee participated immediately before the Closing, (ii) for purposes of each benefit plan maintained by the Acquiror providing medical, dental, pharmaceutical and/or vision benefits to any Employee, cause any evidence of insurability requirements, all pre-existing condition exclusions and actively-at-work requirements of such plan to be waived for such Employee and his or her covered dependents, and (iii) use commercially reasonable efforts to cause any eligible expenses incurred by any Employee and his or her covered dependents during the portion of the plan year of the corresponding Company Benefit Plan ending on the Closing Date to be taken into account under the benefit plan of the Acquiror for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Employee and his or her covered dependents for the applicable plan year.

(d) Vacation. The Acquiror shall cause the Company Group Entities to recognize and provide all accrued but unused vacation and sick pay of the Employees as of the Closing Date, solely to the extent reflected in the Closing Tangible Book Value. Notwithstanding the foregoing, in the event that Parent or one of its Affiliates is required under applicable Law to make a payment in settlement of accrued vacation or paid time off of an Employee, the Acquiror shall reimburse and hold harmless Parent and its Affiliates for such payment (to the extent any such payment has been reflected in the Closing Tangible Book Value).

(e) Assumption of Liabilities. From and after the Closing Date, the Acquiror shall assume any and all obligations for and shall pay, or cause the Company Group Entities to assume any and all obligations for and pay any annual bonus or other short-term incentive amounts under the incentive plans set forth on Section 6.02(e) of the Parent Disclosure Schedule, whether the obligation therefor arises before, after or as a result of the Closing, payable to any Employee pursuant to the terms of the incentive plans in effect immediately prior to the Closing Date and applicable to such Employees (in each case to the extent not paid by Parent or any of its Affiliates or the Company Group Entities prior to the Closing). In furtherance of the foregoing, the Acquiror shall pay, or shall cause the Company Group Entities to pay, an aggregate amount in respect of the foregoing plans and arrangements that is no less than the applicable amount reflected in the Closing Tangible Book Value. From and after the Closing Date, neither Parent nor any of its Affiliates shall retain any responsibility for such payment obligations, regardless of when such amounts were earned or accrued. The Acquiror’s obligation under this Section 6.02(e) shall include an obligation by the Acquiror to pay any Employee who experiences a termination of employment with the Acquiror or its Affiliates (including the Company Group Entities) on or after the Closing Date an annual bonus or incentive amount consistent with the amount reflected in the Closing Tangible Book Value (which for the 2023 performance year shall be a full year target bonus) if such Employee is terminated under circumstances that entitle him or her to severance under the applicable Parent Severance Plan (as defined below) or to which he or she would have been entitled on such a termination of employment under the terms of the applicable incentive plan set forth on Section 6.02(e) of the Parent Disclosure Schedule as in effect immediately prior to the Closing Date.

(f) Welfare Benefit Claims. Parent shall retain the responsibility for payment of all covered medical, dental, life insurance and long-term disability claims or expenses pursuant to the applicable Non-Company Group Benefit Plan incurred by any Employee prior to the Closing Date, and the Acquiror shall not assume nor shall the Company Group Entities be responsible for any liability with respect to such claims, other than with respect to claims and expenses subject to Acquiror’s FSA (as defined in Section 6.02(j)). The Acquiror shall remit to Parent all Employee premiums due for medical, dental, life insurance and long-term disability coverage attributable to the period prior to the Closing Date, but which, as of the Closing Date, had not been collected and remitted to Parent or an Affiliate of Parent (other than the Company Group Entities) to the extent any Company Group Entity collected and remitted any such premiums to Parent or an Affiliate thereof in the ordinary course prior to the Closing (with any such premiums to be excluded as assets in the calculation of Closing Tangible Book Value). With respect to the Employees, on and after the Closing, the Acquiror and the Company Group Entities shall have the liability and obligation for, and neither Parent nor any of its Affiliates shall have any liability or obligation for, (i) any medical, dental, life insurance, long-term disability or other welfare benefit claims incurred following the Closing or (ii) any short-term disability or sick pay; provided that such liability and obligation of the Acquiror and the Company Group Entities shall not include any long-term disability benefits that are provided under Parent’s insured long-term disability plans with respect to any Employee whose disability commenced prior to the Closing and whose claim is covered under Parent’s long-term disability policy. For purposes of this Section 6.02(f), a claim or expense shall be deemed to have been incurred as follows: (A) for health, dental and prescription drug claims, upon provision of each such service, (B) for life, accidental death and dismemberment and business travel accident insurance claims, upon the death or accident giving rise to such claims, (C) for hospital-provided health, dental, prescription drug claims or the claims which become payable with respect to any hospital confinement, upon commencement of such confinement, except that Parent’s liability for such claims shall not extend to costs unrelated to the original condition requiring the hospital confinement, and (D) for short-term and long-term disability claims, upon the injury or condition giving rise to such claims, regardless of whether such claims are made and/or identified prior to or after the Closing Date.

(g) COBRA Coverage. The Acquiror shall be responsible for providing the continuation of group health coverage required by Section 4980B(f) of the Code to any Employee (and in each case their qualified beneficiaries) whose “qualifying event” within the meaning of Section 4980B(f) of the Code occurs after the Closing Date. Parent shall be responsible for providing the continuation of group health coverage required by Section 4980B(f) of the Code to any Employee or former employee of the Company Group Entities (and in each case their qualified beneficiaries) whose “qualifying event” within the meaning of Section 4980B(f) of the Code occurs on or before the Closing Date.

(h) Severance. The Acquiror shall, and shall cause the Company Group Entities to, and each of them hereby does, assume all liability and obligation for, and neither Parent nor any of its Affiliates shall retain any liability or obligation for, (i) severance pay and obligations payable to any former employee of the Company Group Entities who, as of the Closing Date, is receiving or due to receive severance payments and benefits from Parent or any of its Affiliates or the Company Group Entities from and after the Closing Date, solely to the extent reflected in the Closing Tangible Book Value, and (ii) severance pay and obligations payable to any Employee who is terminated by the Acquiror or the Company Group Entities on or after the Closing. With respect to any Employee whose employment is terminated by the Acquiror or any of its Affiliates during the 12-month period immediately following the Closing Date (a “Qualifying Post-Closing Termination”), the Acquiror shall provide, or shall cause its Affiliates to provide, severance benefits to such Employee, which shall be determined and payable in accordance with the severance benefit and notice period requirements described in Section 6.02(h) of the Parent Disclosure Schedule maintained by Parent or any of its Affiliates for the benefit of such Employee immediately prior to the Closing Date (the “Parent Severance Plans”).

(i) Workers’ Compensation. Effective as of the Closing Date, Acquiror and its Affiliates shall be responsible for all workers’ compensation benefits payable to or on behalf of the Employees and former employees of the Company Group Entities, whether arising prior to, on or after the Closing Date; provided, however, that to the extent workers’ compensation with respect to any Employee or former employees of the Company Group Entities are covered by an insured arrangement, Acquiror will receive the benefit of any insurance in accordance with Section 5.25 of this Agreement.

(j) FSA Accounts. The Acquiror shall make available to the Employees in the United States a flexible spending account plan for medical and dependent care expenses under a new or existing plan established or maintained under Section 125 and Section 129 of the Code (the “Acquiror’s FSA”), effective as of the Closing Date. As of the Closing Date, (i) the Acquiror shall credit the applicable account under the Acquiror’s FSA of each Employee participating in the Non-Company Group Benefit Plan maintained pursuant to Section 125 and Section 129 of the Code (the “Parent’s FSA”) with an amount equal to the balance of such Employee’s account under Parent’s FSA immediately prior to the Closing Date, (ii), as applicable, (A) Parent shall transfer (or cause to be transferred) to the Acquiror within thirty (30) days after the Closing Date a cash payment equal to the excess, if any, of the aggregate amount withheld from Employees’ compensation under Parent’s FSA for the plan year in which the Closing Date occurs over the aggregate amount of reimbursements paid to Employees under Parent’s FSA for such plan year, or (B) the Acquiror shall transfer to Parent a cash payment equal to the excess, if any, of the aggregate amount of reimbursements paid to Employees under Parent’s FSA for the plan year in which Closing Date occurs over the aggregate amount withheld from Employees’ compensation under Parent’s FSA for such plan year, and (iii) Parent shall be relieved of any further rights or obligations to the Employees under Parent’s FSA. The Acquiror and Parent intend that the actions to be taken pursuant to this Section 6.02(j) be treated as an assumption by the Acquiror of the portion of Parent’s FSA and the elections made thereunder attributable to such Employees. For the avoidance of doubt, in no event shall Parent have any liability or obligation under the Acquiror’s FSA.

(k) Retention Agreements. As soon as reasonably practicable (but not later than fifteen (15) Business Days) following the date of this Agreement, Parent shall, or shall cause their applicable Affiliate to, deliver retention agreements (the “Retention Agreements”) to the eligible Employees identified by Parent, in such amounts as determined by Parent, in consultation with the Acquiror solely with respect to $10,000,000 of the aggregate amount, which retention awards shall vest and be paid fifty percent (50%) on the Closing Date and fifty percent (50%) on the date that is six (6) months after the Closing Date. The Retention Agreements shall be on a form provided by Parent, and Acquiror will have the opportunity to review and comment on such form, which comments Parent shall consider in good faith. From and after the Closing, the Acquiror shall assume any and all Liabilities for and shall pay, or cause the Company Group Entities to assume any and all Liabilities for and pay, any amounts that become payable pursuant to the Retention Agreements. Parent shall, or shall cause their applicable Affiliate to, reimburse the Acquiror or its Affiliates for the retention awards actually paid by Acquiror or its Affiliates to the eligible Employees under the Retention Agreements on or after the Closing in an aggregate amount of up to $16,000,000, solely to the extent any such amount was not otherwise reflected in the Closing Tangible Book Value.

(l) Communications. Prior to the Closing, prior to making any written or oral communications to the Employees pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, (i) the Acquiror and the Company Group Entities shall provide Parent, or, (ii) except for any communication made by Parent or their Affiliates to all employees in the relevant jurisdiction, Parent and the Company Group Entities shall provide the Acquiror, as the case may be, with a copy of the intended communication. Except for any communication made by Parent or its Affiliates to all employees in the relevant jurisdiction, Parent or the Acquiror, as applicable, shall have a reasonable period of time to review and comment on the communication and Parent and the Company Group Entities shall cooperate in providing any such mutually agreeable communication. Notwithstanding the foregoing, the Company Group Entities need not provide the Acquiror with any communication that is consistent with the terms set forth in this Agreement. The parties agree to cooperate in good faith with and to give each other party reasonable information about each other’s benefit programs applicable to the Employees to facilitate compliance with this Section 6.02.

(m) Human Capital Pool. Parent shall establish a pool in the aggregate amount of $15,000,000 (the “Human Capital Pool”) in the Closing Tangible Book Value (in addition to any Liabilities relating to Employees accrued by Parent in the Closing Tangible Book Value in the ordinary course of business and consistent with past practice, including as contemplated by Section 6.02(d) (with respect to vacation), Section 6.02(e) (with respect to annual bonus or other short-term incentive amounts), Section 6.02(h)(i) (with respect to severance obligations to former employees) and Section 6.02(k) (with respect to retention up to $16,000,000)). Acquiror shall be obligated to use the Human Capital Pool exclusively for the benefit of the Employees to satisfy obligations for additional retention awards for the Employees and severance or other termination benefits, including notice periods or garden leave, arising from the termination of the Employees following the Closing. On a quarterly basis, Acquiror will deliver to Parent an accounting of the amounts paid from the Human Capital Pool.

(n) Third-Party Rights; No Amendments. The Acquiror and Parent acknowledge and agree that all provisions contained in this Section 6.02 are included for the sole benefit of the Acquiror and Parent and nothing contained herein shall (i) be construed as an amendment to any Company Benefit Plan or Acquiror Benefit Plan, (ii) create any third-party beneficiary or other rights in any other Person, including any employee or former employee of any of the Acquiror, Parent, any Company Group Entity or any of their respective Affiliates, or any dependent or beneficiary thereof, or (iii) otherwise obligate the Acquiror or Parent or any of their respective Affiliates to maintain any particular employee benefit plan or retain the employment of any particular employee following the Closing Date.

ARTICLE VII

TAX MATTERS

Section 7.01. Tax Returns.

(a) Parent shall timely prepare and, except as otherwise provided herein or by applicable Law, file when due (taking into account extensions) (i) all Tax Returns that are originally required to be filed on or after the date hereof by or with respect to the Company Group Entities on a combined, consolidated or unitary basis with Parent or any Affiliate thereof (other than Tax Returns of any group that consists solely of Company Group Entities) and (ii)all other Tax Returns that are originally required to be filed on or after the date hereof by or with respect to the respective Company Group Entities, in each case, for any taxable period ending on or prior to the Closing Date. All Tax Returns to be prepared and filed by Parent pursuant to Section 7.01(a)(ii) with respect to Company Group Entities other than the Section 338(h)(10) Subsidiaries shall be prepared in a manner consistent with past practice, except as otherwise required by a change in applicable Law. Parent shall deliver to Acquiror a copy of any Tax Return described in Section 7.01(a)(ii) that is due (taking into account extensions) after the Closing Date (including relevant supporting documentation) no later than thirty (30) days prior to the due date thereof (taking into account extensions) (or if such due date is within thirty (30) days following the Closing Date, as promptly as practicable following the Closing Date). The Acquiror shall provide any comments to Parent within fifteen (15) days of receipt of any such Tax Return. If the Acquiror disputes any item on such Tax Return as being prepared in a manner inconsistent with past practice (except as otherwise required by a change in applicable Law) or incorrect, it shall notify Parent of such disputed item (or items) and the basis for its objection. The parties shall act in good faith to resolve any such dispute prior to the due date for filing the relevant Tax Return (taking into account extensions). If the parties cannot resolve any such disputed item, the item in question shall be resolved by the Independent Accounting Firm. The fees and expenses of the Independent Accounting Firm shall be borne equally by Parent and Acquiror. The Acquiror shall, or shall cause the relevant Company Group Entity to timely file such Tax Returns, and shall not (and shall not permit any Company Group Entity to) amend or revoke any Tax Return of a Company Group Entity (or any group that consists solely of Company Group Entities) for any Pre-Closing Tax Period (or any notification or election relating thereto) without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed). Parent shall remit, or cause to be remitted, to the relevant Tax Authority any Taxes due in respect of such Tax Returns and, without duplication of any amounts so remitted, shall pay to the Acquiror any additional amounts for which they are responsible in respect of such Tax Return pursuant to Section 7.02. No payment obligation pursuant to this Section 7.01(a) shall excuse Parent from their indemnification obligations pursuant to Section 7.02 or Section 10.02(a) if the amount of Taxes, as ultimately determined on audit or otherwise, for the periods covered by such Tax Returns exceeds the amount of Parent’s payment under this Section 7.01(a). The Acquiror shall use commercially reasonable efforts to provide (or cause to be provided) to Parent, at Parent’s expense, any readily available information in respect of the Company Group Entities reasonably requested by Parent to facilitate the preparation and filing of any Tax Returns described in this Section 7.01(a), provided, however, that any such furnishing of information shall be conducted during normal business hours and in such a manner as not unreasonable to interfere with the normal operations of the party accommodating the request.

(b) The Acquiror shall timely file or cause to be timely filed when due all Tax Returns that are required to be filed by or with respect to the Company Group Entities after the Closing Date that relate to a Staddle Period of a Company Group Entity, and the Acquiror shall remit or cause to be remitted any Taxes due in respect of such Tax Returns (such Tax Returns “Straddle Period Returns”). In the case of any Straddle Period Returns, the Acquiror shall prepare or cause to be prepared such Straddle Period Return in a manner consistent with past practice of the relevant Company Group Entity, except as otherwise required by a change in applicable Law. The Acquiror shall deliver to Parent a copy of any Straddle Period Returns at least thirty (30) days prior to the due date thereof (taking into account any extensions) (or if such due date is within thirty (30) days following the Closing Date, as promptly as practicable following the Closing Date). Parent shall provide any comments to the Acquiror within fifteen (15) days of receipt of any such Straddle Period Return. If Parent disputes any item on such Straddle Period Return as being prepared in a manner inconsistent with past practice (except as otherwise required by a change in applicable Law) or incorrect, they shall notify the Acquiror of such disputed item (or items) and the basis for their objection. The parties shall act in good faith to resolve any such dispute prior to the date for filing the relevant Straddle Period Return (taking into account extensions). If the parties cannot resolve any such disputed item, the item in question shall be resolved by the Independent Accounting Firm. The fees and expenses of the Independent Accounting Firm shall be borne equally by Parent and the Acquiror. Parent shall pay to the Acquiror any Taxes for which Parent is liable under Section 7.02 or Section 10.02(a) in respect of any Straddle Period Return to be filed by the Acquiror at least five (5) Business Days prior to the due date. No payment obligation pursuant to this Section 7.01(b) shall excuse Parent from their indemnification obligations pursuant to Section 7.02 or Section 10.02(a) if the amount of Taxes, as ultimately determined on audit or otherwise, for the Pre-Closing Taxable Period covered by any such Tax Returns exceeds the amount of Parent’s payment under this Section 7.01(b). For the avoidance of doubt, if the Acquiror proposes to amend any Straddle Period Return, such amendment shall be subject to the same procedures prescribed in this Section 7.01(b) with respect to originally filed Straddle Period Returns.

(c) Notwithstanding anything to the contrary in this Agreement, Parent shall not be required to provide any Person with any Tax Return or copy of any Tax Return of (i) Parent or any Affiliate of Parent other than a Company Group Entity or (ii) a consolidated, combined, group relief or unitary group that includes Parent or any Affiliate of Parent (other than any group that consists solely of Company Group Entities).

Section 7.02. Tax Indemnity.

(a) After the Closing and subject to this Article VII, Parent shall indemnify, defend and hold harmless the Acquiror Indemnified Parties from and against, and reimburse any Acquiror Indemnified Parties for, all Losses that any Acquiror Indemnified Party may at any time suffer or incur, or become subject to as a result of, without duplication, (i) Taxes imposed on any Company Group Entity, or for which any Company Group Entity may otherwise be liable, with respect to any Pre-Closing Taxable Period (determined, in the case of any Straddle Period of a

Company Group Entity, pursuant to Section 7.02(c)), including Taxes for the Pre-Closing Taxable Period that would not have been imposed but for: (x) the Parent Restructuring Transactions (other than to the extent any action taken pursuant to the Parent Restructuring Transactions is taken at the request or direction of Acquiror), (y) the payoff of the Existing Company Notes, or (z) the making of any Specified Tax Election (including any elections under state, local or other Tax law that are required to be made or deemed to have been made as a result of any such Specified Tax Election) (ii) Taxes of Parent or any of its Affiliates (other than any Company Group Entity) for which any Company Group Entity becomes liable (x) as a result of any Company Group Entity having been included, prior to the Closing, in a consolidated, affiliated, connected, combined, group relief, unitary or similar group for Tax purposes (including by reason of U.S. Treasury Regulations Section 1.1502-6(a) or any analogous or similar provision of Law) and (y) as a result of an event or a transaction occurring prior to the Closing Date as a transferee or successor, (iii) Taxes of Parent or any of its Affiliates (excluding the Company Group Entities), (iv) Taxes imposed as a result of any breach of, or inaccuracy in, any representation or warranty made by Parent under Sections 3.20(f), (i), (k) (l), (q), (r), (t); provided, however, that Parent shall not be liable for any such Taxes described in clauses (i) through (iv) to the extent such Taxes (A) are taken into account as a liability in computing Closing Tangible Book Value, (B) are attributable to (x) any action taken after the Closing by the Acquiror or any of its Affiliates (including, the Company Group Entities at the direction of the Acquiror or its other Affiliates), other than any actions required or expressly permitted by this Agreement or (y) any breach or failure by the Acquiror to perform any of its covenants or obligations under this Agreement.

(b) Notwithstanding anything to the contrary contained herein, (i) the Acquiror shall be liable for, and shall pay, 100% of all VAT/GST and one half of all Transfer Taxes (other than any VAT/GST) imposed on the purchase and sale of the Shares pursuant to this Agreement and the transfer of the Talbot Transferred Assets, and (ii) Parent shall be liable for, and shall pay, one half of all Transfer Taxes (other than any VAT/GST) imposed on the purchase and sale of the Shares pursuant to this Agreement and the transfer of the Talbot Transferred Assets. In the event that Parent determines that VAT/GST is chargeable in respect of the purchase and sale of the Shares pursuant to this Agreement or the transfer of the Talbot Transferred Assets, Parent shall cause its applicable Affiliate to issue a proper VAT/GST invoice (calculated by reference to the consideration allocated to the Talbot Transferred Assets pursuant to the Allocation, as finally determined or agreed) to the applicable Affiliate of Acquiror, who shall promptly pay such VAT/GST, in addition to such allocated consideration, to the appropriate Parent Affiliate. Any Tax Returns that must be filed in connection with such Transfer Taxes or VAT/GST shall be prepared and filed by the party or parties primarily or customarily responsible under applicable Law for filing such Tax Returns, and each party agrees to cooperate in respect of the filing of such Tax Returns. The parties hereto agree to cooperate to minimize any Transfer Taxes and VAT/GST.

(c) To the extent permitted or required by applicable Law, the taxable year of each of the Company Group Entities that includes the Closing Date shall be treated as closing on (and including) the Closing Date. To the extent not permitted or required by applicable Law, for purposes of this Agreement, in the case of any Straddle Period, (i) real and personal property Taxes of the Company Group Entities allocable to the Pre-Closing Taxable Period shall be equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days during the Straddle Period that are in the Pre-Closing Taxable Period and the denominator of which is the number of calendar days in the entire Straddle Period, and (ii) Taxes (other than real and personal property Taxes) of the Company Group Entities allocable to the Pre-Closing Taxable Period shall be computed as if such taxable period ended as of the end of the day on the Closing Date; provided that, except as set forth in the foregoing sentence, exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period.

(d) To the extent (i) Taxes for the Pre-Closing Taxable Period in respect of any Tax Returns filed pursuant to Section 7.01(a)(ii) and any Straddle Period Returns are less than (ii) Taxes taken into account in respect of such Tax Return in the calculation of Closing Tangible Book Value, Acquiror shall promptly pay to Parent the excess of the amount in clause (ii) over the amount in clause (i).

Section 7.03. Contest Provisions.

(a) The Acquiror shall promptly notify Parent in writing upon receipt by the Acquiror or any of its Affiliates (including, following the Closing, any Company Group Entity) of notice of any pending or threatened federal, state, local or foreign Tax audits, examinations or assessments for which Parent may be liable hereunder; provided that the failure to give such notice as provided herein shall not relieve Parent of its obligations under Section 7.02 or Section 10.02(a)(i), except to the extent that Parent or any of its Affiliates is actually prejudiced thereby. Such notice shall specify in reasonable detail the basis for Parent’s purported liability and shall include a copy of the relevant portion of any correspondence received from the relevant Tax Authority.

(b) Parent or its designee shall have the exclusive right, upon written notice to the Acquiror, to control any Tax audit or administrative or court proceeding (each, a “Tax Proceeding”) relating to Taxes of the Company Group Entities for any taxable period ending on or before the Closing Date for which Parent is reasonably expected to be liable hereunder and to employ counsel of their choice at their expense; provided that (i) Parent shall not, and shall cause its Affiliates not to, pay, discharge, settle, compromise, or otherwise dispose of any item subject to such Tax Proceeding if such action would have an adverse effect on the Acquiror in respect of any Post-Closing Taxable Period which effect is material, without obtaining the prior written consent of the Acquiror, which consent shall not be unreasonably withheld, conditioned or delayed, (ii) Parent shall keep the Acquiror reasonably informed concerning the progress of such Tax Proceeding, (iii) Parent shall consult with the Acquiror in good faith before taking any significant action with respect to such Tax Proceeding, and (iv) the Acquiror shall be entitled, at its expense, to participate in the conduct of any such Tax Proceeding, including attending any scheduled meetings or conferences with the relevant Tax Authority and having an opportunity to comment on any written materials prepared in connection with any such Tax action or audit.

(c) Other than Tax Proceedings for which Parent has exercised its right to control pursuant to Section 7.03(b), the Acquiror shall have the sole right and obligation to control any Tax Proceeding relating to Tax matters of the Company Group Entities. In the event that Acquiror controls any Tax Proceeding which would reasonably be expected to result in any liability of Parent for Taxes pursuant to Section 7.02(a), (i) the Acquiror shall not, and shall cause its Affiliates not to, pay, discharge, settle, compromise, or otherwise dispose of any item subject to such Tax Proceeding without obtaining the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed, (ii) the Acquiror shall keep Parent reasonably informed concerning the progress of such Tax Proceeding, (iii) the Acquiror shall consult with Parent in good faith before taking any significant action with respect to such Tax Proceeding, (iv) the Acquiror shall conduct such Tax Proceeding in good faith acting as if it were the sole party in interest, and (v) Parent shall be entitled, at their expense, to participate in the conduct of any such Tax Proceeding, including attending any scheduled meetings or conferences with the relevant Tax Authority and having an opportunity to comment on any written materials prepared in connection with any such Tax Proceeding.

(d) Notwithstanding anything to the contrary in this Agreement, the Acquiror shall have no rights in respect of any Tax Proceeding relating solely to (i) Parent or any Affiliate of Parent other than solely a Company Group Entity or (ii) any consolidated, combined, group relief or unitary group that includes Parent or any Affiliate of Parent (other than any group that consists solely of Company Group Entities).

Section 7.04. Assistance and Cooperation.

(a) After the Closing Date, each of Parent and the Acquiror shall, and shall cause their respective Affiliates to:

(i) assist the other party in preparing any Specified Tax Election or any Tax Returns which such other party is responsible for preparing and filing in accordance with Section 7.01;

(ii) cooperate in preparing for and defending any audits of, or disputes with any Tax Authority regarding, any Tax Returns of any Company Group Entity for Pre-Closing Tax Periods and Straddle Periods;

(iii) make available to the other and to any Tax Authority as reasonably requested all relevant information, records and documents relating to Taxes of any Company Group Entity for Pre-Closing Tax Periods and Straddle Periods;

(iv) furnish the other party with copies of all correspondence received from any Tax Authority in connection with any Tax audit or information request with respect to Taxes or Tax Returns of the Company Group Entities for Pre-Closing Tax Periods and Straddle Periods; provided, however, that the Acquiror shall only be obligated to furnish copies of such correspondence to Parent to the extent such audit or other information request relates to Taxes for which Parent may be liable under the terms of this Agreement; and

(v) timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Taxes described in Section 7.02(b)(relating to Transfer Taxes and VAT/GST);

provided that, any such access or furnishing of information shall be conducted during normal business hours and in such a manner as not unreasonably to interfere with the normal operations of the party accommodating the request. Notwithstanding anything to the contrary contained herein, neither Parent nor the Acquiror nor any of their respective Affiliates (nor their respective Representatives) shall be required to disclose to the other party or any of its agents or Representatives any consolidated, combined, affiliated, group relief or unitary Tax Return that includes Parent or any of its Affiliates or the Acquiror or any of its Affiliates, as the case may be, or any related work papers, except, in each case, for materials or portions thereof that relate solely to any Company Group Entity.

(b) The Acquiror and Parent shall retain all Tax Returns, schedules and work papers, and all material records and other documents relating to Tax matters, of the Company Group Entities for Tax periods ending on or prior to the Closing Date until the later of (i) the expiration of the statute of limitations for the Tax periods to which the Tax Returns and other documents relate, or (ii) eight (8) years following the due date (without extension) for such Tax Returns. Thereafter, the party holding such Tax Returns or other documents may dispose of them after offering the other party reasonable notice and opportunity to take possession of such Tax Returns and other documents at such other party’s own expense.

(c) At the Acquiror’s written request, prior to the Closing, Parent shall furnish to the Acquiror a list of any powers of attorney that have been granted by any Company Group Entity. The parties shall discuss in good faith whether any powers of attorney that have been granted by any Company Group Entity shall survive the Closing and Parent shall take commercially reasonable efforts to terminate prior to Closing any powers of attorney designated in writing by the Acquiror.

Section 7.05. Certain Tax Elections.

(a) Each of Acquiror, Parent, and each Company Group Entity, as applicable, shall make (and shall cause each of its Affiliate to make or participate in, to the extent necessary) a joint election under Section 338(h)(10) of the Code (and under any similar provision of state, or local Law) with respect to the purchase (or deemed purchase) of each Section 338(h)(10) Subsidiary pursuant to this Agreement (each, a “Section 338(h)(10) Election”).

(b) In the case of any Company Group Entity that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code (a “Treasury Regulations Section 1.245A-5 Subsidiary”), the Acquiror shall cause each of its Affiliates that is a “United States shareholder” within the meaning of Section 951(b) of the Code at the end of the Closing Date that owns stock of a Treasury Regulations Section 1.245A-5 Subsidiary and is described in Treasury Regulations Section 1.245A-5(e)(3)(i)(C)(1) (each a “U.S. Tax Resident”) (if any) to enter into, a written, binding agreement as described in U.S. Treasury Regulations Section 1.245A-5(e)(3)(i)(C) (a “245A Election Agreement”) with the applicable “controlling section 245A shareholder” that is an Affiliate of Parent to make the election to close the taxable year of each Treasury Regulations Section 1.245A-5 Subsidiary pursuant to Treasury Regulations Section 1.245A-5(e)(3)(i)(A) (a “Section 245A Election” and, together with the Section 338(h)(10) Elections, the “Specified Tax Elections”). The form of the 245A Election Agreement will be negotiated between Parent and the Acquiror in good faith between the date hereof and the Closing Date and Parent agrees to timely file or cause to be timely filed such Section 245A Elections. The parties shall, and shall cause their respective affiliates to, take all actions necessary to effect (and to refrain from taking any actions inconsistent with effecting) valid Specified Tax Elections.

(c) Parent and the Acquiror shall cooperate in the preparation of all forms, attachments and schedules necessary to effectuate the Section 338(h)(10) Elections, including IRS Forms 8023 and 8883 and any similar forms under applicable state and local income Tax Laws (collectively, the “Section 338(h)(10) Forms”) in a manner consistent with the Allocation. Parent and the Acquiror shall, or shall cause their relevant Affiliates to, timely file such Section 338(h)(10) Forms with the applicable Tax Authorities. Parent and the Acquiror agree that none of them shall, or shall permit any of their Affiliates to, revoke the Section 338(h)(10) Elections following the filing of the Section 338(h)(10) Forms without the prior written consent of the Acquiror or Parent, as the case may be. Parent and the Acquiror shall and shall cause their respective Affiliates to (i) file all Tax Returns in a manner consistent with any Specified Tax Elections, the Section 338(h)(10) Forms and the Allocation and (ii) take no position contrary thereto in connection with any Tax Proceeding or otherwise.

(d) Parent, on the one hand, and the Acquiror, on the other hand, shall deliver to the other at Closing one or more duly executed IRS Forms 8023 that reflect the Section 338(h)(10) Elections.

(e) Except for the Specified Tax Elections required or permitted pursuant to Section 7.05(a), the Acquiror shall not make, and shall cause its Affiliates (including, after the Closing, the Company Group Entities) not to make, any election with respect to any of the Company Group Entities (including any election pursuant to Treasury Regulations Section 301.7701-3), which election would be effective or have effect on or prior to the Closing Date.

Section 7.06. Refunds and Credits.

(a) Parent shall be entitled to any refunds of or credits against any Taxes for which Parent is responsible under Section 7.02, except that Parent shall not be entitled to any such refund or credit to extent that (i) the Tax items underlying such refunds or credits were generated in a Post-Closing Taxable Period and are required by applicable Law to be carried back to the Pre-Closing Taxable Period or (ii) such refunds or credits were previously included as an asset in the calculation of Closing Tangible Book Value as finally determined hereunder. Any refunds of or credits against Taxes of, or with respect to, any Company Group Entity that are attributable to Tax items that were generated in a Post-Closing Taxable Period and are required by applicable Law to be carried back to the Pre-Closing Taxable Period will be for the benefit of the Acquiror. Any refunds or credits of or against Taxes for any Straddle Period shall be equitably apportioned between Parent and the Acquiror in accordance with the principles set forth in this Section 7.06 and Section 7.02(c). Each party shall pay, or cause its Affiliates to pay, to the party entitled to a refund or credit of Taxes under this Section 7.06(a), the amount of such refund or credit (including any interest paid thereon and net of any Taxes to the party receiving such refund or credit in respect of the receipt or accrual of such refund or credit) in readily available funds within fifteen (15) days of the actual receipt of the refund or credit or the application of such refund or credit against amounts otherwise payable.

(b) The Acquiror shall cause the Company Group Entities to carry forward or carry back, where permitted by applicable Law, any item of loss, deduction or credit which arises in any taxable period ending after the Closing Date (a “Subsequent Loss”) solely to a taxable period beginning after the Closing Date, if a carry back of such Subsequent Loss into any taxable period beginning before the Closing Date could relate to or affect any Tax for which Parent is responsible pursuant to Section 7.02 or otherwise.

Section 7.07. Other Tax Matters.

(a) Notwithstanding anything to the contrary contained herein, (i) this Article VII exclusively governs procedures in respect of indemnification for Taxes and the conduct of Tax Proceedings, and the provisions of Section 10.04 shall have no force or effect with respect to such matters and (ii) the representations and warranties set forth in Section 3.20 and the obligations of the parties set forth in this Article VII shall survive until sixty (60) days after the expiration of all applicable statutes of limitation (taking into account extensions thereof).

(b) All Tax sharing arrangements and Tax indemnity agreements entered into by Parent or any Affiliate of Parent, on the one hand, and any Company Group Entity, on the other hand, shall be terminated as to each Company Group Entity on or prior to the Closing, and after the Closing, no Company Group Entity shall have any right or liability thereunder.

(c) Except to the extent otherwise required pursuant to a “determination” (within the meaning of Section 1313(a) of the Code or any similar provision of state, local or foreign Law), Parent and the Acquiror shall (and shall cause their respective Affiliates to) treat any and all payments under this Article VII and Article X as an adjustment to the purchase price for Tax purposes.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.01. Conditions to Obligations of Each Party. The respective obligations of each party hereto to consummate the transactions contemplated by this Agreement at the Closing shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

(a) No Governmental Order. Subject to Section 8.01(b), there shall be no Action by any Governmental Authority with competent jurisdiction, Law or Governmental Order in existence that prohibits, enjoins, restrains or makes unlawful the consummation of the transactions contemplated by this Agreement.

(b) Governmental Approvals. The Governmental Approvals required for the consummation of the transactions contemplated by this Agreement that are listed in Section 8.01(b) of the Parent Disclosure Schedule shall (i) have been obtained without the imposition of a Burdensome Condition and (ii) be in full force and effect.

Section 8.02. Conditions to Obligations of Parent. The obligation of Parent to consummate the transactions contemplated by this Agreement at the Closing shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties; Covenants. (i) The representations and warranties of the Acquiror contained in this Agreement (other than the Acquiror Fundamental Representations) shall be true and correct as of the date hereof and as of the Closing as though made on and as of the Closing (other than the representations and warranties made as of another stated date, which representations and warranties shall be true and correct as of such date) except where the failure to be so true and correct (without giving effect to any limitations as to materiality or “Acquiror Material Adverse Effect” set forth therein), individually or in the aggregate, has not had, or would not reasonably be expected to have, an Acquiror Material Adverse Effect; (ii) the Acquiror Fundamental Representations shall be true and correct as of the date hereof and as of the Closing as though made on and as of the Closing (other than the representations and warranties made as of another stated date, which representations and warranties shall be true and correct as of such date) in all material respects; (iii) each of the covenants, agreements and obligations of the Acquiror to be performed or complied with on or prior to the Closing pursuant to the terms of this Agreement shall have been performed and complied with in all material respects; and (iv) Parent shall have received a certificate dated the Closing Date of the Acquiror signed by a duly authorized executive officer of the Acquiror stating that the conditions specified in clauses (i), (ii) and (iii) of this Section 8.02(a) have been satisfied (to the extent not waived in writing by Parent).

(b) No Acquiror Material Adverse Effect. Since the date hereof, there shall not have occurred any event, occurrence or change that has had or would reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect that is continuing.

(c) Listing. The Acquiror Shares to be issued to Parent shall have been listed on the New York Stock Exchange, subject to official notice of issuance.

Section 8.03. Conditions to Obligations of the Acquiror. The obligations of the Acquiror to consummate the transactions contemplated by this Agreement at the Closing shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties; Covenants. (i) The representations and warranties of Parent contained in this Agreement (other than the Parent Fundamental Representations and the representation and warranty set forth in Section 3.07(b)) shall be true and correct as of the date hereof and as of the Closing as though made on and as of the Closing (other than the representations and warranties made as of another stated date, which representations and warranties shall be true and correct as of such date), except where the failure to be so true and correct (without giving effect to any limitations as to materiality (including limitations as to “material to the Company Group Entities (taken as a whole)”) or “Company Material Adverse Effect” set forth therein), individually or in the aggregate, has not had, or would not reasonably be expected to have, a Company Material Adverse Effect; (ii) the Parent Fundamental Representations shall be true and correct in all material respects as of the date hereof and as of the Closing as though made as of and as of the Closing (other than the representations and warranties made as of another stated date, which representations and warranties shall be true and correct as of such date); (iii) the representations and warranties set forth in Section 3.07(b) shall be true and correct as of the Closing as though made on and as of the Closing; (iv) each of the covenants, agreements and obligations of Parent to be performed or complied with on or prior to the Closing pursuant to the terms of this Agreement shall have been performed and complied with in all material respects; and (v) the Acquiror shall have received a certificate dated the Closing Date of Parent signed by a duly authorized executive officer of Parent certifying that the conditions specified in clauses (i), (ii), (iii) and (iv) of this Section 8.03(a) have been satisfied (to the extent not waived in writing by the Acquiror).

(b) No Company Material Adverse Effect. Since the date hereof, there shall not have occurred any event, occurrence or change that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect that is continuing.

(c) TBV True-Up Contribution. The TBV True-Up Contribution shall have been made, if applicable.

(d) Parent Restructuring Transactions. The Parent Restructuring Transactions shall be complete.

(e) Existing Company Notes. The Existing Company Notes shall each have been redeemed, satisfied or discharged (at Parent’s option) prior to or simultaneously with the Closing.

ARTICLE IX

TERMINATION

Section 9.01. Termination. This Agreement may be terminated prior to the Closing:

(a) by the mutual written consent of Parent and the Acquiror;

(b) by either Parent or the Acquiror if the Closing has not occurred on or before the Initial Outside Date; provided, however, that such date shall be automatically extended to the Business Day that is six (6) months following the Initial Outside Date (the Initial Outside Date subject to any extension effected pursuant to and in accordance with this Section 9.01(b), is herein referred to as the “Outside Date”) if (i) on the date that would otherwise be the Outside Date but for this proviso, any of the conditions set forth in Section 8.01 have not been satisfied or waived on or prior to such date, and (ii) all other conditions set forth in Article VIII have been satisfied or waived (or in the case of conditions that by their terms are to be satisfied at the Closing, shall be capable of being satisfied on such date); and provided, further, that (x) if all of the conditions set forth in Article VIII are satisfied (or in the case of conditions that by their terms are to be satisfied at the Closing, are then capable of being satisfied if the Closing were to take place on such date) on a date that occurs on or prior to the Outside Date (including as it may be extended as set in the preceding provision) but (y) the Closing would thereafter occur in accordance with Section 2.02 on a date (the “Specified Date”) that occurs after such Outside Date, then the Outside Date shall automatically be extended to one Business Day following such Specified Date and such date shall become the Outside Date for purposes of this Agreement; and provided, further, that the right to terminate this Agreement under this Section 9.01(b) and the right to extend the Initial Outside Date shall not be available to any party hereto whose breach of any representation, warranty, covenant or agreement in this Agreement has been a principal cause of the failure of the Closing to occur prior to such date;

(c) by either Parent or the Acquiror in the event of the issuance of a final, non-appealable Governmental Order permanently restraining or permanently prohibiting the consummation of the transactions contemplated by this Agreement;

(d) by the Acquiror, if Parent shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 8.01 or Section 8.03 and (ii) (A) cannot be cured by the Outside Date or (B) if capable of being cured, such breach or failure shall not have been cured by the earlier of (x) thirty (30) Business Days following receipt of written notice (which notice shall specify in reasonable detail the nature of such breach or failure) from the Acquiror of such breach or failure and (y) the earlier of the Outside Date and the date on which this Agreement may otherwise be terminated by the Acquiror in accordance with this Section 9.01; provided that the Acquiror shall not have the right to terminate this Agreement pursuant to this Section 9.01(d) if it is then in breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in a failure of a condition set forth in Section 8.01 or Section 8.02; or

(e) by Parent, if the Acquiror shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 8.01 or Section 8.02 and (ii) (A) cannot be cured by the Outside Date or (B) if capable of being cured, such breach or failure shall not have been cured by the earlier of (x) thirty (30) Business Days following receipt of written notice (which notice shall specify in reasonable detail the nature of such breach or failure) from Parent of such breach or failure and (y) the earlier of the Outside Date and the date on which this Agreement may otherwise be terminated by Parent in accordance with this Section 9.01; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.01(e) if Parent is then in breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in a failure of a condition set forth in Section 8.01 or Section 8.03.

Section 9.02. Notice of Termination. Any party hereto desiring to terminate this Agreement pursuant to Section 9.01 shall give written notice of such termination to the other party hereto.

Section 9.03. Effect of Termination. In the event of the termination of this Agreement pursuant to this Article IX, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto, except for the last sentence of Section 5.06(b), Section 5.06(d), Section 5.10(g), this Article IX and Article XI; provided, however, that nothing in this Agreement shall relieve any party hereto from liability for actual and intentional fraud or any Willful Breach of this Agreement prior to its termination. The parties hereto expressly agree that, notwithstanding any provision of the Confidentiality Agreement to the contrary, including with respect to termination thereof, if, for any reason, the Sale is not consummated, the Confidentiality Agreement as incorporated herein shall continue in full force and effect for a period of twenty-four (24) months following termination of this Agreement and otherwise in accordance with its terms, and this Agreement shall constitute the requisite consent of the parties to amend the Confidentiality Agreement accordingly.

Section 9.04. Fees and Expenses(a) . Except as may be otherwise expressly set forth in the Transaction Agreements, all costs and expenses, including filing fees and fees and disbursements of counsel, financial advisers and accountants, incurred in connection with this Agreement and the other Transaction Agreements and the transactions contemplated by this Agreement and the other Transaction Agreements shall be paid by the Person incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, that notwithstanding anything herein to the contrary, in no event shall Acquiror or any of its Affiliates, including any Company Group Entity after the Closing, be required to pay, or be responsible or liable for, any premiums, fees and expenses incurred in connection with the D&O Tail Policy, if any, and all fees payable to financial advisors, legal counsel, and accountants of Parent or any of its Affiliates incurred by Parent or any of its Affiliates (including the Company Group Entities prior to Closing) prior to or at the Closing in connection with the transactions contemplated by this Agreement and the other Transaction Agreements.

ARTICLE X

INDEMNIFICATION

Section 10.01. Survival. Subject to the last proviso of Section 10.04(a), the representations, warranties, covenants and agreements (other than the obligations in this Article X) of the parties hereto contained in or made pursuant to this Agreement shall survive in full force and effect until the date that is eighteen (18) months after the Closing Date, at which time they shall terminate (and no claims shall be made for indemnification hereunder thereafter), except: (i) the Parent Fundamental Representations and the Acquiror Fundamental Representations shall survive the until the date that is sixty (60) days after the expiration of the applicable statute of limitations, at which time they shall terminate (and no claims shall be made for indemnification hereunder thereafter); (ii) the covenants and agreements in this Agreement that by their terms apply or are to be performed in whole or in part after the Closing (“Post-Closing Covenants”) shall survive to the extent required to be performed after the Closing for sixty (60) days following the time by which performance is due under such covenants and agreements, if any, or until fully performed if no such period for performance is specified, at which time they shall terminate (and no claims shall be made for indemnification hereunder thereafter); (iii) the covenants and agreements in this Agreement that by their terms apply or are to be performed on or prior to the Closing (“Pre-Closing Covenants”) shall survive for twelve (12) months after the Closing Date, at which time they shall terminate (and no claims shall be made for indemnification hereunder thereafter), (iii) the specified indemnities set forth in Section 10.02(a)(iii) shall survive for a period of twelve (12) months after the Closing, at which time they shall terminate (and no claims shall be made for indemnification hereunder thereafter), (iv) the specified indemnities set forth in Section 10.02(a)(iv) and Section 10.02(a)(v) shall survive indefinitely and (v) the specified indemnities set forth in Section 10.02(a)(vi), shall survive for sixty (60) days following the date that is six (6) years after the Closing Date, at which time they shall terminate (and no claims shall be made for indemnification hereunder thereafter). Each of the time periods set forth in this Section 10.01 are referred to in this Agreement as a “Survival Period.” For the avoidance of doubt, the survival of the representations and warranties made in Section 3.20 (Taxes) and the covenants of Parent under Article VII shall survive for the periods specified therein.

Section 10.02. Indemnification by Parent.

(a) After the Closing and subject to this Article X, Parent shall indemnify, defend and hold harmless the Acquiror, its Affiliates (including the Company Group Entities after the Closing) and their respective Representatives (collectively, the “Acquiror Indemnified Parties,” who are express and intended third party beneficiaries of this Article X) against, and reimburse any Acquiror Indemnified Party for, all Losses, without duplication, that such Acquiror Indemnified Party may at any time suffer, pay, sustain or incur, or become subject, to the extent:

(i) resulting from the inaccuracy or breach of any representation or warranty (other than any representation or warranty set forth in Section 3.20) made by Parent in this Agreement;

(ii) resulting from any breach or failure by Parent to perform any of its covenants or obligations contained in this Agreement;

(iii) in connection with the arrangement and completion of any Financing, capital markets transactions or related transactions by the Acquiror in connection with financing the transactions contemplated hereby as a result of any material misstatement or omissions contained in any information provided by Parent or any of the Company Group Entities or their respective Representatives in writing to Acquiror or its Representatives pursuant to Section 5.10(e) to the extent resulting from the gross negligence or willful misconduct of Parent, any of the Company Group Entities or any of their respective Representatives or Affiliates;

(iv) resulting from a Liability of Parent or its Affiliates (other than the Company Group Entities) relating to any businesses of Parent and its Affiliates (other than the businesses of the Company Group Entities);

(v) resulting from the Parent Restructuring Transactions, including any asset, liability or obligation transferred from the Company Group Entities to Parent or its Affiliates in connection therewith; or

(vi) resulting from obligations arising under any D&O Indemnification Agreement to the extent (A) arising out of an act or omission prior to the Closing that is indemnifiable under the terms of such D&O Indemnification Agreement and (B) not paid, advanced or reimbursed under the D&O Tail Policy or the Eligible Parent D&O Policy.

(b) Notwithstanding anything to the contrary contained herein, other than in the case of Willful Breach or actual and intentional fraud by Parent, Parent shall not be required to indemnify, defend or hold harmless any Acquiror Indemnified Party against, or reimburse any Acquiror Indemnified Party for, any Losses pursuant to Section 10.02(a)(i) (i) with respect to any claim (or series of related claims arising from the same underlying facts, events or circumstances) unless such claim (or series of related claims arising from the same underlying facts, events or circumstances) involves Losses in excess of $150,000 (the “De-Minimis Threshold”) (nor shall any such claim or series of related claims that do not meet the De-Minimis Threshold be applied to or considered for purposes of calculating the aggregate amount of the Acquiror Indemnified Parties’ Losses for which Parent have responsibility under clause (ii) of this Section 10.02(b)); (ii) until the aggregate amount of the Acquiror Indemnified Parties’ Losses for which the Acquiror Indemnified Parties are finally determined to be entitled to indemnification under Section 10.02(a)(i) (but for the inclusion of this clause (ii)) exceeds 1% of the Indemnity Base (the “Deductible”), after which Parent shall be obligated for all Acquiror Indemnified Parties’ Losses for which the Acquiror Indemnified Parties are finally determined to be entitled to indemnification under Section 10.02(a)(i) that are in excess of the Deductible (for clarity, only if such excess Losses arise with respect to any claim (or series of related claims arising from the same underlying facts, events or circumstances)) that involves Losses in excess of the De-Minimis Threshold; and (iii) in a cumulative aggregate amount exceeding 10% of the Indemnity Base (the “Cap”), provided that clauses (i), (ii) and (iii) shall not apply to Losses arising out of the inaccuracy or breach of any Parent Fundamental Representations. Notwithstanding anything to the contrary contained herein, other than in the case of; (x) any amounts payable pursuant to Section 2.09, (y) Willful Breach or (z) actual and intentional fraud by Parent or any of its Affiliates, Parent shall not be required to indemnify, defend or hold harmless any Acquiror Indemnified Party against, or reimburse any Acquiror Indemnified Party for, any Losses pursuant to this Agreement (including, for this purpose, in respect of the inaccuracy or breach of any Parent Fundamental Representations) in a cumulative aggregate amount exceeding the Indemnity Base. For the avoidance of doubt, nothing set forth in this Section 10.02 shall in any way limit or modify Parent’s payment obligations pursuant to Section 2.09, if any, which shall be determined solely based on the provisions of Section 2.09.

Section 10.03. Indemnification by the Acquiror.

(a) After the Closing and subject to this Article X, the Acquiror shall indemnify, defend and hold harmless Parent and its Affiliates and their respective Representatives (collectively, the “Parent Indemnified Parties,” who are express and intended third party beneficiaries of this Article X) against, and reimburse any Parent Indemnified Party for, all Losses that such Parent Indemnified Party may at any time suffer, pay, sustain or incur, or become subject, to the extent:

(i) resulting from the inaccuracy or breach of any representation or warranty made by the Acquiror in this Agreement; or

(ii) resulting from any breach or failure by the Acquiror to perform any of its covenants or obligations contained in this Agreement.

(b) Notwithstanding anything to the contrary contained herein, other than in the case of Willful Breach or actual and intentional fraud by the Acquiror or any of its Affiliates, the Acquiror shall not be required to indemnify, defend or hold harmless any Parent Indemnified Party against, or reimburse any Parent Indemnified Party for, any Losses pursuant to Section 10.03(a)(i) (i) with respect to any claim (or series of related claims arising from the same underlying facts, events or circumstances) unless such claim (or series of related claims arising from the same underlying facts, events or circumstances) involves Losses in excess of the De-Minimis Threshold (nor shall any such claim or series of related claims that do not meet the De-Minimis Threshold be applied to or considered for purposes of calculating the aggregate amount of the Parent

Indemnified Parties’ Losses for which the Acquiror has responsibility under clause Section 10.03(b)(ii)); (ii) until the aggregate amount of the Parent Indemnified Parties’ Losses for which the Parent Indemnified Parties are finally determined to be entitled to indemnification under Section 10.03(a)(i) (but for the inclusion of this clause (ii)) exceeds the Deductible, after which the Acquiror shall be obligated for all Parent Indemnified Parties’ Losses for which the Parent Indemnified Parties are finally determined to be entitled to indemnification under Section 10.03(a)(i) that are in excess of the Deductible (for clarity, only if such excess Losses arise with respect to any claim (or series of related claims arising from the same underlying facts, events or circumstances)) that involves Losses in excess of the De-Minimis Threshold; and (iii) in a cumulative aggregate amount exceeding the Cap, provided that clauses (i), (ii) and (iii) shall not apply to Losses arising out of the inaccuracy or breach of any Acquiror Fundamental Representations. Notwithstanding anything to the contrary contained herein, other than in the case of: (x) any amounts payable pursuant to Section 2.09, (y) Willful Breach or (z) actual and intentional fraud by the Acquiror or any of its Affiliates, the Acquiror shall not be required to indemnify, defend or hold harmless any Parent Indemnified Party against, or reimburse any Parent Indemnified Party for, any Losses pursuant to this Agreement (including, for this purpose, in respect of the inaccuracy or breach of any Acquiror Fundamental Representations) in a cumulative aggregate amount exceeding the Indemnity Base. For the avoidance of doubt, nothing set forth in this Section 10.03 shall in any way limit or modify Acquiror’s payment obligations pursuant to Section 2.09, if any, which shall be determined solely based on the provisions of Section 2.09.

Section 10.04. Notification of Claims.

(a) A Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”) shall promptly notify the party or parties against whom indemnification may be sought (the “Indemnifying Party”) in writing of any claim in respect of which indemnity may be sought under this Article X, including any pending or threatened claim or demand by a third party that the Indemnified Party has determined has given or could reasonably give rise to a right of indemnification under this Agreement (including a pending or threatened claim or demand asserted or unasserted, known or unknown or accrued or unaccrued, by a third party against the Indemnified Party) (each, a “Third Party Claim”), describing in reasonable detail the facts and circumstances (to the extent known based on the then available information) with respect to the subject matter of such claim or demand; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article X except to the extent that the Indemnifying Party is materially prejudiced in the defense of such claim by such failure. The parties agree that (i) in this Article X they intend to shorten (in the case of the limited Survival Periods specified in Section 10.01) the applicable statute of limitations period with respect to certain claims; (ii) notices for claims in respect of a breach of a representation, warranty, covenant or agreement must be delivered prior to the expiration of the applicable Survival Period specified in Section 10.01; and (iii) any claims for indemnification for which notice is not timely delivered in accordance with this Section 10.04(a) shall be expressly barred and are hereby irrevocably and unconditionally waived; provided, further, that, if, prior to such applicable date, a party hereto shall have notified the other party hereto in accordance with the requirements of this Section 10.04(a) of a claim for indemnification under this Article X (whether or not formal legal action shall have been commenced based upon such claim), such claim shall continue to be subject to indemnification in accordance with this Article X notwithstanding the passing of such applicable date.

(b) Upon receipt of a notice of a claim for indemnity from an Indemnified Party pursuant to Section 10.04(a) in respect of a Third Party Claim, the Indemnifying Party may, by notice to the Indemnified Party delivered within twenty (20) Business Days of the receipt of notice of such Third Party Claim (and, for the avoidance of doubt, any failure to deliver any such notice within such time period shall be deemed an election not to assume any such defense and control), assume the defense and control of any Third Party Claim, with its own counsel and at its own expense, but shall allow the Indemnified Party an opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense; provided, however, that the Indemnifying Party shall bear the reasonable fees, costs and expenses of one (1) such separate counsel if (i) an actual or potential conflict of interest makes representation by the same counsel inappropriate or (ii) the Indemnifying Party shall have authorized the Indemnified Party in writing to employ separate counsel at the Indemnifying Party’s expense. The Indemnified Party may take any actions reasonably necessary to defend such Third Party Claim prior to the time that it receives a notice from the Indemnifying Party as contemplated by the immediately preceding sentence. Parent (in the event the Acquiror is the Indemnifying Party) or the Acquiror (in the event Parent is the Indemnifying Party) shall, and shall cause each of their respective Affiliates and Representatives to, cooperate fully with the Indemnifying Party in the defense of any Third Party Claim, which cooperation shall include designating a liaison counsel to whom the Indemnifying Party may direct notices and other communications, and upon the reasonable request of the Indemnifying Party, use reasonable efforts to make witnesses available and provide records and documents. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed), consent to a settlement, compromise or discharge of, or the entry of any judgment arising from, any Third Party Claim, unless (A) such settlement, compromise, discharge or entry of any judgment does not (1) involve any finding or admission of any violation of Law or admission of any wrongdoing by any Indemnified Party, (2) provides solely for the payment of money, and (3) does not affect any other claims that may be made against any Indemnified Party in a manner that is materially adverse to such Indemnified Party, and (B) the Indemnifying Party shall (1) pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement or judgment (or agree in a writing addressed to the Indemnified Party to pay such amounts at a later date if so provided in such judgment), (2) not encumber any of the material assets of any Indemnified Party or agree to any restriction or condition that would apply to or materially adversely affect any Indemnified Party or the conduct of any Indemnified Party’s business and (3) obtain, as a condition of any settlement, compromise, discharge, entry of judgment (if applicable), or other resolution, a complete and unconditional release of, or dismissal with prejudice of claims against, any Indemnified Party reasonably likely to be affected by such Third Party Claim from all matters that were asserted in connection with such claims and any and all liabilities in respect of such Third Party Claim. The Indemnified Party shall not settle, compromise or consent to the entry of any judgment with respect to any claim or demand for which it is seeking indemnification from the Indemnifying Party or admit to any liability with respect to such claim or demand without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld, conditioned or delayed).

(c) Notwithstanding anything to the contrary contained in this Article X (including Section 10.02 and Section 10.03), no Indemnifying Party shall have any liability under this Article X for any Losses arising out of or in connection with any Third Party Claim that is settled or compromised by an Indemnified Party without the consent of such Indemnifying Party (which shall not be unreasonably withheld, conditioned or delayed).

(d) In the event any Indemnifying Party receives a notice of a claim for indemnity from an Indemnified Party pursuant to Section 10.04(a) that does not involve a Third Party Claim, the Indemnifying Party shall notify the Indemnified Party within twenty (20) Business Days following its receipt of such notice whether the Indemnifying Party disputes its liability to the Indemnified Party under this Article X. The Indemnified Party shall reasonably cooperate with and assist the Indemnifying Party in determining the validity of any such claim for indemnity by the Indemnified Party.

Section 10.05. Payment. In the event a claim or any Action for indemnification under Article VII or this Article X has been finally determined, the amount of such final determination shall be paid (a) if the Indemnified Party is an Acquiror Indemnified Party, by Parent to the Indemnified Party, and (b) if the Indemnified Party is a Parent Indemnified Party, by the Acquiror to the Indemnified Party, in each case on demand by wire transfer of immediately available funds to the applicable account designated by the applicable Indemnified Party. A claim or an Action, and the liability for and amount of damages therefor, shall be deemed to be “finally determined” for purposes of this Article X or Article VII (as the case may be) when the parties hereto have so determined by mutual agreement or, if disputed, when a final non-appealable Governmental Order has been entered into with respect to such claim or Action.

Section 10.06. Limitation on Liability. The Acquiror Indemnified Parties’ right to be indemnified pursuant to this Article X shall not be affected or deemed waived by reason of any investigation made by or on behalf of, or knowledge of, the Acquiror Indemnified Parties (including by any of its representatives) of any facts or information or by reason of the fact that the Acquiror Indemnified Party or any of its representatives knew or should have known at any time that any such representation, warranty, covenant or obligation is, was or might be inaccurate or breached. Notwithstanding anything to the contrary herein, the Acquiror Indemnified Parties shall not be entitled to indemnification pursuant to this Article X for any Loss to the extent that it is reflected as a specific amount in a liability or reserve in the Financial Statements. Notwithstanding anything to the contrary herein (except as set forth in the following sentence), no party shall be liable for (x) punitive or exemplary damages, except if, and solely to the extent, such damages are actually recovered against an Indemnified Party pursuant to a Third Party Claim, or (y) any consequential damages that are not reasonably foreseeable. For the avoidance of doubt, nothing set forth in this Section 10.06 shall in any way limit or modify Parent’s or the Acquiror’s payment obligations pursuant to Section 2.09, if any, which shall be determined solely based on the provisions of Section 2.09.

Section 10.07. Exclusive Remedies. Except with respect to the matters covered by Section 2.05(b) through (i), Section 2.09, or in the event of actual and intentional fraud, or as may arise following the Closing under any other Transaction Agreement in accordance with its terms, and other than with respect to any remedies expressly contemplated by Section 11.11, Parent and the Acquiror acknowledge and agree that the indemnification or payment provisions of Section 5.10, Section 5.26, Section 6.01(b), Section 6.01(c), Article VII or Article IX shall be the sole and exclusive remedies of any Parent Indemnified Party and any Acquiror Indemnified Parties, respectively, for any Losses (including any Losses from claims for breach of contract, warranty, tortious conduct (including negligence) or otherwise and whether predicated on common law, statute, strict liability, or otherwise) that it may at any time suffer or incur, or become subject to, as a result of, or in connection with, any breach of or inaccuracy in any representation or warranty in this Agreement by the Acquiror or Parent, respectively, or any failure by Acquiror or Parent, respectively, to perform or comply with any covenant or agreement set forth herein or otherwise in connection with or arising out of this Agreement or the transactions contemplated hereby. Without limiting the generality of the foregoing, the parties hereto hereby irrevocably waive any right of rescission they may otherwise have or to which they may become entitled.

Section 10.08. Additional Indemnification Provisions.

(a) Parent and the Acquiror agree, each for themselves and on behalf of their respective Affiliates and Representatives, that with respect to each indemnification obligation set forth in Article VII or this Article X: (i) each such obligation shall be calculated net of any Eligible Insurance Proceeds, (ii) Losses shall be calculated net of any Tax benefit actually realized in cash by an Indemnified Party in the taxable period in which such Losses occurred as a result of the event giving rise to the indemnification, provided however, that such benefit in respect of U.S. federal and state income Taxes shall be deemed to be zero in the case of indemnification obligations in respect of a Section 338(h)(10) Subsidiary and (iii) notwithstanding anything to the contrary herein, in no event shall Parent have any liability or obligation to any Acquiror Indemnified Party to the extent that any Loss, or any portion thereof, for which indemnification is sought hereunder (A) has already been collected under any other Transaction Agreement, (B) for any duplicate recovery in respect of the same Loss under different provisions of this Agreement and (C) if such Loss, or related amount, description, liability or reserve, is reserved for in the Closing Statement, or taken into account in the calculation of the Closing Tangible Book Value.

(b) Any amount payable by an Indemnifying Party pursuant to this Article X shall be paid promptly and payment shall not be delayed pending any determination of Eligible Insurance Proceeds. In any case where an Indemnified Party recovers from a third Person any Eligible Insurance Proceeds or any other amount in respect of any Loss for which an Indemnifying Party has actually reimbursed it pursuant to this Article X, such Indemnified Party shall promptly pay over to the Indemnifying Party the amount of such Eligible Insurance Proceeds, but not in excess of the sum of (i) any amount previously paid by the Indemnifying Party to or on behalf of the Indemnified Party in respect of such claim and (ii) the reasonable out-of-pocket costs actually incurred by the Indemnifying Party in pursuing or defending any claim arising out of such matter in compliance with this Agreement. The parties hereto shall treat any indemnification payment made under this Agreement as an adjustment to the Purchase Price.

(c) If any portion of Losses to be reimbursed by the Indemnifying Party may be covered, in whole or in part, by third party insurance coverage, the Indemnified Party shall promptly give notice thereof to the Indemnifying Party (a “Notice of Insurance”). If the Indemnifying Party so requests within one hundred and eighty (180) days after receipt of a Notice of Insurance, the Indemnified Party shall use its commercially reasonable efforts to collect (at the Indemnifying Party’s expense) the maximum amount of cash insurance proceeds thereunder, in which event all such cash proceeds actually received, net of out-of-pocket costs reasonably incurred by the Indemnified Party in seeking such collection, shall be considered “Eligible Insurance Proceeds.”

(d) All indemnifiable Losses under Section 5.10, Section 5.26, Section 6.01(b), Section 6.01(c), Article VII or this Article X shall be determined without duplication of recovery under other provisions of this Agreement (including any section or subsection of such Articles), any certificate delivered in connection with this Agreement or any other Transaction Agreement.

(e) For purposes of Article VII and this Article X, in respect of the representations and warranties set forth in Article III or Article IV herein, any and all “Company Material Adverse Effect,” “Acquiror Material Adverse Effect,” “material adverse effect,” and “materiality” (including, “material to the Company Group Entities (taken as a whole)”) exceptions and thresholds and any equivalent exceptions and qualifiers set forth in such representations and warranties shall be disregarded (or, in the case of “Company Material Adverse Effect,” “Acquiror Material Adverse Effect”, “material adverse effect”, or any equivalent exceptions and qualifications, be read as “adverse effect”) for purposes of determining whether any such representation and warranty has been breached or for determining the amount of Losses resulting therefrom, provided that (i) the word “Material” in the use of the term “Material Contracts” and “Material Reinsurance Contract” shall not be disregarded and (ii) such exceptions and qualifiers shall not be disregarded in the representations and warranties set forth in Section 3.07(b).

(f) Notwithstanding anything to the contrary, in no event shall the Acquiror Indemnified Parties be indemnified for any Losses resulting from the inaccuracy or breach of any representation or warranty in Section 3.14 relating to any severance or other termination benefits (including notice periods or garden leave) for the Employees, except to the extent that such Loss results from the failure to disclose severance or termination benefits (including notice periods or garden leave) that are substantially more generous to the Employee than both (i) what has been disclosed on in Section 3.14 of the Parent Disclosure Schedule and (ii) market practice for similarly situated employees (including with respect to position, tenure and seniority) of peer companies in the industry in the applicable jurisdiction. For purpose of clarity, Acquiror shall not have an indemnifiable Loss if such severance or termination benefits are otherwise payable from the Human Capital Pool.

Section 10.09. Mitigation. Each Indemnified Party agrees to take reasonable steps as required under applicable Law to mitigate its respective Losses upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Losses that are indemnifiable hereunder.

Section 10.10. Reserves. Subject to the proviso in the following sentence, notwithstanding anything to the contrary contained herein or in the other Transaction Agreements, the Acquiror acknowledges and agrees that neither Parent nor any of its Affiliates or Representatives make any representation or warranty (express or implied), and nothing contained herein or in any other Transaction Agreements or any other agreement, document or instrument to be delivered in connection with the transactions contemplated by this Agreement, the other Transaction Agreements or such other agreement, document or instrument is intended or shall be construed to be a representation or warranty (express or implied) of Parent or its Affiliates or their respective Representatives, for any purpose of this Agreement, the other Transaction Agreements or any other agreement, document or instrument to be delivered in connection with the transactions contemplated by this Agreement, the other Transaction Agreements or such other agreement, document or instrument, with respect to (a) the adequacy or sufficiency of the reserves of the

Reinsurance Entities, (b) the effect of the adequacy or sufficiency of the reserves of the Reinsurance Entities on any “line item” or asset, liability or equity amount or (c) the future experience or profitability of the Company Group Entities or their respective businesses or that the reserves held by the Reinsurance Entities or the assets supporting such reserves have been or will be adequate or sufficient for the purposes for which they were established or that the reinsurance recoverables taken into account in determining the amount of such reserves will be collectible. The Acquiror further acknowledges and agrees that no fact, condition, development or issue relating to the adequacy or sufficiency of the reserves of the Reinsurance Entities may be used, directly or indirectly, to demonstrate or support the breach of any representation, warranty, covenant or agreement contained in this Agreement, any other Transaction Agreements or any other agreement, document or instrument to be delivered in connection with the transactions contemplated by this Agreement, the other Transaction Agreements or such other agreement, document or instrument, provided, that this Section 10.10 shall not prevent a claim for a breach of any representation or warranty made in Section 3.06(g) or limit or modify any of Parent’s or the Acquirer’s payment obligations under Section 2.09.

ARTICLE XI

GENERAL PROVISIONS

Section 11.01. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by email with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following respective addresses (or at such other address for a party hereto as shall be specified in a notice given in accordance with this Section 11.01):

(i)	if to Parent, or to the Company Group Entities prior to the Closing:

AMERICAN INTERNATIONAL GROUP, INC.
1271 Avenue of the Americas
New York, New York 10020
Attention: Lucy Fato, Executive Vice President & General Counsel
Email: Lucy.Fato@aig.com

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
	Attention:	David K. Lam
Mark A. Stagliano
	E-mail:	dklam@wlrk.com
mastagliano@wlrk.com

(ii)	if to the Acquiror, or to the Company Group Entities after the Closing:

RenaissanceRe Holdings Ltd.
12 Crow Lane
Pembroke HM19, Bermuda
	Attention:	Shannon Bender, General Counsel
	E-mail:	shannon.bender@renre.com

with a copy to:

Sidley Austin LLP
1501 K Street, N.W.
Washington, DC 20005
Attention: Karen Dewis and Sean Carney
E mail: kdewis@sidley.com; scarney@sidley.com

Section 11.02. Public Announcements. No party hereto shall, and each party hereto shall cause its Affiliates and Representatives not to, issue or cause the publication of any press release or public announcement or otherwise communicate with any news media in respect of this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other parties hereto (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be determined (in the good faith judgement of such party) to be required by Law or applicable securities exchange rules, in which case the party hereto required to publish such press release or public announcement shall allow the other parties hereto a reasonable opportunity to comment on such press release or public announcement in advance of such publication. The foregoing shall not apply to (x) any press release or other public statement to the extent the statements therein that relate to this Agreement or the transactions contemplated by this Agreement are consistent in all material respects with statements previously issued in compliance with this Section 11.02 and (y) customary disclosures and announcements to actual or potential Financing Sources who agree to maintain the confidential nature of such information subject to compliance with Section 5.10(i). Prior to the Closing, the Acquiror shall not, and shall cause its Affiliates and Representatives not to, make any disclosure concerning plans or intentions relating to the Company Group Entities to their customers, agents, Producers or employees, or other Persons with significant business relationships with any Company Group Entity, without first obtaining the prior written approval of Parent, which approval shall not be unreasonably withheld, conditioned or delayed; provided that the foregoing shall not restrict disclosure in the Ordinary Course of Business unrelated to the transactions contemplated hereby.

Section 11.03. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

Section 11.04. Entire Agreement. Except as otherwise expressly provided in the Transaction Agreements, this Agreement, the other Transaction Agreements and the Confidentiality Agreement constitute the entire agreement of the parties hereto with respect to the subject matter of the Transaction Agreements and supersede all prior agreements and undertakings, both written and oral, between or on behalf of Parent and/or their respective Affiliates, on the one hand, and the Acquiror and/or its Affiliates, on the other hand, with respect to the subject matter of the Transaction Agreements.

Section 11.05. Assignment. No party hereto shall assign this Agreement, in whole or in part, without the prior written consent of the other parties hereto; provided, however, that the Acquiror may assign any or all of its rights and interests hereunder to one or more of its Affiliates or to any lender, including in connection with any collateral support related to borrowings by the Acquiror or any of its Affiliates; provided, that such assignment would not be reasonably likely to (a) result in any delay in the parties’ ability to obtain any applicable Governmental Approvals or (b) prevent, impede or delay the ability of the parties to consummation of the transactions contemplated by this Agreement; provided, further, that either party hereto may designate one or more of its Affiliates to perform its obligations hereunder, in each case, without the consent of other party hereto if the first party hereto nonetheless remains fully responsible for the performance of its obligations hereunder. Any attempted assignment in violation of this Section 11.05 shall be null and void ab initio. Notwithstanding anything to the contrary herein, including Section 2.08, in the event that any assignment pursuant to this Section 11.05 results in the imposition of, or increase in any Tax required to be collected by withholding, the assigning party or its relevant successor or assign shall pay to the non-assigning party or its applicable Affiliates such additional amounts as necessary to ensure that such non-assigning party receives the same net amounts as they would have received had no such assignment been made. Subject to the foregoing, this Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by, the parties hereto and their successors and permitted assigns.

Section 11.06. No Third-Party Beneficiaries. Except this Section 11.06 and as provided in Section 5.09 with respect to Company Releasees and Parent Releasees, in Section 5.10(g) with respect to Affiliates or Representatives of Parent, Section 5.10(a), Section 5.17 with respect to D&O Indemnified Parties, in Article X with respect to Parent Indemnified Parties and Acquiror Indemnified Parties and in Section 11.07, Section 11.09(b) and Section 11.14 with respect to the Debt Financing Sources, this Agreement is for the sole benefit of the parties hereto and their successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person (including any policyholder of the Companies or the Reinsurance Entities) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 11.07. Amendment; Waiver. No provision of this Agreement or any other Transaction Agreements may be amended, supplemented or modified except by a written instrument signed by all of the parties hereto or thereto, as applicable. No provision of this Agreement or any other Transaction Agreements may be waived except by a written instrument signed by the party against whom the waiver is to be effective. Furthermore, Section 11.06, this

Section 11.07, Section 11.09(b) and Section 11.14 will not be amended in a manner adverse to any Lender without the prior written consent of such Lenders. No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 11.08. Disclosure Schedules. Matters reflected in any section or subsection of the Parent Disclosure Schedule or the Acquiror Disclosure Schedule are not necessarily limited to matters required by this Agreement to be so reflected. No reference to or disclosure of any item or other matter in any section or subsection of the Parent Disclosure Schedule or the Acquiror Disclosure Schedule shall be construed as an admission or indication to any third party that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Parent Disclosure Schedule or the Acquiror Disclosure Schedule, as applicable. Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of any contract, Law or Governmental Order shall be construed as an admission or indication to any third party that a breach or violation exists or has actually occurred. Disclosure of any item in any section or subsection of the Parent Disclosure Schedule or Acquiror Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection of the Parent Disclosure Schedule or Acquiror Disclosure Schedule, as applicable, to which the relevance of such item is reasonably apparent on the face of such disclosure to relate to such other section or subsection of the Parent Disclosure Schedule or Acquiror Disclosure Schedule, as applicable.

Section 11.09. Governing Law; Venue; Waiver of Jury Trial.

(A) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND WHOLLY TO BE PERFORMED IN THE STATE OF NEW YORK, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE CONFLICT OF LAWS PRINCIPLE. EXCEPT AS SET OUT BELOW IN THIS PARAGRAPH, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO SUBMIT TO THE JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED IN THE STATE OF NEW YORK (THE “NEW YORK COURTS”) FOR ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE NEGOTIATION, VALIDITY OR PERFORMANCE OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY (AND AGREES NOT TO COMMENCE ANY LITIGATION RELATING THERETO EXCEPT IN SUCH COURTS), WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH LITIGATION IN THE NEW YORK COURTS AND AGREES NOT TO PLEAD OR CLAIM IN ANY NEW YORK COURT THAT SUCH LITIGATION BROUGHT THEREIN HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH OF THE PARTIES HERETO AGREES THAT SERVICE OF PROCESS MAY BE MADE ON PARENT BY U.S. REGISTERED MAIL TO THE ADDRESS FOR PARENT SET FORTH IN SECTION 11.01, OR OTHER MEANS PERMITTED BY LAW. EACH OF THE PARTIES HERETO AGREES THAT SERVICE OF PROCESS MAY BE MADE ON ACQUIROR BY U.S. REGISTERED MAIL TO THE ADDRESS FOR ACQUIROR SET FORTH IN SECTION 11.01 OR OTHER MEANS

PERMITTED BY LAW. SERVICE MADE PURSUANT TO THE IMMEDIATELY PRECEDING SENTENCES SHALL HAVE THE SAME LEGAL FORCE AND EFFECT AS IF SERVED UPON SUCH PARTY PERSONALLY WITHIN THE STATE OF NEW YORK. IN THE EVENT ANY PARTY HERETO FAILS TO NOTIFY ANY OTHER PARTY HERETO OF ITS AGENT FOR SERVICE OF PROCESS IN THE STATE OF NEW YORK, NOTHING HEREIN CONTAINED SHALL BE DEEMED TO AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY OTHER PARTY HERETO IN ANY OTHER JURISDICTION TO ENFORCE JUDGMENTS OBTAINED IN ANY ACTION, SUIT OR PROCEEDING BROUGHT PURSUANT TO THIS SECTION 11.09.

(a) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER ANY OF THE TRANSACTION AGREEMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE OTHER TRANSACTION AGREEMENTS OR THE FORMATION, BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT OR ANY OTHER TRANSACTION AGREEMENT (INCLUDING ANY LITIGATION RELATED TO OR ARISING OUT OF THE FINANCING, THE DEBT COMMITMENT LETTER, THE DEFINITIVE AGREEMENTS WITH RESPECT TO THE FINANCING OR THE PERFORMANCE THEREOF). EACH OF PARENT AND THE ACQUIROR CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OR ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH OF PARENT AND THE ACQUIROR UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH OF PARENT AND THE ACQUIROR MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH OF PARENT AND THE ACQUIROR HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 11.09. EITHER OF PARENT OR THE ACQUIROR MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 11.10. Rules of Construction. Interpretation of this Agreement and the other Transaction Agreements (except as specifically provided in any such other Transaction Agreements, in which case such specified rules of construction shall govern with respect to such other Transaction Agreements) shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Preamble, Recitals, Article, Section, paragraph, Schedule and Exhibit are references to the Preamble, Recitals, Articles, Sections, paragraphs, Schedules and Exhibits to this Agreement unless otherwise specified; (c) references to “$” shall mean U.S. dollars; (d) the word “including” and words of similar import shall mean “including without limitation,” unless otherwise specified; (e) the word “or” shall not be exclusive; (f) the words “herein,” “hereof,” “hereunder” or “hereby” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific Section; (g) the headings are for reference purposes only and shall not affect in any way the meaning or interpretation of the Transaction Agreements; (h) the Transaction Agreements shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted; (i) if a word or phrase is defined, the other grammatical forms of such word or phrase have a corresponding meaning; (j) references to any statute, listing rule, rule, standard, regulation or other law include a reference to (A) the corresponding rules and regulations and (B) each of them as amended, modified, supplemented, consolidated, replaced or rewritten from time to time; (k) references to any section of any statute, listing rule, rule, standard, regulation or other law include any successor to such section; (l) references to the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and shall not mean simply “if”; and (m) for purposes of determining whether any asset, liability or other amount was specifically recorded, identified, reserved for or accrued in the Closing Statement, Financial Statements or Statutory Statements, such asset, liability or other amount will be deemed specifically recorded, identified, reserved for or accrued in such statements to the extent that (i) such asset, liability or other amount is specifically recorded, identified, reserved for or accrued in the underlying detail supporting the amounts set forth on such statements, including, to the extent applicable, the accounting work papers of the relevant entity preparing such statements, or (ii) such asset, liability or other amount was specifically recorded, identified, reserved for or accrued directly in such statements.

Section 11.11. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that, without the necessity of posting bond or other undertaking, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with its terms, this being in addition to any other remedy to which such party is entitled at law or in equity and in the event that any Action is brought in equity to enforce the provisions of this Agreement, no party hereto shall allege, and each party hereto hereby waives, the defense or counterclaim that there is an adequate remedy at law.

Section 11.12. No Set-Off. No party shall have any right of setoff of any amounts due and payable, or any liabilities arising, under this Agreement against any other amounts due and payable under this Agreement or any other agreement among any of the parties or their respective Affiliates.

Section 11.13. Counterparts. This Agreement and each of the other Transaction Agreements may be executed in two or more counterparts, and by the different parties to each such agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to any Transaction Agreement by facsimile or other means of electronic transmission (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) shall be as effective as delivery of a manually executed counterpart of any such Agreement.

Section 11.14. Debt Financing Sources. Parent, on behalf of itself, its Subsidiaries and each of its controlled Affiliates, hereby: (a) agrees that any legal action, whether in Law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Sources, arising out of or relating to, this Agreement, the Debt Commitment Letter or the Debt Financing, shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, and any appellate court thereof, and each party hereto irrevocably submits itself and its property with respect to any such legal action to the exclusive jurisdiction of such court, and agrees not to bring or support any such legal action against any Debt Financing Source in any forum other than such courts, (b) agrees that any such legal action shall be governed by the Laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the Laws of another state), except as otherwise provided in the Debt Commitment Letter or any other agreement relating to the Debt Financing, (c) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Law trial by jury in any such legal action brought against the Debt Financing Sources in any way arising out of or relating to, this Agreement, the Debt Commitment Letter or the Debt Financing, (d) agrees that none of the Debt Financing Sources shall have any liability to Parent or any of its Subsidiaries relating to or arising out of this Agreement, the Debt Commitment Letter or the Debt Financing (subject to the last sentence of this Section 11.14), and (e) agrees that the Debt Financing Sources are express third party beneficiaries of, and may enforce, any of the provisions of this Section 11.14 and that this Section 11.14 may not be amended without the written consent of the Lenders. Notwithstanding the foregoing, nothing in this Section 11.14 shall in any way limit or modify the rights and obligations of the Acquiror under this Agreement, or any Debt Financing Source’s obligations to the Acquiror under the Debt Commitment Letter.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

AMERICAN INTERNATIONAL GROUP, INC.

By:	/s/ Sabra Purtill
	Name:	Sabra Purtill
	Title:	Executive Vice President and Interim Chief Financial Officer

Signature Page

Stock Purchase Agreement

RENAISSANCERE HOLDINGS LTD.

By:	/s/ Kevin O’Donnell
	Name:	Kevin O’Donnell
	Title:	President and Chief Executive Officer

Signature Page

Stock Purchase Agreement

EXHIBIT A

DEFINITIONS

“245A Election Agreement” shall have the meaning set forth in Section 7.05(b).

“A/O Cat” means AlphaCat Managers Ltd. and each of the insurance-linked securities funds and vehicles with investment management agreements and/or other services agreements with AlphaCat Managers Ltd. (excluding, for the avoidance of doubt, OmegaCat Reinsurance Ltd. and its Affiliates) (each a “A/O Cat Fund”).

“Acquiror” shall have the meaning set forth in the Preamble hereto.

“Acquiror Benefit Plan” means any incentive, profit-sharing, stock option, stock purchase, other equity-based, employment, consulting, compensation, vacation or other leave, change in control, retention, supplemental retirement, severance, health, medical, disability, life insurance, deferred compensation or other employee compensation or benefit plan, program or agreement, whether or not in writing and whether or not funded, established or maintained by the Acquiror or any of its applicable Affiliates.

“Acquiror Disclosure Schedule” shall have the meaning set forth in the first paragraph of Article IV.

“Acquiror’s FSA” shall have the meaning set forth in Section 6.02(j).

“Acquiror Fundamental Representations” means the representations and warranties made in Section 4.01, Section 4.02(a), Section 4.09 and Section 4.11.

“Acquiror Indemnified Parties” shall have the meaning set forth in Section 10.02(a).

“Acquiror Material Adverse Effect” means a material adverse effect on the ability of Acquiror to consummate the Closing by the Outside Date.

“Acquiror Releasor” shall have the meaning set forth in Section 5.09(b).

“Acquiror Share Number” means a number of Acquiror Shares that is equal to the quotient of the Closing Share Consideration Amount divided by the Acquiror Share Number Price (rounded to the nearest whole number).

“Acquiror Share Number Price” means (i) the closing price of Acquiror Shares as reported on the New York Stock Exchange on the date of this Agreement or, if lower, (ii) the first public offering price of Acquiror Shares in an underwritten public offering consummated between the date hereof and the Closing (if any).

“Acquiror Shares” means common shares, par value $1.00 per share, of Acquiror.

“Acquiror SEC Reports” shall have the meaning set forth in Section 4.08.

“Action” means any internal investigation, or any claim, action, investigation, suit, arbitration, mediation or proceeding by or before any Governmental Authority or arbitral body.

“Actuarial Firm” shall have the meaning set forth in Section 3.06(h).

“Actuarial Reports” shall have the meaning set forth in Section 3.06(h).

“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person and the term “Affiliated” shall have a correlative meaning; for the avoidance of doubt, unless otherwise specified herein, the Company Group Entities shall be deemed “Affiliates” of Parent (and not the Acquiror) prior to the Closing and shall be deemed “Affiliates” of the Acquiror (not Parent) from and after the Closing; provided, however, that for the purposes of this definition, (i) Parent or any of its Affiliates shall not be deemed to be an Affiliate of the Acquiror (either before Closing or after Closing on account of their ownership of the Acquiror Shares or otherwise), and (ii) no other stockholder or other holder of equity interests in the Acquiror or Parent shall be considered an Affiliate of the Acquiror or Parent, as applicable.

“Agreed Items” shall have the meaning set forth in Section 2.07(b).

“Agreed Pre-Closing Matters” shall have the meaning set forth in Section 5.10(f).

“Agreement” shall have the meaning set forth in the Preamble hereto.

“AIG Intercompany Notes” means, collectively, the notes set forth in Section 1.10 of the Parent Disclosure Schedule.

“Allocated Loss Adjustment Expenses” means (i) all obligations of the Reinsurance Entities for loss adjustment expenses paid or payable as a result of the terms and conditions of the insurance and reinsurance contracts constituting the Subject Business and allocated to a specific claim or claims and (ii) external costs incurred by the Reinsurance Entities in connection with or in any way relating to the adjustment, appraisal, defense, resistance, investigation, audit, negotiation, settlement, payment or appeal of, the pursuit or enforcement of any right of salvage or subrogation with respect to, the Subject Business and/or coverage disputes and/or bad faith claims related thereto, including court costs, arbitration, mediation, or other dispute resolution costs, attorneys’ fees, expenses and pre- and post-judgment interest, it being understood that (a) fees for staff counsel expressly charged with performing functions generally performed by outside counsel are Allocated Loss Adjustment Expenses and that (b) the general expense of the Reinsurance Entities and/or Affiliate claims or technical service companies not incurred in connection with any specific claim but allocated to claims that are part of Subject Business in accordance with the Reinsurance Entities’ practices on the Closing Date (or any other subsequent practice to the extent (x) the Parent is provided advance written notice thereof and (y) such new or modified practice is substantially consistent with the Reinsurance Entities’ then-current practices used for similar services in the Reinsurance Entities’ and their Affiliates’ other businesses) for allocating unallocated loss adjustment expense are Allocated Loss Adjustment Expenses, but that (c) Unallocated Expenses are not Allocated Loss Adjustment Expenses.

“Allocation” shall have the meaning set forth in Section 2.07(b).

“Allocation Statement” shall have the meaning set forth in Section 2.07(b).

“Alternative Financing” shall have the meaning set forth in Section 5.10(c).

“AML/ATF Act” shall have the meaning set forth in the definition of “Anti-Corruption Law.”

“AML Measures” shall have the meaning set forth in Section 3.09(e).

“Annual Report” shall have the meaning specified in Section 2.09(b).

“Anti-Corruption Law” means: (i) the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, 1997 (the “OECD Convention”); (ii) the Foreign Corrupt Practices Act of 1977 of the United States of America, as amended by the Foreign Corrupt Practices Act Amendments of 1988 and 1998, and as may be further amended and supplemented from time to time (the “FCPA”); (iii) the UK Bribery Act 2010; (iv) the Anti-Money Laundering and Anti-Terrorist Financing Supervision and Enforcement Act 2008 (“AML/ATF Act”); and (v) any other applicable Law which is broadly equivalent to the FCPA, AML/ATF Act and/or the UK Bribery Act 2010 or was intended to enact the provisions of the OECD Convention or which has as its objective the prevention of corruption.

“Antitrust Laws” means the HSR Act, the Sherman Antitrust Act of 1890, the Clayton Act of 1914, the Federal Trade Commission Act of 1914 (in each case, as amended), and any other federal, state, foreign, and transnational statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Applicable Percentage” means, as of any date of determination, with respect to Paid Net Loss or Loss Reserves with respect to any insurance or reinsurance contract included in the Subject Business, the percentage of total premium earned under such contract as of the Closing Date as reflected in the calculation of Closing Tangible Book Value as finally determined hereunder in relation to the total premium ultimately earned under such contract as of such date of determination. The Applicable Percentage as of the Closing Date with respect to all insurance and reinsurance contracts will be one-hundred percent (100%). For example, if as of the Closing Date, the earned premium under such a contract is $50 and the premium earned under the contract subsequently adjusts to be $75, then the Applicable Percentage shall adjust accordingly to be sixty-six point seven percent (66.7%). If the premium earned under the contract subsequently adjusts to be $125, then the Applicable Percentage shall adjust accordingly to be forty percent (40%).

“Applicable SAP” means, with respect to a Reinsurance Entity, the applicable statutory accounting practices and procedures prescribed or permitted by the applicable Governmental Authority charged with the supervision of such Reinsurance Entity in the jurisdiction in which such Reinsurance Entity is domiciled, in accordance with applicable Law.

“Audited Financial Statements” shall have the meaning set forth in Section 3.06(a).

“Available Insurance Policies” shall have the meaning set forth in Section 5.25.

“Baseline Loss Reserves” means (x) if the Final Closing Consideration is not determined as of such time pursuant to Section 2.05(f), the Loss Reserves as of the Closing Date as reflected in the calculation of Preliminary Tangible Book Value, or (y) otherwise, the Loss Reserves as of the Closing Date as reflected in the calculation of Closing Tangible Book Value as finally determined hereunder.

“Base Purchase Price” means $2,985,000,000.

“Burdensome Condition” shall have the meaning set forth in Section 5.06(e).

“Business Guarantees” shall have the meaning set forth in Section 3.06(i).

“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in the City of New York, New York, Bermuda, Switzerland or London, United Kingdom are required or authorized by Law to remain closed.

“Cap” shall have the meaning set forth in Section 10.02(b).

“Capital Stock” means capital stock or other type of equity interest in (as applicable) a Person.

“CH Parent” shall have the meaning set forth in the Recitals.

“CH Shares” shall have the meaning set forth in the Recitals

“Closing” shall have the meaning set forth in Section 2.02.

“Closing Cash Consideration” shall mean the Estimated Closing Consideration less the Closing Share Consideration Amount.

“Closing Date” shall have the meaning set forth in Section 2.02.

“Closing Excess Tangible Book Value” means the Closing Tangible Book Value minus the Target TBV.

“Closing Share Consideration Amount” means $250,000,000.

“Closing Statement” shall have the meaning set forth in Section 2.05(a).

“Closing Tangible Book Value” shall have the meaning set forth on Section 1.01(b) of the Parent Disclosure Schedule, which amount shall be calculated in accordance with the Transaction Accounting Principles.

“Code” means the United States Internal Revenue Code of 1986.

“Companies” and “Company” shall have the meaning set forth in the Recitals.

“Company Benefit Plan” shall have the meaning set forth in Section 3.14(a).

“Company ERISA Affiliate” shall have the meaning set forth in Section 3.14(f).

“Company Group Entity” and “Company Group Entities” shall have the meaning set forth in the Recitals.

“Company Group Entity Plan” shall have the meaning set forth in Section 3.14(a).

“Company Material Adverse Effect” means a material adverse effect on the business, financial condition, operations or results of operations of the Company Group Entities, taken as a whole; provided, however, that no effect resulting from any of the following shall be deemed, either alone or in combination, to contribute to or constitute a Company Material Adverse Effect, or shall otherwise be taken into account in determining whether a Company Material Adverse Effect has occurred or would be reasonably expected to occur: any effect arising out of, resulting from or attributable to (i) the global economy generally or capital or financial markets generally, including interest or exchange rates, inflation, tariffs and credit markets or changes therein, (ii) general economic, regulatory, business, financial market or political conditions in the United States or elsewhere in the world, (iii) conditions generally affecting the reinsurance industry in which the Company Group Entities participate, (iv) any hostilities, act of war, sabotage, terrorism or military actions or any worsening of any such conditions, (v) any changes in applicable Law, GAAP, Applicable SAP or the enforcement or interpretation thereof, (vi) actions required to be taken or omitted pursuant to this Agreement or the Transaction Agreements, (vii) the failure of any Company Group Entity to meet or achieve the results set forth in any internal budget, plan, projection or forecast; provided that this clause (vii) will not prevent a determination that any change, effect or other cause underlying such failure to meet budgets, plans, projections or forecasts has resulted in or contributed to a Company Material Adverse Effect, (viii) the execution, announcement or pendency of this Agreement and the Transaction Agreements and the transactions contemplated hereby and thereby; and (ix) conditions resulting from natural or manmade disasters, including earthquakes, hurricanes, tsunamis, typhoons, blizzards, tornadoes, droughts, floods, cyclones, wildfires, epidemics, pandemics, health crises or disease outbreaks, (including Covid-19) or other acts of God; provided that the matters described in clauses (i)—(iv) and (ix) shall be included and taken into account in the term “Company Material Adverse Effect” to the extent any such matter has a disproportionate adverse impact on the business, financial condition, operations or results of operations of the Company Group Entities, taken as a whole, relative to the other similarly situated participants in the reinsurance industry in which the Company Group Entities participate (only to the extent of such incremental disproportionate adverse impact).

“Company Owned Intellectual Property” means all Intellectual Property owned by any Company Group Entity, in whole or in part, including the Intellectual Property set forth in Section 3.11(a) of the Parent Disclosure Schedule.

“Company Releasee” shall have the meaning set forth in Section 5.09(a).

“Company Software” shall have the meaning set forth in Section 3.11(g).

“Competing Transaction” shall have the meaning set forth in Section 5.19.

“Competitive Business” shall have the meaning set forth in Section 5.13(a)(i).

“Confidentiality Agreement” shall have the meaning set forth in Section 5.05(a).

“Contaminant” shall have the meaning set forth in the Section 3.11(g).

“Contract” means any contract, binding undertaking, agreement, mortgage, indenture, loan, note or bond, whether written or oral, other than any Company Benefit Plan.

“Control,” “Controlled,” and “Controlling” mean, as to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled by,” “under common Control with” and “Controlling” shall have correlative meanings. For purposes of this Agreement, each of the Acquiror and Parent shall be deemed not to be Controlled by any Person.

“Controlled Group Liability” shall have the meaning set forth in Section 3.14(f).

“Coverage Claims” shall have the meaning set forth in Section 5.25.

“Covered Loss” means, as of any date of determination, (x) with respect to any Paid Net Loss or Loss Reserves for which the Acquiror, using reasonable efforts and acting in good faith, reasonably determines in accordance with its ordinary course claims handling practices that the date of loss occurred prior to the Closing Date, 100% of the sum of such Paid Net Loss and Loss Reserves, in each case, as of such date of determination, plus (y) with respect to any Paid Net Loss or Loss Reserves for which the Acquiror, using reasonable efforts and acting in good faith, cannot reasonably determine in accordance with its ordinary course claims handling practices when the date of loss occurred, an amount equal to the sum of the Paid Net Loss and Loss Reserves, in each case, as of such date of determination, where each is multiplied by the relevant Applicable Percentage.

“Validus Holdings” shall have the meaning set forth in the Recitals.

“Validus Specialty” shall have the meaning set forth in the Recitals.

“CS LLC Interests” shall have the meaning set forth in the Recitals.

“CS Parent” shall have the meaning set forth in the Recitals.

“D&O Indemnified Party” shall have the meaning set forth in Section 5.17(a).

“D&O Indemnification Agreements” shall have the meaning set forth in Section 5.17(a).

“D&O Tail Policy” shall have the meaning set forth in Section 5.17(d).

“Debt Commitment Letter” shall have the meaning set forth in Section 4.06(b).

“Debt Financing” shall have the meaning set forth in Section 4.06(b).

“Debt Financing Sources” means each debt provider (including each agent and arranger) that commits to provide to the Acquiror or any of its subsidiaries with, or have otherwise entered into committed agreements with respect to any, Financing (including any permanent financing), including the Lenders, the parties to any commitment letter or other documentation with respect to any Alternative Financing or permanent financing and any amendments, supplements, joinder agreements and definitive documentation relating thereto, together with their respective Affiliates and their and their respective affiliates’ current, former or future officers, directors, employees, partners, trustees, shareholders, equityholders, managers, members, limited partners, controlling persons, agents and Representatives and respective successors and assigns of the foregoing Persons.

“Deferred Payment Amount” means any amount by which the Excess Tangible Book Value exceeds the Pre-Closing Dividend Amount.

“Definitive Agreements” shall have the meaning set forth in Section 5.10(a).

“Deductible” shall have the meaning set forth in Section 10.02(b).

“De-Minimis Threshold” shall have the meaning set forth in Section 10.02(b).

“Direct Parent” shall have the meaning set forth in the Recitals.

“Dispute Notice” shall have the meaning set forth in Section 2.05(c).

“Dividend Payee” shall have the meaning set forth in Section 5.12(a).

“Eligible Insurance Proceeds” has the meaning set forth in Section 10.08(d).

“Eligible Parent D&O Policy” has the meaning set forth in Section 5.10(d).

“Employee” means each employee (i) of any of the Company Group Entities or (ii) of any Affiliate of Parent who, in the case of this clause (ii), is primarily engaged in providing services to, or is dedicated to serving, the Company Group Entities; provided, that, for the avoidance of doubt, the Talbot Treaty Employees shall not be Employees.

“Environmental Laws” means any Law relating to pollution, protection, or preservation of the environment, or hazardous materials.

“Equipment” shall have the meaning set forth in Section 3.19(d).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Estimated Closing Consideration” shall mean an amount determined in U.S. dollars equal to (x) the Base Purchase Price, plus (y) the Estimated Excess Tangible Book Value, less (z) an amount equal to the sum of (1) the Estimated Pre-Closing Dividend Amount and (2) the Estimated Deferred Payment Amount.

“Estimated Deferred Payment Amount” shall have the meaning set forth in Section 2.05(a).

“Estimated Excess Tangible Book Value” shall have the meaning set forth in Section 2.05(a).

“Estimated Loss Reserves” shall have the meaning set forth in Section 2.05(a).

“Estimated Pre-Closing Dividend Amount” shall have the meaning set forth in Section 2.05(a).

“Estimated Tangible Book Value” shall have the meaning set forth in Section 2.05(a).

“Excess Tangible Book Value” shall mean the amount, which may be positive or negative, equal to the Closing Tangible Book Value minus the Target TBV.

“Exchange Act” shall have the meaning set forth in Section 4.08.

“Parent Transaction Affiliate” shall have the meaning in Section 5.10(e)(iii).

“Exclusive Business Confidential Information” means confidential trade secrets, client lists, client identities and information, information regarding service providers, marketing plans, sales plans, management organization information, operating policies or manuals, business plans or operations or techniques, financial records or data, or other financial, commercial, business or technical information (including such information belonging to clients, accounts, suppliers or customers of the business of the Company Group Entities), in each case solely to the extent relating to the Company Group Entities or the business of the Company Group Entities, that Parent or any of its Affiliates have in their possession as of the Closing. Notwithstanding the foregoing, Exclusive Business Confidential Information shall not include any of the aforementioned items which (a) at the time of their disclosure or use are, or thereafter become, publicly known or otherwise available in the public domain other than as a result of any breach or violation of this Agreement by Parent or any of its Affiliates, (b) were disclosed to Parent or any of its Affiliates by a third party not subject to an obligation of confidentiality with respect to such items or (c) are independently developed or discovered without reference to such items by personnel of or on behalf of Parent or any of its Affiliates that were not primarily involved with the business of the Company Group Entities prior to the Closing.

“Existing Ceded Reinsurance Agreements” means all reinsurance agreements as they exist at Closing, inclusive of any amendments or other modifications in respect thereof existing at Closing, entered into by any Reinsurance Entity pursuant to which such Reinsurance Entity has ceded any Subject Business.

“Existing Company Notes” means the 8.875% Notes due 2040 issued by Validus Holdings pursuant to the Indenture, dated as of January 26, 2010, by and between Validus Holdings and The Bank of New York Mellon, as trustee (the “Trustee”), as amended by that First Supplemental Indenture dated as of January 26, 2010, and that Second Supplemental Indenture, dated as of July 26, 2018 (the “Existing Company Notes Indenture”).

“Extra Contractual Obligations” means those liabilities and any other related expenses (including attorneys’ fees) arising from claims which arise from the handling of any claim relating to the Subject Business because of, but not limited to, failure to settle within the policy limit, or by reason of alleged or actual negligence, fraud or bad faith rejecting an offer of settlement or in the preparation of the defense in the trial of any action against its insured or reinsured or in the preparations or prosecution of an appeal consequent upon such action, including any and all losses in excess of policy limits, or any other form of extra contractual damages or liabilities arising out of or relating to acts, errors or omissions, whether or not intentional, in bad faith or otherwise, with respect to the Subject Business, including any act, error or omission relating to the failure to pay, or the delay in payment of, claims, benefits or any other payments due or alleged to be due under the Subject Business; provided that, in no event shall Extra Contractual Obligations include liabilities or related expenses (including attorneys’ fees) arising from the acts or omissions of the Acquiror or its Affiliates (including the Reinsurance Entities) on or after the Closing Date.

“FCPA” shall have the meaning set forth in the definition of “Anti-Corruption Law.”

“Final Closing Consideration” shall mean an amount determined in U.S. dollars equal to (x) the Base Purchase Price plus the Closing Excess Tangible Book Value less (z) an amount equal to the sum of (1) the Pre-Closing Dividend Amount and (2) the Deferred Payment Amount.

“Financial Statements” shall have the meaning set forth in Section 3.06(a).

“Financing” means the Debt Financing and any financing, whether public or private, by the Acquiror for the purpose of funding all or any part of the consideration for the transactions contemplated by this Agreement.

“Financing Amounts” shall have the meaning set forth in Section 4.06(e).

“Financing Assistance” means the following actions of Parent, the Company Group Entities and their respective Representatives:

(a) using commercially reasonable efforts to cause the independent accountants of the Company Group Entities’ to cooperate with the Acquiror and its Affiliates and Representatives in a manner consistent with their customary practice and to participate in customary auditor due diligence calls and provide customary accountants’ “comfort letters” (including customary “negative assurances”) and customary consents to the inclusion of audit reports in connection with the Financing if historical financial statements or other financial information of the business of the Company Group Entities or any of the Company Group Entities are included in any offering documents for the Financing consisting of a securities offering;

(b) using commercially reasonable efforts to provide all documentation and other information about the Company Group Entities required to be delivered pursuant to and within the time periods as set forth in any agreement with the Debt Financing Sources, with respect to “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested in writing no later than ten (10) Business Days prior to the Closing Date;

(c) before distribution of any marketing materials in connection with any syndicated bank financing, using its commercially reasonable efforts to identify that portion of such materials relating to the Company Group Entities that may be distributed to public-side lenders; and

(d) promptly after obtaining knowledge thereof, using commercially reasonable efforts to supplement the written information regarding the Company Group Entities provided pursuant to Section 5.10 to the extent that any such information contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made.

“Financing Sources” means the Debt Financing Sources and Persons that are providing or proposing to provide debt or equity financing to the Acquiror or any of its Affiliates in connection with this Agreement.

“GAAP” means (i) with respect to Validus Reinsurance (Switzerland) Ltd., Switzerland generally accepted accounting principles, and (ii) in all other uses, United States generally accepted accounting principles.

“Governmental Approval” shall have the meaning set forth in Section 3.05.

“Governmental Authority” means any domestic or foreign governmental, legislative, judicial, administrative or regulatory authority (including and for the avoidance of doubt, state insurance regulatory authorities, the Bermuda Monetary Authority, federal and provincial authorities in Canada, Monetary Authority of Singapore and the Swiss Financial Market Supervisory Authority), agency, commission, board, tribunal, body, court, self-regulatory organization, quasi-governmental authority, association or any instrumentality thereof, whether federal, state, local or non-U.S. or any political subdivision thereto, or any arbitral body or panel.

“Governmental Order” means any decision, ruling, order, writ, judgment, injunction, stipulation, determination, decree or award entered by or with any Governmental Authority.

“Hedging Activity” means any forward sale or hedging transaction involving any Acquiror Shares.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Human Capital Pool” shall have the meaning set forth in Section 6.02(m).

“Indebtedness” means, with respect to any Person, consisting of, without duplication, as of any date of determination: (a) any obligations of such Person for borrowed money (including all obligations for principal, interest, interest premiums, penalties, expenses, bank overdrafts and commitment, breakage or other fees thereunder), (b) any obligations of such Person evidenced by bonds, notes, debentures, letters of credit or similar instruments, and (c) any accrued interest, premiums, penalties, breakages, “make whole amounts” and other obligations of such Person relating to the foregoing that would be payable in connection with the repayment of the foregoing; provided, however that clauses (a) through (g) shall not include any Intercompany Agreements with respect to Indebtedness or any AIG Intercompany Notes.

“Indemnified Party” shall have the meaning set forth in Section 10.04(a).

“Indemnifying Party” shall have the meaning set forth in Section 10.04(a).

“Indemnity Base” shall mean the Purchase Price.

“Independent Accounting Firm” means an independent and nationally recognized accounting firm upon which the Acquiror and Parent mutually agree in writing, or failing such mutual agreement, within twenty (20) Business Days after the Acquiror and Parent are first required to appoint an Independent Accounting Firm under this Agreement, an independent and nationally recognized accounting firm selected by the New York City office of the American Arbitration Association upon the request of the Acquiror and Parent.

“Independent Actuary” means an actuarial firm of national reputation, as mutually agreed by the Acquiror and the Parent; provided that, if the Acquiror and the Parent are unable to mutually agree upon such actuarial firm within ten (10) calendar days, the Acquiror and the Parent shall each propose two actuarial firms of national reputation in order to create a list of four such actuarial firms, and the Acquiror and the Parent shall alternately strike firms from the list until only one name remains, with such remaining firm being designated the Independent Actuary hereunder. The party who strikes the first name shall be determined by lot.

“Initial Outside Date” shall mean the first Business Day that is nine (9) months following the date of this Agreement.

“Insurance Act” shall have the meaning set forth in Section 3.10(b).

“Intellectual Property” means any intellectual property, and all proprietary rights therein and thereto throughout the world, including all of the following: (a) patents, patent applications and statutory invention registrations, including reissues, divisions, continuations, continuations in part, renewals, extensions and reexaminations thereof; (b) trademarks, service marks, trade dress, logos, trade names, corporate names and going business designations, registrations and applications for registration of any of the foregoing, and all goodwill associated with any of the foregoing (collectively, “Trademarks”); (c) data and database rights, copyrights, whether or not registered, and registrations and applications for registration thereof, including moral rights of authors; (d) inventions and trade secrets, including proprietary information, processes and know-how that qualify as trade secrets under applicable law; (e) Software; and (f) Internet domain names.

“Intercompany Agreement Schedule” shall have the meaning set forth in Section 5.07(a).

“Intercompany Agreements” means Contracts, agreements, notes, leases, licenses and other instruments between (i) any Company Group Entity, on the one hand, and (ii) Parent or any of its Affiliates (other than any of the Company Group Entities), on the other hand; provided, that “Intercompany Agreements” shall exclude in all cases the AIG Intercompany Notes.

“Intercompany Payables” means all account, note or loan payables and all advances (cash or otherwise) or any other extensions of credit that are payable by any Company Group Entity, on the one hand, to (i) any Company Group Entity, on the one hand, or (ii) Parent or any of its current or former Affiliates (other than any of the Company Group Entities), on the other hand; provided, that “Intercompany Payables” shall exclude in all cases amounts payable pursuant to a Surviving Intercompany Agreement or the AIG Intercompany Notes.

“Intercompany Receivables” means all account, note or loan payables and all advances (cash or otherwise) or any other extensions of credit that are receivable by any Company Group Entity, on the one hand, from Parent or any of its Affiliates (other than any of the Company Group Entities), on the other hand; provided, that “Intercompany Receivables” shall exclude in all cases amounts receivable pursuant to a Surviving Intercompany Agreement or the AIG Intercompany Notes.

“Interim Financial Statements” shall have the meaning set forth in Section 3.06(a).

“Interim Non-RE Financial Statements” shall have the meaning set forth in Section 3.06(a).

“Interim RE Financial Statements” shall have the meaning set forth in Section 3.06(a).

“Investment Assets” shall have the meaning set forth in Section 3.17.

“IRS” means the U.S. Internal Revenue Service.

“IT Systems” means the computer, communications and network systems (both desktop and enterprise-wide), Software, hardware, interfaces, related systems and other information technology equipment used by any Company Group Entity in its business or operations.

“Knowledge of Parent” means the actual knowledge of any Person listed in Section 1.01(a) of the Parent Disclosure Schedule.

“Knowledge of the Acquiror” means the actual knowledge of any Person listed in Section 1.01(b) of the Acquiror Disclosure Schedule.

“Law” means any federal, state, local, municipal, foreign or supernational or other law, statute or ordinance, or any rule, code, treaty, principal of common law, constitution, regulation, administrative interpretation, or agency requirement of or adopted by any Governmental Authority.

“Leased Real Properties” means all real property with respect to which any Company Group Entity holds a leasehold or subleasehold estate or is otherwise granted the right to use or occupy, in each case with annual rental payments in excess of $100,000.

“Lenders” shall have the meaning set forth in Section 4.06(b).

“Letters of Credit” shall have the meaning set forth in Section 3.06(i).

“Liabilities” and “Liability” shall have the meaning set forth in Section 3.25.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, encroachment, lien, charge of any kind, option, easement, purchase right, conditional sale agreement, covenant or other similar restriction (including restrictions on transfer).

“Lock-Up Shares” shall have the meaning set forth in Section 5.24.

“Loss Reserves” means, as of any date of determination, the reserves with respect to the Subject Business as of such date of determination, including reserves for losses reported and outstanding (inclusive of reserves for any profits commissions and no claims bonuses (or similar loss sensitive features)), without duplication, reserves for Allocated Loss Adjustment Expenses and reserves for losses incurred but not reported, in each case to the extent allocable to the Net Retained Line and calculated based on the actuarial reports of the Reinsurance Entities and their Affiliates’ prepared for purposes of the Reinsurance Entities’ ordinary course statutory financial reporting.

“Losses” (except as used in Section 2.09) means any and all losses, damages, deficiencies, costs, expenses, Liabilities, settlement payments, Taxes, awards, judgments, fines, and any interest and penalties relating to the foregoing (including reasonable and documented legal fees (including court and attorneys’ and other professionals’ fees) and expenses and out-of-pocket costs of investigation, collection or enforcement of any provision of this Agreement).

“Losses” (solely as used in Section 2.09) means an amount equal to the sum of (i) the amount of liability paid or to be paid by the Reinsurance Entities from and after the Closing Date with respect to claims, including any settlements or compromises or disputed claims and including any profits commissions and no claims bonuses (or similar loss sensitive features), in each case, arising out of or relating to the Subject Business, including any Extra-Contractual Obligations, plus (ii) Allocated Loss Adjustment Expenses paid or to be paid with respect to Subject Business.

“Made Available to the Acquiror” means, with respect to any Contract, Permit, or other document or instrument, that a legible copy of such Contract, Permit, document or instrument has been posted to the Virtual Data Room as of 11:59 PM New York City time on May 20, 2023.

“Material Contract” means any Contract of any of the following types to which any Company Group Entity is a party as of the date hereof (other than a Company Benefit Plan):

(i) any Material Reinsurance Contract;

(ii) any Contract that calls for the payment by or on behalf of any Company Group Entity in excess of ten million dollars ($10,000,000) million per annum;

(iii) any Contract relating to any Indebtedness in an aggregate principal amount in excess of ten million dollars ($10,000,000) (other than between or among Company Group Entities);

(iv) any Contract (including letters of intent) for or entered into in connection with the acquisition or disposition of assets or capital stock outside the Ordinary Course of Business (whether by merger, sale of stock, sale of assets or otherwise), and that has material ongoing obligations;

(v) the Real Property Leases;

(vi) any joint venture Contract, similar partnership agreement, strategic alliance or similar limited liability company agreement with a third party (including any Contract providing for the sharing of profits of any Company Group Entity with such third party or other similar agreement) (in each case, other than with respect to a Transferred Subsidiary);

(vii) any Contract requiring capital expenditures in an annual amount in excess of $2.5 million;

(viii) any Contract containing covenants expressly limiting the freedom of any Company Group Entity to compete with any Person or engage in any business, including any product line or line of business, or operate in any jurisdiction, in each case, in a manner that is material to the Company Group Entities (taken as a whole);

(ix) any Contract containing a most favored nation, most favored customer, right of first offer, right of first refusal or similar obligation or that provide for any Company Group Entity to be the exclusive provider of any product or service obligation requiring any Company Group Entity to conduct business on an exclusive basis, in each case, in a manner that is material to the Company Group Entities (taken as a whole);

(x) any Contract pursuant to which any Company Group Entity (a) grants a right, license or covenant not to sue or similar rights or covenants with respect to any material Company Owned Intellectual Property or (b) is granted a license, covenant not to sue or similar rights or covenants with respect to any Intellectual Property of a third Person that is material to the Company Group Entities, in each case other than end-user licenses to commercially available Software or online service;

(xi) any Contract that provides for earn-outs or other similar contingent payment obligations to be paid by a Company Group Entity or the payment of any deferred purchase price by a Company Group Entity, in each case, that are material to the Company Group Entities (taken as a whole);

(xii) any Contract involving any resolution, settlement, or waiver of any actual or threatened Action with material ongoing obligations of a Company Group Entity; and

(xiii) any stockholder, investor rights, registration rights or similar Contract relating to a Company Group Entity.

“Material Reinsurance Contracts” means all Reinsurance Contracts that were entered into or assumed by a Reinsurance Entity prior to the date of this Agreement under or in connection with which such Reinsurance Entity has assumed any insurance or reinsurance risk (i) from insurers or other reinsurers, in each case that have an annual premium associated therewith that is greater or equal to $50 million or (ii) from any Affiliate of Parent.

“Materials” shall have the meaning set forth in Section 5.08(c).

“Net Retained Line” means the portion of the Reinsurance Entities’ liabilities on, under or in respect of the Subject Business that is net of amounts actually collected by the Reinsurance Entities under Existing Ceded Reinsurance Agreements.

“New York Courts” shall have the meaning set forth in Section 11.09(a).

“Non-Company Group Benefit Plan” shall have the meaning set forth in Section 3.14(a).

“Non-U.S. Plan” shall have the meaning set forth in Section 3.14(n).

“Notice of Insurance” shall have the meaning set forth in Section 10.08(d).

“OECD Convention” shall have the meaning set forth in the definition of “Anti-Corruption Law.”

“Open Source License” means any license that is identified as an open source software license by the Open Source Initiative (http://www.opensource.org/licenses/) or any similar license or licensing model.

“Ordinary Course of Business” with respect to a Person means the ordinary course of business of such Person consistent with past practice.

“Other Business” means the business of the Affiliates of the Parent other than the Company Group Entities.

“Outside Date” shall have the meaning set forth in Section 9.01(b).

“Paid Net Loss” means, with respect to any date of determination, an amount equal to the sum of (i) actual paid Losses from the Closing Date to such date of determination, but only insofar as such Losses are allocable to the Net Retained Line less (ii) Recoveries from the Closing Date to such date of determination, but only to the extent allocable to the Net Retained Line, less (iii) any amounts other than Recoveries actually received by the Reinsurance Entities and their Affiliates in respect of the Subject Business, including without limitation reinstatement premiums, from the Closing date to such date of determination, but only to the extent allocable to the Net Retained Line.

“Parent” shall have the meaning set forth in the Preamble.

“Parent’s Allocation Notice” shall have the meaning set forth in Section 2.07(b).

“Parent Confidentiality Agreement” shall have the meaning set forth in Section 5.16.

“Parent Disclosure Schedule” shall have the meaning set forth in the first paragraph of Article III.

“Parent’s FSA” shall have the meaning set forth in Section 6.02(j).

“Parent Fundamental Representations” means the representations and warranties made in Section 3.01, first sentence of Section 3.02 (solely with respect to the Companies), Section 3.03 (solely with respect to the Companies), Section 3.04(a) (solely with respect to the Companies) and Section 3.23.

“Parent Indemnified Parties” shall have the meaning set forth in Section 10.03(a).

“Parent’s Names and Marks” means the names “AIG”or any derivative or variation thereof, and any Trademarks confusingly similar to such name.

“Parent Releasee” shall have the meaning set forth in Section 5.09(b).

“Parent Releasor” shall have the meaning set forth in Section 5.09(a).

“Parent Restructuring Plan” shall have the meaning set forth in Section 5.27.

“Parent Restructuring Transactions” shall have the meaning set forth in Section 5.27.

“Parent Severance Plans” shall have the meaning set forth in Section 6.02(h).

“Parent Transaction Affiliate” shall have the meaning in Section 3.01(b).

“Permits” means any governmental qualifications, registrations, filings, licenses, permits, approvals, certifications, permissions, consents, franchises, concessions, variances, exemptions, waivers, orders or authorizations issued or granted by Governmental Authorities.

“Permitted Liens” means the following Liens: (a) Liens for Taxes, assessments or other governmental charges or levies that are not yet due or payable or that are being contested in good faith by appropriate proceedings; (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, repairmen and other Liens arising in the Ordinary Course of Business or imposed by Law; (c) Liens incurred or deposits made to a Governmental Authority in connection with a governmental authorization, registration, filing, license, permit or approval; (d) Liens incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance or other types of social security; (e) defects of title, easements, rights-of-way, covenants, restrictions and other similar charges or encumbrances not materially interfering with the ordinary conduct of business or which are shown by a current title report or other similar report or listing Made Available to the Acquiror; (f) Liens not created by any Company Group Entity that affect the underlying fee interest of any Leased Real Property; (g) all non-exclusive licenses, agreements, settlements, consents, covenants not to assert and other similar arrangements with respect to Intellectual Property that are granted by a Company Group Entity in the Ordinary Course of Business; (h) zoning, building and other generally applicable land use restrictions; provided, however, that such restrictions do not materially interfere with the present use of the relevant Leased Real Property by any Company Group Entity; (i) any set of facts an accurate up-to-date survey would show; provided, however, that such facts do not materially interfere with the present use of the relevant Leased Real Property by any Company Group Entity; (j) Liens or other restrictions on transfer imposed by applicable insurance Laws; (k) pledges or other collateral assignments of assets, including by means of a credit for reinsurance trust, to or for the benefit of cedants under reinsurance written by a Reinsurance Entity for purposes of statutory accounting credit; and (l) clearing and settlement Liens on securities and other investment properties incurred in the ordinary course of clearing and settlement transactions in such securities and other investment properties and holding of legal title or other interests in securities or other investment properties by custodians or depositories in the Ordinary Course of Business.

“Person” means any natural person, general or limited partnership, corporation, limited liability company, limited liability partnership, firm, association or organization or other legal entity, including a Governmental Authority.

“Personal Data” means the same as “personal data,” “personal information,” “non-public personal information,” or the equivalent under any Privacy Laws.

“Post-Closing Covenants” shall have the meaning set forth in Section 10.01.

“Post-Closing Taxable Period” means any taxable period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Covenants” shall have the meaning set forth in Section 10.01.

“Pre-Closing Dividend” shall have the meaning set forth in Section 5.12(a).

“Pre-Closing Dividend Amount” shall mean the value as of the date such dividend(s) is made, of the assets, cash or securities constituting the dividend pursuant to Section 5.12, determined in accordance with Transaction Accounting Principles.

“Pre-Closing Taxable Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Preliminary Deferred Payment Amount” shall have the meaning set forth in Section 2.05(b)(iii).

“Preliminary Excess Tangible Book Value” shall have the meaning set forth in Section 2.05(b)(iii).

“Preliminary Loss Reserves” shall have the meaning set forth in Section 2.05(b)(iv).

“Preliminary Pre-Closing Dividend Amount” shall have the meaning set forth in Section 2.05(b)(i).

“Preliminary Statement” shall have the meaning set forth in Section 2.05(b).

“Preliminary Tangible Book Value” shall have the meaning set forth in Section 2.05(b)(ii).

“Privacy Laws” means all applicable Laws related to data protection, data privacy and data security in the United States of America, the European Union, Switzerland, the United Kingdom or elsewhere in the world.

“Processing” means any operation or set of operations which is performed on Personal Data.

“Pro Forma Financial Statements” shall have the meaning in Section 3.06(a).

“Producer” means each insurance agent, broker, marketer, underwriter, wholesaler, distributor, reinsurance intermediary or other producer that wrote, sold, produced or marketed any Reinsurance Contracts for a Reinsurance Entity.

“Prohibited Modification” shall have the meaning set forth in Section 5.09(b).

“Purchase Price” shall mean the Final Closing Consideration (as adjusted pursuant to Section 2.05(g) and Section 2.05(h)).

“Qualifying Post-Closing Termination” shall have the meaning set forth in Section 6.02(h).

“Quarter-End Loss Reserves” means, with respect to any calendar quarter, an amount equal to the best estimate of Loss Reserves as of the last day of such calendar quarter.

“Quarterly Report” shall have the meaning specified in Section 2.09(a).

“Real Property Leases” means any lease, sublease, sub-sublease or license, including all written modifications, amendments, supplements, waivers, side letters and guaranties thereto for any of the Leased Real Properties.

“Recoveries” means salvage and subrogation amounts actually recovered by the Reinsurance Entities and their Affiliates in respect of Losses. “Recoveries” do not include recoveries under Existing Ceded Reinsurance Agreements.

“Redemption” has the meaning set forth in Section 5.30.

“Registered Intellectual Property” means registered copyrights, registered Internet domain names, registered Trademarks, issued patents, and/or any pending applications for any of the foregoing.

“Registration Rights Agreement” has the meaning set forth in Section 5.24.

“Regulatory Condition” means any action, restriction, condition or other requirement imposed by a Governmental Authority with respect to the matters set forth in Section 5.06.

“Reinsurance Contract” means any insurance or ceded or assumed (re)insurance policy, binder, slip or Contract entered into, issued, acquired, reinsured, assumed or administered by a Reinsurance Entity or by or to which a Reinsurance Entity is subject (including, for the avoidance of doubt, any parametric policy, loss portfolio transfer agreement, industry loss warranty, fronting agreement, alternative risk transfer structure, derivative contract entered into therewith or other financial product of the type issued by a reinsurance or insurance company and each other Contract relating to the third party capital business of any of the Company Group Entities, including any derivative contracts, trust agreements, subscription agreements or other agreements entered in connection therewith) that is (a) in force on the date of this Agreement or entered into prior to the Closing by a Company Group Entity in compliance with Section 5.01, and remains in force as of the Closing or (b) terminated or expired but under which the ceding company thereto may continue to receive reinsurance coverage, together, in each case, with all renewals, extensions or reinstatements thereof and all binders, slips, undertakings, cover notes, riders, endorsements, facultative certificates, amendments, commutation agreements, termination amendments and reinsurance trust, collateral management and other ancillary agreements issued or entered into in connection with the foregoing; provided, however, that Reinsurance Contracts shall not include Intercompany Agreements (other than Surviving Intercompany Agreements that are Reinsurance Contracts as defined above).

“Reinsurance Entity” shall have the meaning set forth in Section 3.06(a).

“Representation and Authorization Letter” means a customary representation and authorization letter (which shall include a representation to the Debt Financing Sources (x) that the public side versions of such documents, if any, do not include material non-public information about the business of the Company Group Entities, any of the Company Group Entities, or their respective securities and (y) as to the accuracy of the information contained in the disclosure and marketing materials related to the debt financing and the Required Financial Information).

“Representative” of a Person means a director, officer, employee, adviser, agent, consultant, accountant, investment banker or other representative of such Person.

“Required Dividend Regulatory Approvals” shall have the meaning set forth in Section 5.12(a).

“Required Financial Information” has the meaning set forth in Section 5.10(a)(iii).

“Reserve Cover Amount” means, with respect to any calendar year, an amount, which may be positive or negative, equal to result of (a) – (b) – (c), where:

(a) is the Baseline Loss Reserves;

(b) is the Year-End Covered Losses as of the end of such year; and

(c) is the sum, which may be positive or negative, of the Reserve Cover Amount as of the end of each calendar year from the Closing Date to but excluding such calendar year. For purposes of the year ending December 31, 2024, this clause (c) shall be zero (0).

“Reserve Dispute Notice” shall have the meaning specified in Section 2.09(c).

“Reserve Settlement Amount” means (a) if the Reserve Cover Amount is greater than or equal to zero, an amount equal to (i) the Reserve Cover Amount, multiplied by (ii) ninety-five percent (95%), and (b) if the Reserve Cover Amount is negative, an amount equal to (i) the absolute value of the Reserve Cover Amount, multiplied by (ii) ninety-five percent (95%).

“Restrictive Legend” shall have the meaning set forth in Section 2.04(b)(ii).

“Retained Employee” shall have the meaning set forth in Section 6.01(c).

“Retention Agreements” shall have the meaning set forth in Section 6.02(k).

“Returned Letters of Credit” shall have the meaning set forth in Section 5.11(a).

“Sale” shall have the meaning set forth in the Recitals.

“SEC” means U.S. Securities and Exchange Commission.

“Section 245A Election” shall have the meaning set forth in Section 7.05(b).

“Section 338(h)(10) Election” shall have the meaning set forth in Section 7.05(a).

“Section 338(h)(10) Forms” shall have the meaning set forth in Section 7.05(c).

“Section 338(h)(10) Subsidiaries” means all (directly or indirectly) wholly owned Subsidiaries of CS Parent as of immediately prior to the Closing that are classified as corporations for U.S. federal income Tax purposes.

“Securities Act” means the Securities Act of 1933.

“Shared Reinsurance” means Existing Ceded Reinsurance Agreements that reinsure both the Subject Business, on the one hand, and the Other Business, on the other hand.

“Shares” shall have the meaning set forth in the Recitals.

“Software” means computer software code, applications, utilities, development tools, diagnostics, databases, data structures, interfaces and embedded systems, whether in source code, interpreted code, object code or other form.

“Specified Date” shall have the meaning set forth in Section 9.01(b).

“Specified Item” shall have the meaning specified in Section 2.09(b).

“Specified Tax Elections” shall have the meaning set forth in Section 7.05(b).

“Statutory Statements” shall have the meaning set forth in Section 3.06(c).

“Straddle Period” means any taxable period that begins on or before and ends after the Closing Date.

“Straddle Period Return” shall have the meaning set forth in Section 7.01(b).

“Strategic Partnerships” means the Persons set forth on Schedule III.

“Subject Business” means the business comprised of all insurance and reinsurance contracts that were issued or assumed by a Reinsurance Entity (including the entire term of multi-year policies or contracts) prior to the Closing Date on the terms as in effect at Closing; provided that such contracts may be transferred to an insurance or reinsurance company of Acquiror and still qualify as Subject Business.

“Subscriber” shall have the meaning set forth in Section 5.29.

“Subsequent Loss” shall have the meaning set forth in Section 7.06(b).

“Subsidiary” of any Person means any corporation, general or limited partnership, joint venture, limited liability company, limited liability partnership or other Person that is a legal entity, trust or estate of which (or in which) (a) the issued and outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors (or a majority of another body performing similar functions) of such corporation or other Person (irrespective of whether at the time Capital Stock of any other class or classes of such corporation or other Person shall or might have voting power upon the occurrence of any contingency), (b) more than 50% of the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) more than 50% of the beneficial interest in such trust or estate, is at the time of determination directly or indirectly beneficially owned by such Person.

“Survival Period” shall have the meaning set forth in Section 10.01.

“Surviving Intercompany Agreements” shall have the meaning set forth in Section 5.07(b).

“Talbot” means Talbot Underwriting Limited (for and on behalf of the Members of Syndicate 1183).

“Talbot Reinsured Contracts” has the meaning set forth in Schedule IV.

“Talbot Transferred Assets” has the meaning set forth in Schedule IV.

“Talbot Treaty Employee” means each employee of Talbot who is primarily engaged in providing services to, or is dedicated to serving, the Assumed Reinsurance Treaty Unit of Talbot.

“Target TBV” means two billion one hundred million dollars ($2,100,000,000).

“Tax” or “Taxes” means all federal, state, local or foreign taxes, charges, payments in lieu of taxes, levies, customs, government fee, duties or other similar assessments, fees or charges of any kind whatsoever, including all income, severance, windfall profits, gross receipts, capital gains, sales, use, ad valorem, value added, transfer, harmonized sales, goods and services, licenses, franchise, profits, premium, alternative or add-on minimum, single business, margin, inventory, capital stock, bulk, production, recording, registration, mortgage, stamp, real estate, excise, withholding, payroll, employment, social security (or similar), environmental, unemployment, occupation, real property, personal property, intangible property, estimated taxes and all interest, penalties, fines, additions to tax and additional amounts imposed by any Tax Authority with respect thereto.

“Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Proceeding” shall have the meaning set forth in Section 7.03(b).

“Tax Regulations” means the Income Tax Regulations, CRC, c 945.

“Tax Returns” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) filed with, supplied to or required to be filed with or supplied to a Tax Authority relating to Taxes, including any amendment thereof.

“TBV True-Up Contribution” shall have the meaning set forth in Section 5.26.

“Terminated or Replaced Letters of Credit” shall have the meaning set forth in Section 5.11(a).

“Third Party Claim” shall have the meaning set forth in Section 10.04(a).

“Third Party Consent” shall have the meaning set forth in Section 5.06(d).

“Trademarks” shall have the meaning set forth in the definition of “Intellectual Property.”

“Transaction Accounting Principles” shall have the meaning set forth in Section 2.06.

“Transaction Agreements” shall have the meaning set forth in Section 2.04(a)(ii).

“Transferred Subsidiaries” shall have the meaning set forth in the Recitals.

“Transfer Taxes” means all U.S. federal, provincial, territorial, state, local and non-U.S. excise, sales, use, transfer (including real property transfer, personal property transfer, and intangible property transfer), stamp, gross receipts, duty, documentary, registration, filing, recordation and other similar Taxes and fees (other than VAT/GST) that may be imposed or assessed in connection with the transactions contemplated under this Agreement, together with any interest, additions or penalties.

“Transition Services Agreement” shall have the meaning set forth in Section 5.21.

“Treasury Regulations Section 1.245A-5 Subsidiary” shall have the meaning set forth in Section 7.05(a).

“Unallocated Expenses” means the internal expenses (including personnel costs, overhead and general operating expenses) incurred by the Reinsurance Entities or their Affiliates in connection with administering the claims operations that manage, adjust and otherwise resolve the claims arising out of the Subject Business, but which are not allocated to any such claims under the Reinsurance Entities’ practices as of the Closing Date (or any other subsequent practice to the extent (x) the Parent is provided advance written notice thereof and (y) such new or modified practice is substantially consistent with the Reinsurance Entities’ then-current practices used for similar services the Reinsurance Entities’ and their Affiliates’ other businesses).

“Unaudited Financial Statements” shall have the meaning set forth in Section 3.06(a).

“U.S. Adviser” shall have the meaning set forth in Section 5.32(a).

“U.S. Tax Resident” shall have the meaning set forth in Section 7.05(b).

“VAT/GST” means the Tax imposed in accordance with Directive 2006/112/EC and any permitted derogations therefrom, as well as any equivalent or similar Tax imposed under the laws of any jurisdiction that is not a Member State of the European Union, or any goods and services or similar Taxes, in each case, together with any interest, additions or penalties. For the avoidance of doubt, the term “VAT/GST” shall not include any sales or use Tax imposed by any state or political subdivision of the United States.

“Virtual Data Room” means the virtual data room maintained by Smartroom containing documents and information relating to the Company Group Entities and the transactions contemplated by this Agreement, and made available in electronic form to the Acquiror and its Representatives.

“WARN Act” shall have the meaning set forth in Section 3.15(f).

“Willful Breach” means a material breach of any covenant or agreement set forth in this Agreement that is a consequence of an act undertaken, or failure to act, by the breaching party where the breaching party actually knows that the taking of such act, or failure to act, would result, or would reasonably be expected to result, in such material breach.

“Year-End Covered Losses” means, with respect to any calendar year, an amount equal to the Covered Loss as of the last day of such calendar year.

“Year-End Loss Reserves” means, with respect to any calendar year, an amount equal to the best estimate of Loss Reserves as of the last day of such calendar year.